Exhibit 10.18

Execution Copy

REFINING CONTRIBUTION AGREEMENT

BY AND AMONG

PHILADELPHIA ENERGY SOLUTIONS LLC,

SUNOCO, INC.

AND

CARLYLE PES, L.L.C.

DATED AS OF JULY 2, 2012

i

Exhibits

Exhibit A	Advisory Agreement Term Sheet
Exhibit B	Amended & Restated NewCo LLC Agreement
Exhibit C	Line-Fill Promissory Note Term Sheet
Exhibit D	Registration Rights Agreement Term Sheet
Exhibit E	Retail Agreement Term Sheet
Exhibit F	SXL Agreements Term Sheet
Exhibit G	TSA Term Sheet
Exhibit H	In-Process Promissory Note Term Sheet
Exhibit I	Cross License Agreement
Exhibit J	Omitted
Exhibit K	Bill of Sale
Exhibit L	Assumption Agreement
Exhibit M	Service Mark Coordination Agreement
Exhibit N	Plan of Refinery Owned Real Property

v

REFINING CONTRIBUTION AGREEMENT

This Refining Contribution Agreement (this “Agreement”) dated as of July 2, 2012 is made by and among Philadelphia Energy Solutions LLC, a Delaware limited liability company (“NewCo”), Sunoco, Inc., a Pennsylvania corporation (“Sunoco”), and Carlyle PES, L.L.C., a Delaware limited liability company (“TCG”, and collectively, the “Parties”).

RECITALS

WHEREAS, Sunoco and the Contributing Subsidiaries are, among other things, engaged in the Refinery Business;

WHEREAS, the Refinery Business is comprised of certain assets and liabilities that are currently part of Sunoco and the Contributing Subsidiaries;

WHEREAS, on June 12, 2012, Sunoco, TCG US and TCG Co-Invest formed NewCo, with Sunoco owning 49% of the equity interests in NewCo and TCG US and TCG Co-Invest collectively owning 51% of the equity interests in NewCo;

WHEREAS, the Parties desire for TCG to own two-thirds of the equity interests in NewCo and Sunoco to own one-thirds of the equity interests in NewCo immediately following the Closing, as more fully described in and subject to the terms and conditions of this Agreement and the Related Agreements;

WHEREAS, Sunoco desires to, and to cause the Contributing Subsidiaries to, contribute, convey, transfer, assign and deliver to NewCo, and NewCo desires to accept and assume from Sunoco and the Contributing Subsidiaries, the Refinery and certain assets, liabilities and employees relating thereto, in each case as more fully described in and subject to the terms and conditions of this Agreement;

WHEREAS, TCG desires to contribute to NewCo, and NewCo desires to accept from TCG, $175,000,000 in cash as more fully described and subject to the terms and conditions of this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Sunoco’s willingness to enter into this Agreement, TCG US and Carlyle Energy Mezzanine Opportunities Fund, L.P. (collectively, the “Guarantor”) is entering into a limited guaranty in favor of Sunoco (the “Guaranty”) pursuant to which the Guarantor has guaranteed certain obligations of TCG as more fully described in and subject to the terms and conditions of the Guaranty; and

WHEREAS, in connection with the transactions set forth in the foregoing recitals, the Parties desire to enter into certain other agreements.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and mutual covenants of the Parties, and upon the terms and subject to the conditions set forth herein, the Parties intending to be legally bound, agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1            Defined Terms. Capitalized terms used in this Agreement have the meanings ascribed to them below.

“2012 Unused Vacation” has the meaning set forth in Section 7.2(f).

“2012 Vacation Entitlement” has the meaning set forth in Section 7.2(f).

“Accessor” means reputable third-party inspection company to be identified prior to the Closing as mutually and reasonably agreed by Sunoco and TCG.

“Acquired Employees” has the meaning set forth in Section 7.1(a).

“Actual In-Process Amount” has the meaning set forth in Section 2.9(b).

“Actual Line-Fill Amount” has the meaning set forth in Section 2.9(b).

“Advisory Agreement” means an advisory agreement by and among NewCo, TCG and Sunoco that is based upon and reflects the terms set forth as Exhibit A.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, unless otherwise expressly stated, (i) SXL shall not be deemed to be an Affiliate of Sunoco and (ii) NewCo shall not be deemed to be an Affiliate of either Sunoco or TCG.

“Agreement” has the meaning set forth in the preamble.

“Amended & Restated NewCo LLC Agreement” means the amended and restated limited liability company agreement of NewCo substantially in the form attached hereto as Exhibit B.

“Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other laws and orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, whether in the United States or elsewhere.

“Assumed Liabilities” has the meaning set forth in Section 2.5.

“Authorization” means any franchise, permit, including any Refinery Permit, license, authorization, order, certificate, registration, exemption, approval, expiration or termination of any waiting period (including the waiting period under the HSR Act) right or other consent or approval granted or issued by any Governmental Authority pursuant to any Law.

“Banked Vacation” has the meaning set forth in Section 7.2(f).

“Baseline Amount” means a value in Dollars equal to the value of a normal operating volume amount of In-Process Inventory at the market prices therefor at the Closing, in each case as determined by the Parties prior to the Closing in connection with the determination of the procedures contemplated by Section 2.9(a)(ii) no later than three (3) Business Days prior to the Closing.

“Basket” means an amount equal to $100,000.

“Benefit Plan” means the following, whether written or oral: (i) any nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan; (ii) any qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan; (iii) any qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan; (iv) any Employee Welfare Benefit Plan or fringe benefit plan or program; (v) any profit sharing, bonus, phantom stock, stock appreciation right, stock option, stock purchase, stock grant, indemnification, consulting, retention, employment, change in control, collective bargaining, severance or incentive plan, agreement or arrangement; or (vi) any plan, agreement or arrangement providing benefits related to clubs, vacation, childcare, parenting, sabbatical or sick leave.

“Business Day” means any day other than Saturday, Sunday or a day on which banks located in New York, New York and Philadelphia, Pennsylvania are authorized or obligated to close.

“Buyer/Seller Agreement” means the agreement by and among the Pennsylvania Department of Environmental Protection, NewCo, and any other applicable Governmental Authority that provides that NewCo will not incur, as a result of acquiring the Refinery, Environmental Liability for Remediation under CERCLA or RCRA or analogous state laws that are attributable to refining, refining-related or other activities conducted at the Refinery any time prior to the Closing.

“CBAs” means, collectively, all collective bargaining agreements or other Contracts between Sunoco or any of the Contributing Subsidiaries, on the one hand, and the Union or any other labor union, on the other hand, and all existing contract extension agreements, memoranda of agreement, letters of understanding and similar agreements and instruments with the Union, including for the avoidance of doubt, the NewCo USW Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“Claim” means (i) any demand, claim, complaint or notice of grievance, (ii) the threatening or commencement of any Proceeding for any Loss, specific performance, injunctive relief, remediation or other equitable relief or (iii) any charge or notice of violation or similar action issued by a Governmental Authority, in each of cases (i), (ii) or (iii), whether or not ultimately determined to be valid.

“Clearance Certificate” has the meaning set forth in Section 8.4(c).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Payment Amount” means the Estimated In-Process Amount, provided, however, that the Closing Payment Amount shall not exceed the Baseline Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” shall have the meaning set forth in the Amended & Restated NewCo LLC Agreement.

“Company Benefit Plans” has the meaning set forth in Section 4.11(a).

“Confidential Information” has the meaning set forth in Section 11.8.

“Consent Decree” means any Order, consent decree, administrative consent order or any other legally binding agreement or order currently in effect and issued by, or entered into with, any applicable Governmental Authority prior to the Closing with respect to Liabilities arising pursuant to any Environmental Law relating to the ownership or use of any of the Refinery Assets or the Refinery Business, or the operation of any part of the Refinery Business prior to the Closing Date.

“Construction or Development” means all of those actions or projects consisting of, related to or associated with (i) constructing and developing improvements to the Refinery and (ii) installing new operations, businesses or processes at the Refinery that are related to the Refinery Business, the energy industry generally and the chemical industry.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Related Agreements.

“Contract” means any agreement, contract, instrument, lease, arrangement, or undertaking, including any purchase order or work order.

“Contributing Subsidiaries” means each of Atlantic Refining and Marketing Corp., a Delaware corporation, Sun International Limited, a Bermuda limited corporation (“SIL”), Sunoco Power Marketing LLC, a Pennsylvania limited liability company, Sunoco Inc. (R&M), a Pennsylvania corporation, Sunmarks, LLC, a Delaware limited liability company, and Sun Services Corporation, a Pennsylvania corporation.

“Credit Support Arrangements” has the meaning set forth in Section 8.13.

“Cross License Agreement” means the cross license agreement that is based upon and reflects the terms set forth as Exhibit I.

“Crude Purchase Obligations” means any Refinery Contracts pursuant to which Sunoco or any of the Contributing Subsidiaries is obligated to purchase Upstream Inventory but for which it has not acquired such Upstream Inventory as of the Closing.

“Customs” has the meaning set forth in Section 8.11.

“Debt Financing” has the meaning set forth in Section 5.4.

“Debt Financing Sources” means the lenders party to the JPM Commitment Letter, or any arranger or agent in connection therewith, in each case together with their Affiliates, officers, directors, employees and Representatives involved in any Debt Financing and their respective successors and assigns.

“Debt Term Sheet” has the meaning set forth in Section 5.4.

“Deeds” means one or more properly executed and acknowledged special warranty deeds each reasonably satisfactory to each of the Parties.

“Developed” means having incurred any substantial costs or expenses, or having taken material actions to plan, design, develop, construct upon or improve the Refinery or the Refinery Real Property it being understood for the avoidance of doubt that any of (i) undertaking the studies and analyses needed to apply for, or applying for one or more required Governmental Authorizations, (ii) negotiating or signing agreements for the acquisition of services or equipment needed to implement or undertake some or all of a Construction or Development project or (iii) the commencement of actual Construction or Development activities, in each case shall constitute “Developed”.

“Disclosure Schedules” has the meaning set forth in the preamble to Article IV.

“Disguised Sale” has the meaning set forth in Section 11.7(a).

“Dispute Notice” has the meaning set forth in Section 2.9(c)(ii).

“Dollars” and the symbol “$” mean the lawful currency of the United States of America.

“Downstream In-Transit Inventory” means all finished products held for sale by Sunoco or any of the Contributing Subsidiaries in connection with the Refinery Business outside the Refinery; but only if it (x) is not located at the Refinery, (y) is subject to sale pursuant to a purchase order or other Contract for the sale of such products entered into by Sunoco or any of the Contributing Subsidiaries and (z) is in transit to the transferee of such inventory as of the Closing.

“Downstream In-Transit Sale Obligations” mean any Refinery Contract, pursuant to which Sunoco or any of the Contributing Subsidiaries are obligated to sell any Downstream In-Transit Inventory as of the Closing.

“Downstream Inventory” means all finished products held for sale by Sunoco or any of the Contributing Subsidiaries as of the Closing in connection with the Refinery Business at the Refinery, at SXL’s terminal at the Eagle Point refinery in Westville, NJ; at SXL’s storage facility in Paulsboro, NJ; jet fuel inventory stored at Sunoco’s Marcus Hook, PA refinery; at the Citgo storage facility in Linden, NJ; at the Kinder Morgan storage facility in Carteret, NJ; and at customer locations in connection with the Sequent sales contract plus any ethanol of such Persons that is in transit to the Refinery; provided, however, that, for the avoidance of doubt, Downstream Inventory shall not include any Downstream In-Transit Inventory.

“Draft Allocation” has the meaning set forth in Section 11.7(b).

“Emergency Response Actions” means any action of any Person taken in response to an unforeseen event for which the failure to take such action could reasonably be expected to result in imminent harm to people or material and imminent harm to property.

“Employee Books and Records” has the respective meanings given to such term in Section 2.2(b)(x).

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA and includes any such plan, such as foreign plans and plans for directors, that is not subject to ERISA.

“Employee Welfare Benefit Plan” has meaning set forth in Section 3(1) of ERISA and includes any such plan, such as foreign plans and plans for directors, that is not subject to ERISA.

“Environmental Authorization” means any Authorization granted or issued by any Governmental Authority under any applicable Environmental Law.

“Environmental Claim” means any Claim asserting an Environmental Liability or asserting a Lien under any Environmental Law, or any written or oral notice of noncompliance or violation by or from any Person alleging an Environmental Liability.

“Environmental Condition” means any condition that now requires or may in the future require Remediation Activities with respect to the presence or Release of any Hazardous Substance in soil groundwater, surface water, sediments, or other media at, from, on or under any of the Refinery Assets or that could otherwise reasonably be expected to result in an Environmental Liability or Environmental Noncompliance.

“Environmental Law” means any former, current, or future applicable Law relating to (i) the protection of the environment or the public welfare from actual or potential exposure (or the effects of exposure) to any actual or threatened Release (whether past or present) of any Hazardous Substance or (ii) pollution, natural resource damages, conservation of resources, waste management or the manufacture, generation, production, processing, distribution, use, treatment, labeling, storage, release, emission, discharge, remediation, removal, disposal, transport or handling of any toxic or hazardous substance or material (including asbestos, polychlorinated biphenyls, crude petroleum and its fractions or derivatives thereof) or occupational health and safety, such as the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq. and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Marine Protection, Research and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Noise Control Act, 42 U.S.C. Section 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; CERCLA, 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right-to-Know Act, and Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act,15 U.S.C. Section 2601

et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq., and the Nuclear Waste Policy Act of 1982, 42 U.S.C. Section 10101 et seq., and any state and local Laws implementing or comparable to any of the foregoing federal Laws, and any regulations promulgated by any Governmental Authority pursuant to any of the foregoing.

“Environmental Liability” means any Liability (including required costs and expenditures for Remediation Activities): (i) pursuant to any Environmental Law, Order, notice or responsibility, directive (including directives embodied in Environmental Laws) or similar documents (including settlements) arising out of any Environmental Laws; or (ii) pursuant to any Claim by a Governmental Authority or other Person for personal injury, property damage, damage to natural resources, performance of or payment or reimbursement of costs or expenses for Remediation Activities, in each case arising as a result of an Environmental Condition or Environmental Noncompliance and made pursuant to any applicable Environmental Law or applicable common law.

“Environmental Noncompliance” means any condition or circumstance that constitutes noncompliance with, or lack of an Environmental Authorization required under, any Environmental Law in connection with the ownership or operation of any of the Refinery Assets.

“EPA Letter” means that letter, dated June 15, 2012, from Bob Perciasepe, the Deputy Administrator of the United States Environmental Protection Agency to Philip L. Rinaldi, Chief Executive Officer of Philadelphia Energy Solutions, with copy to the Honorable Michael A. Nutter, the Honorable Cynthia Giles, Shawn Garvin, Janet Woodka and Michael Krancer.

“Equity Commitment Letter” has the mean set forth in Section 5.4.

“Equity Financing” has the meaning set forth in Section 5.4.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person under common control with either Company or a subsidiary within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA.

“Estimated In-Process Amount” has the meaning set forth in Section 2.9(a).

“Estimated In-Process Note Amount” means an amount equal to the excess, if any, of the Estimated In-Process Amount over the Closing Payment Amount.

“Estimated Line-Fill Amount” has the meaning set forth in Section 2.9(a).

“Evergreen Captive Insurance Structure” means the contemplated possible future transactions pursuant to which Sunoco or one or more of the Contributing Subsidiaries may, among other things, following the Closing, form a regulated captive insurance entity (the “Sunoco Captive Insurer”), for the purpose of providing insurance coverage for the payment of certain Claims, Liabilities and Losses arising from Environmental Conditions at the Refinery.

“Excluded Assets” has the meaning set forth in Section 2.4.

“Excluded Contracts” has the meaning set forth in Section 2.4(e).

“Excluded Liabilities” has the meaning set forth in Section 2.6.

“Existing Refinery Consent Decree” means that Consent Decree to which Sunoco, Inc., the United States of America, the Commonwealth of Pennsylvania, the City of Philadelphia and other states were parties, including all amendments thereto, that was entered by the United States District Court on March 21, 2006 in the United States District Court for the Eastern District of Pennsylvania, C.A. no. 05-02866.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and all other anti-corruption and anti-bribery Laws, regulations, and requirements of any jurisdiction applicable to Sunoco or any of its Affiliates in connection with the Refinery Business or any of the Refinery Assets.

“FCPA Liability” means any Liability arising out of violations or alleged violations of the FCPA, including costs and expenses related to any internal investigation, legal counsel, and penalties, fines, or disgorgement of profits.

“Final Allocation” has the meaning set forth in Section 11.7(b).

“Final Line-Fill Amount” has the meaning set forth in Section 2.9(c)(i).

“Final In-Process Amount” has the meaning set forth in Section 2.9(c)(i).

“Financing” has the meaning set forth in Section 5.4.

“Financing Agreements” has the meaning set forth in Section 8.2(d).

“Fundamental Representations and Warranties” means those representations and warranties set forth in Section 4.1 (Organization; Qualification), Section 4.2 (Authority; Enforceability), Section 4.3(a)(i) (No Violation), Section 4.3(a)(iii) (No Violation), Section 4.3(a)(iv) (No Violation), Section 4.15 (Title to Assets), Section 4.17 (Finders Fees), Section 5.1 (Organization; Qualification), Section 5.2 (Authority; Enforceability), Section 5.3(a)(i) (No Violation), Section 5.3(a)(iii) (No Violation) and Section 5.5 (Finders Fees).

“GAAP” means accounting principles generally accepted in the United States of America.

“Governing Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, limited liability company agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the formation or organization of a Person, as applicable, including any amendments thereto.

“Governmental Authority” means any federal, state, local, foreign, multi-national, supranational, national, regional or other governmental agency, authority, administrative agency, regulatory body, commission, board, bureau, agency, officer, official, instrumentality, court or arbitral tribunal having governmental powers or any other instrumentality or political subdivision thereof.

“Guarantor” has the meaning set forth in the recitals.

“Guaranty” has the meaning set forth in the recitals.

“Hazardous Substance” means, collectively, any substance that is identified as hazardous and regulated (or the cleanup of which can be required) under any applicable Environmental Law, and, in addition, any substance which requires special handling, storage or disposal procedures to avoid a Release or whose use, handling, storage or disposal is in any way regulated, or as may give rise to Liability under any applicable Environmental Law. Without limiting the generality of the foregoing, Hazardous Substances shall include (i) “hazardous wastes,” “solid wastes” (excluding office, household or similar solid wastes), “hazardous substances,” “toxic substances,” “pollutants,” or “contaminants” or other similar identified designations in any Environmental Law; and (ii) petroleum, crude oil, refined petroleum products and fractions or by-products thereof, in each case whether in their virgin, used or waste state.

“Holding Company Structure” has the meaning set forth in Section 8.15.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Inbound Refinery License Agreements” has the meaning as set forth in Section 4.13(e).

“Indemnified Party” has the meaning set forth in Section 6.5(a).

“Indemnifying Party” has the meaning set forth in Section 6.5(a).

“In-Process Inventory” means all hydrocarbon materials located at the Refinery and subject to further processing at the Refinery, including blendstocks, and including all butane products located at Sunoco’s Marcus Hook refinery or other third party storage facilities, but not but including Line-Fill Inventory or any Upstream Inventory.

“In-Process Promissory Note” means the promissory note made by NewCo to the Contributing Subsidiaries as allocated among the Contributing Subsidiaries as shown on Schedule 2.3(b) that is based upon and reflects the terms set forth as Exhibit H, with a principal in the amount of the Estimated In-Process Note Amount (as automatically adjusted in accordance with Section 2.9(d) and the terms of such promissory note).

“Intellectual Property” means all of the following legal rights, title, or interest in or arising under the laws of any state, country, or international treaty regime, whether or not filed, perfected, registered, or recorded: (a) patents, patent applications, invention disclosures, and statutory invention registrations, together with all reissuances, continuations, continuations-in-part, divisions, supplementary protection certificates, extensions, renewals, and re-examinations thereof (collectively “Patents”); (b) trademarks, service marks, trade names, and trade dress, domain names and other similar indicia of origin, together with the goodwill associated therewith, and registrations of an applications to register the foregoing (collectively, “Marks”); (c) copyrights and moral rights and all registrations of and applications to register the foregoing; and (e) know-how, trade secrets, and confidential information (including manufacturing and production processes, models, simulations, research and development, formulas, compositions, technical and engineering data/reports, process/procedures and operation manuals, drawings, designs, specifications, customer and supply data, pricing and cost information, business and marketing studies, concepts, methods, techniques, and inventions (whether or not patentable)).

“Intellectual Property Assignment” has the meaning set forth in Section 3.2(a)(v).

“Interim Period” means the period of time from the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with Article X.

“Intermediary” means the Person (or Persons) party to the Intermediation Commitment Letter or any replacement provider or any alternative provider of the Intermediary Financing and, in each case, its successors and assigns.

“Intermediary Financing” has the meaning set forth in Section 5.4.

“Intermediary Closing” has the meaning set forth in Section 2.10.

“Intermediation Term Sheet” has the meaning set forth in Section 5.4.

“Intermediation Transaction” means the intermediation of the Downstream Inventory and the Upstream Inventory as contemplated by the Intermediation Commitment Letter.

“IRS” means the United States Internal Revenue Service.

“JPM Commitment Letter” has the meaning set forth in Section 5.4.

“Key Employees” has the meaning set forth in Section 7.1(b).

“Knowledge of Sunoco,” “Sunoco’s knowledge,” or any other similar knowledge qualification in this Agreement with respect to Sunoco or the Contributing Subsidiaries means to the actual knowledge of Brian MacDonald, Stacy Fox, Thomas Scargle, John Pickering, Steven Herzog, Michael Colavita, James Keeler and Jianhong Zhou and Elizabeth Bilotta, and, with respect to environmental matters only, Charles Barksdale, and Terry Soule and with respect to environmental matters and legal compliance (including FCPA), Arnold Dodderer.

“Labor Laws” means all Laws relating to labor, employment and employment practices, including, those Laws relating to wages, equal employment opportunity (including Laws prohibiting discrimination and/or harassment on the basis of race, national origin, religion, gender, disability, age, workers’ compensation, or any other protected classification), affirmative action, hiring practices, immigration, labor relations, workers’ compensation, unemployment compensation, employment standards, employment of minors, health and safety, payment of wages and overtime of any kind, pay equity, employee classification, military leave and family / medical leave.

“Law” means any and all foreign, federal, state, and local laws, statutes, ordinances, codes (including the Code), regulations, policies, protocols, proclamations or executive orders, rules, resolutions, Orders, Permits, licenses, determinations, writs, injunctions, awards (including awards of any arbitrator), judgments and decrees and other legally enforceable requirements of any Governmental Authority.

“Liability” means any liability, indebtedness (including any guaranty), demand, Claim, Loss or obligation whether absolute or contingent, conditional or unconditional, primary or secondary, direct or indirect, choate or inchoate, known or unknown, asserted or unasserted, accrued or unaccrued, and whether due or to become due.

“Lien” means any mortgage, pledge, security interest, lien, preference right, encumbrance, transfer restriction, oil, gas, or mineral interest restriction, deed of trust, easement, servitude, encumbrance, option to purchase or lease or otherwise acquire any interest, charge or other “adverse claim” (as Section 8-102(a) of each applicable Uniform Commercial Code defines that term), any conditional or installment sale or other title retention agreement, or the filing of or agreement to give any security interest, charge or financing statement under the Laws of any jurisdiction, or any similar encumbrance. “Liens” shall not include non-exclusive licenses or other non-exclusive rights granted with respect to Intellectual Property.

“Line-Fill Inventory” means the hydrocarbons located in processing units and interconnecting pipes (including pipelines in SXL’s Darby Creek, Fort Mifflin, Hog Island crude supply systems and in SXL’s inter-refinery pipeline (IRPL)), and their equivalents, with such hydrocarbons owned by any of Sunoco or any of the Contributing Subsidiaries and located at, or specifically allocated to, the Refinery as of the Closing.

“Line-Fill Promissory Note” means the promissory note made by NewCo to the Contributing Subsidiaries as allocated among the Contributing Subsidiaries as shown on Schedule 2.3(b) that is based upon and reflects the terms set forth as Exhibit C, with an initial principal in the amount of the Estimated Line-Fill Amount (as automatically adjusted in accordance with Section 2.9(d) and the terms of such promissory note).

“Loss” means any and all actual damages, penalties, fines, assessments, charges, costs (including settlement costs), liabilities, obligations, Taxes, losses, expenses and fees, including reasonable costs of investigation, court costs, costs of defense and reasonable fees of attorneys, accountants and other professional advisors and expert witnesses related thereto.

“Marks” has the meaning set forth in the definition of “Intellectual Property.”

“Material Adverse Effect” means any change, event or occurrence that, individually or in the aggregate with all other changes, events and occurrences, is or would reasonably be expected to have a material adverse effect on the long-term operational or financial viability of the Refinery, excluding any change, event or occurrence resulting from or arising out of any of the following: (i) the announcement or pendency of this Agreement or any of the transactions or other agreements contemplated hereby, (ii) any action taken or omitted to be taken by Sunoco or any of the Contributing Subsidiaries at TCG’s or any of their respective Affiliates’ direction or request

(including any action not taken as a result of the failure of TCG to consent to any action requiring TCG’s consent) or otherwise required or permitted to be taken or omitted to be taken by this Agreement, (iii) the identity of, or any facts or circumstances relating to, TCG or any of its Affiliates, (iv) any economic, credit, capital, securities or financial markets or any social, regulatory or political conditions in the United States or elsewhere in the world, including with respect to interest rates or currency exchange rates, (v) any outbreak or any development, change, worsening or escalation of hostilities (whether or not armed), acts of war (whether or not declared), sabotage or terrorism, (vi) any act of God, hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster, (vii) any proposal, enactment or change in interpretation of, or other change in, applicable Law, GAAP or governmental policy or any development or effect of any investigation, audit or review of the Refinery or the Refinery Business by any Governmental Authority commencing from and after the date hereof, (viii) general conditions in the industries in which the Refinery Business operates, (ix) the price or availability of any products, equipment or supply used or sold by the Refinery, or (x) the failure, in and of itself, of the Refinery or the Refinery Business to meet any projections, forecasts, estimates or predictions in respect of revenue, earnings or other financial or operating metrics before, on or after the date of this Agreement; provided, however, that in the case of each of clauses (iv), (v), (vi), (vii), (viii) and (ix), the change, event or occurrence subject to the exclusion in such clause shall be excluded to the extent it does not have a materially disproportionate adverse impact on the Refinery or Refinery Business, as applicable, as compared to similar refineries or businesses in the same industry as the Refinery Business, respectively; provided, further, that notwithstanding the foregoing proviso in the case of each of clauses (vi) and (vii), the change, event or occurrence subject to the exclusion in such clause shall be deemed to be included in determining an adverse effect to the extent it has a materially disproportionate adverse impact on the business of the group of refineries constituting the Refinery and the refineries at Delaware City, Paulsboro and Trainer (the “Northeast Refineries”), as compared to similar refineries or businesses in the same industry as the Refinery Business (other than the Northeast Refineries).

“Material Contracts” has the meaning set forth in Section 4.5(a).

“Multiemployer Plan” has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.

“Multi-Site Contract” has the meaning set forth in Section 8.6.

“NewCo” has the meaning set forth in the preamble.

“NewCo Debt” has the meaning set forth in Section 2.3.

“NewCo Indemnitees” has the meaning set forth in Section 6.2.

“NewCo USW Agreement” means that certain Memorandum of Understanding and Agreement Between Philadelphia Energy Solutions Refining and Marketing LLC and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC, and its Local 10 executed on June 27, 2012.

“Non-Assignable Assets” has the meaning set forth in Section 2.8(a).

“Non-Disclosure Agreement” means the Non-Disclosure Agreement by and between Sunoco and Carlyle Investment Management L.L.C. dated January 19, 2011.

“Non-Hired Employees” means Refinery Employees who are not Acquired Employees.

“North Yard” means the real property commonly referred to as the “north yard” located north of Passyunk Avenue and adjacent to Philadelphia Gas Works property and identified as such on the plan attached to this Agreement as Exhibit N.

“Northeast Refineries” has the meaning set forth in the definition of “Material Adverse Effect.”

“Order” means any order, including any consent order, writ, ruling, charge, decision, verdict, decree, assessment, award (including arbitration awards), judgment, stipulation, injunction, or other determination, decision or finding by, before, or under the supervision of any Governmental Authority of competent jurisdiction.

“Parties” has the meaning set forth in the preamble.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Permitted Liens” means statutory liens for Taxes or assessments applicable to the Refinery Assets which are not yet delinquent or the amount or validity of which is being contested in good faith and for which adequate reserves have been established by Sunoco or the applicable Contributing Subsidiary and excluding Permitted Refinery Owned Real Property Liens.

“Permitted Refinery Owned Real Property Liens” means statutory liens for (A) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to Refinery Owned Real Property which are not yet due and payable or the amount or validity of which is being contested in good faith and for which adequate reserves have been established by Sunoco or the applicable Contributing Subsidiary); (B) liens, judgments, mortgages and encumbrances in fixed and ascertainable monetary sums which encumber any part or portion of the Refinery Owned Real Property and which are less than, individually and in the aggregate, the sum of $100,000; (C) zoning, building codes and other land use Laws regulating the use or occupancy of the Refinery Owned Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over the Refinery Owned Real Property which are not violated by the current use or occupancy of the Refinery Owned Real Property or the operation of the business as currently conducted, or any violation which would not have a material adverse effect on the business as currently conducted; (D) easements, covenants, conditions, restrictions and other similar matters affecting title to the Refinery Owned Real Property set forth in Schedule BII of that certain Commitment for Title Insurance, issued by First American Title Insurance Company, through its agent, Land Services USA, Inc. No. PAFA11-4393 GD, effective date 9/30/2011, last revised 5/29,2012 and other title defects which do not or would not materially impair the use or occupancy of she Refinery Owned Real Property or the operation of the Business; (E) matters disclosed by that certain ALTA/ASCM Land Title Survey made by Ludgate Engineering Corporation dated May, 1,

2012 and (F) easements, rights of way and licenses to be granted to SXL during the Interim Period as disclosed on Schedule 8.1(b).

“Person” means a natural person, corporation, partnership, limited liability company, joint stock company, trust, estate, joint venture, union, association or unincorporated organization, Governmental Authority or any other form of business or professional entity.

“Pipeline Assets” means all the currently installed pipes, pumps, valves, meters and other equipment related thereto located on the Refinery Real Property and owned by any of Sunoco or the Contributing Subsidiaries.

“Pipeline Easements” means all easements, licenses (written or oral) and rights-of-way used (or held for use) in the operation of the Pipeline Assets located on or adjacent to the Refinery Real Property, and owned by any of Sunoco or the Contributing Subsidiaries.

“Proceeding” means any action, case, suit, investigation, hearing, audit, examination or other proceeding (including regulatory or administrative proceedings) at law or in equity, commenced, brought, conducted or heard by or before, any Governmental Authority, or any mediator, arbitrator or board of arbitration.

“Property Taxes” has the meaning set forth in Section 11.4.

“Prospective Purchaser Agreement” means the agreement by and among the United States Environmental Protection Agency, NewCo, and any other applicable Governmental Authority that provides that NewCo will not incur, as a result of acquiring the Refinery, Environmental Liability for Remediation under CERCLA or RCRA or analogous state laws that are attributable to refining, refining-related or other activities conducted at the Refinery any time prior to the Closing.

“RCRA” shall mean the Federal Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984.

“RCRA Corrective Action Permits” means the Environmental Protection Agency’s Corrective Action Permits (Permit No. PAD 049791098 and 002289700).

“RCRA Permit Obligations” has the meaning set forth in Section 8.8(a).

“Refinery” means the refinery located in Philadelphia, Pennsylvania (consisting of two formerly separate refining operations commonly known as “Point Breeze” and “Girard Point”), as further described on Schedule 1.1A including the North Yard and the West Yard.

“Refinery Assets” has the meaning set forth in Section 2.2.

“Refinery Books and Records” means the historical books and records relating primarily to any of Sunoco’s or the Contributing Subsidiaries’ ownership of the Refinery Assets and operation of the Refinery Business that are within the possession and control of Sunoco or any of the Contributing Subsidiaries, including all plans, specifications and drawings relating to the operation of, and improvements, modifications or upgrades to, the Refinery, any such records that are stored or maintained in electronic storage format, such as computer disks or tapes, the documents, tangible and intangible copies of all drawings, data (including current and historical data), operating logs, databases and related data, documentation and other related materials to the extent applicable.

“Refinery Business” means the business conducted by any of Sunoco and its Subsidiaries at the Refinery, including the ownership and operation of each of the Refinery Assets and the related commercial operations conducted by any of Sunoco and its Affiliates in connection with the Refinery including the purchasing of Upstream Inventory and selling of Downstream Inventory, excluding (x) Sunoco’s retail and branded marketing business and wholesale rack gasoline and distillate business (even to the extent previously conducted in connection with the Refinery) and (y) any business of Sunoco or any of its Affiliates other than the ownership or operation of the Refinery, including SXL’s business.

“Refinery Contracts” has the meaning set forth in Section 2.2(b)(i).

“Refinery Employees” has the meaning set forth in Section 7.1(a).

“Refinery Improvements” means the improvements located on the Refinery Real Property and owned by Sunoco or the Contributing Subsidiaries, including buildings, docks, facilities, fixtures, aboveground and underground piping and storage tanks and appurtenances.

“Refinery Leased Real Property” has the meaning set forth in Section 4.14(a).

“Refinery Owned Real Property” has the meaning set forth in Section 4.14(a).

“Refinery Permits” means any and all Authorizations, including if applicable pending applications or filings therefor and renewals thereof, of every kind under which Sunoco has acquired any benefits or rights related to the Refinery Assets or the Refinery Business, or by which any of the Refinery Assets may be subject or bound, in each case that primarily relate to or are used (or held for use) primarily in the ownership of the Refinery Assets or operation of the Refinery Business, including if applicable the Authorizations and pending applications, filings or renewals identified in Schedule 2.2(b)(v).

“Refinery Personal Property” means any and all tangible assets located at the Refinery or used (or held for use) primarily in the Refinery Business by Sunoco or any of the Contributing Subsidiaries, including as applicable: (i) all processing units, tanks, pipes, loading racks, meters, pumps, and valves and (ii) all supplies, tools, equipment, manuals, and furniture.

“Refinery Real Property” means the real property interests at the site of the Refinery as described in Schedule 1.1B, together with all of Sunoco’s and each of the Contributing Subsidiaries’ right, title and interest in and to all easements, servitudes, rights-of-way, privileges, licenses (written or oral) and appurtenances related thereto.

“Refinery Real Property Leases” means such leases and subleases that relate to the leasing or subleasing of the Refinery Leased Real Property.

“Refinery Reports” has the meaning set forth in Section 4.4.

“Refinery Rolling Stock” means any automobiles, cranes, vans, trucks, tractors, trailers, bobtails, railcars, forklifts and similar motorized vehicles owned, used or leased by Sunoco or any of the Contributing Subsidiaries and used primarily in the ownership or operation of the Refinery Business and regularly located at the Refinery.

“Refinery Senior Manager” has the meaning set forth in Section 7.1(a).

“Registered Intellectual Property” means any Intellectual Property that is or has been issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority, including patents, trademark registrations, copyright registrations and applications for any of the foregoing.

“Registration Rights Agreement” means the registration rights agreement, by and among Sunoco, TCG and NewCo that is based upon and reflects the terms set forth on Exhibit D.

“Related Agreements” means (i) the Deeds, (ii) the Advisory Agreement, (iii) the Registration Rights Agreement, (iv) the Retail Agreement, (v) the TSA, (vi) the SXL Agreements, (vii) the Bill of Sale; (viii) the Assumption Agreement; (ix) the Guaranty; (x) the Service Mark Coordination Agreement; (xi) the Cross License Agreement; and (xii) any other instruments of sale, assignment, transfer and conveyance (including the Deeds), instruments of assumption, certificates and any other agreements or documents executed and delivered by any of the Parties at or in connection with the Contemplated Transactions as contemplated by this Agreement.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing of any Hazardous Substance into the environment.

“Remediate,” “Remediation” or “Remediation Activities” means any testing, investigation, assessment, study, design, monitoring, cleanup, treatment, removal, response, remediation, corrective action or other similar activities undertaken pursuant to Environmental Laws to address any Environmental Condition, Environmental Noncompliance or Release, including such activities associated with or consisting of containment, removal, disposal, closure, passive remediation, natural attenuation or bioremediation, measures undertaken to address or respond to natural resource damages including payments to appropriate trustees, or the installation and operation of remediation, treatment, or monitoring systems.

“Representative” means, with respect to any Person, any officer, director, principal, partner, manager, member, attorney, accountant, agent, employee, consultant, financial advisor or other authorized representative of such Person.

“Retail Agreement” means a refined-product supply agreement by and between Sunoco and NewCo that is based upon and reflects the terms set forth as Exhibit E.

“Retained Litigation Matters” has the meaning set forth in Section 4.8.

“Service Period” has the meaning set forth in Section 7.2.

“Software” means software (in whatever form, including source code, binary code and executable code), and to the extent related thereto, data, databases and documentation.

“Stock Exchange” means the New York Stock Exchange or any domestic stock or securities exchange on which any equity or debt securities of Sunoco are listed.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other organization (and any successor to any such organization), whether incorporated or unincorporated, that directly, or indirectly through one or more intermediaries, is controlled by, such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, NewCo and SXL shall not be deemed to be Subsidiaries of any other Person.

“Subzone” has the meaning set forth in Section 8.11.

“Subzone Application” has the meaning set forth in Section 8.11.

“Sunoco” has the meaning set forth in the preamble.

“Sunoco Captive Insurer” has the meaning set forth in the definition of “Evergreen Captive Insurance Structure.”

“Sunoco Contribution” has the meaning set forth in Section 2.2.

“Sunoco Liability Cap” has the meaning set forth in Section 10.3(a).

“Sunoco Names and Marks” has the meaning set forth in Section 8.12.

“Sunoco Parties” has the meaning set forth in Section 10.3(a).

“Sunoco Indemnitees” has the meaning set forth in Section 6.3.

“Sunoco Termination Date” has the meaning set forth in Section 7.1(b).

“Survey” has the meaning set forth in Section 8.4(a).

“Support Services Senior Manager” has the meaning set forth in Section 7.1(a).

“SXL” means Sunoco Logistics Partners L.P. and any or all of its Subsidiaries.

“SXL Agreements” means agreements by and between SXL and NewCo that are based upon and reflect the terms set forth on Exhibit F.

“Tax” or “Taxes” means (i) all taxes, assessments, fees, unclaimed property and escheat obligations, and other charges of any kind whatsoever imposed by any Governmental Authority, including any federal, state, local or foreign income tax, franchise tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution tax, production tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, ad valorem tax, personal property tax, real property tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax and estimated tax, and (ii) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (i).

“Tax Returns” shall mean any report, return, form, information statement, payee statement or other information required to be provided to any Governmental Authority with respect to Taxes or any amendment thereof, including any return of an affiliated, combined or unitary group.

“TCG” has the meaning set forth in the preamble.

“TCG Co-Invest” means CEOF Coinvestment, L.P.

“TCG Contribution” has the meaning set forth in Section 2.1.

“TCG Liability Cap” has the meaning set forth in Section 10.3(b).

“TCG Parties” has the meaning set forth in Section 10.3(b).

“TCG US” means Carlyle U.S. Equity Opportunity Fund, L.P.

“Termination Date” has the meaning set forth in Section 10.1(b).

“Third Person” means any Person other than any of the Parties or their respective Affiliates.

“Third-Person Consent” means any approval, consent, amendment or waiver of a Third Person that is required under any Governing Document of any Party or under any Contract to which any Party is a party or by which it or its assets is bound in connection with the Contemplated Transactions or any part thereof, including waivers and consents by lenders and waivers of transfer restrictions.

“Title Company” has the meaning set forth in Section 8.4(a).

“Title Policy” has the meaning set forth in Section 8.4(a).

“Transferred Owned Refinery IP” means all of the following Intellectual Property that is owned by Sunoco or any Contributing Subsidiary: (a) patents and patent applications that relate to the operation of the Refinery Business but only as such business is currently conducted as of the date hereof at the Refinery, including the Patents set forth in Schedule 4.13(a), (b) Marks set forth in Schedule 4.13(a), (c) except for Patents, Marks, and Software, Intellectual Property that is primarily used (or primarily held for use) in the operation of the Refinery Business that comprises operating procedures, processes, engineering procedures, technical memoranda, actual operating process data and conditions, information regarding equipment, maintenance information, customer information, business information, or other know-how at the Refinery, recorded or embodied in the Refinery Books and Records which, with respect to each of the foregoing, are maintained at the Refinery or are otherwise within the possession and control of Sunoco or its Contributing Subsidiaries, and (d) copyrights and trade secrets that solely relate to the Transferred Refinery Software; provided, however, that the “Transferred Owned Refinery IP” shall not include any other Intellectual Property, including, for clarity, any copyrights, Internet domain names, Software or any of the Sunoco Names and Marks. “Transferred Owned Refinery IP” also includes all Claims for past, present and future infringement or misappropriation of the Intellectual Property included in the Transferred Owned Refinery IP (including the right to collect and retain damages therefor).

“Transferred Refinery Computer Systems” means computers and related equipment, including central processing units and other processors (e.g., microprocessors and embedded processors), controllers, modems, communications and telecommunications equipment (e.g., voice, data and video), cables, storage devices, printers, terminals, other peripherals and input and output devices and other tangible mechanical and electronic equipment intended for the input, output, storage, communication and retrieval of information and data, in each case, only if owned by any of Sunoco or the Contributing Subsidiaries and located at the Refinery, or, if not located at the Refinery, then only if solely used to operate the Transferred Refinery Software set forth in Schedule 1.1D in the current operation of the Refinery Business, including those items set forth in Schedule 1.1D. For the avoidance of doubt, “Transferred Refinery Computer Systems” does not include any Software except to the extent that Software was installed in, and was acquired as part of, the computer and related equipment as sold or delivered by the seller of the computer or related equipment (e.g., firmware, operating system software, instrumentation and control system software) and is not subject to any license or other restrictions on its use and disposition.

“Transferred Refinery Software” means the Software owned by Sunoco or any Contributing Subsidiary solely used in the Refinery, including the Software identified as “Transferred Refinery Software” on Schedule 1.1D. For the avoidance of doubt, “Transferred Refinery Software” excludes all of the Software identified on Schedule 2.4(f).

“Transfer Taxes” has the meaning set forth in Section 11.5.

“TSA” means the transition services agreement that is based upon and reflects the terms set forth as Exhibit G.

“Undisclosed Major Contracts” means any Material Contract (x) required to be set forth on Schedule 4.5(a)(vii) and not disclosed on Schedule 4.5(a)(vii) or any other Disclosure Schedule, or (y) not provided or made available to TCG or any of its Representatives (whether in the “Philadelphia” or “Common Documents” Project Luke data room or formally submitted to TCG) prior to the date hereof in connection with the evaluation of this Agreement.

“Undisclosed Major Contracts Representation” means the representation and warranty of Sunoco set forth in Section 4.5(a)(vii) solely to the extent related to the absence of an Undisclosed Major Contract.

“Union” means the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC, and its Local 10-1.

“Upstream Inventory” means all of the crude oil, naphtha, vacuum gas oil and other feedstocks acquired for processing at the Refinery that is owned (or held) by any of Sunoco or the Contributing Subsidiaries and located at, specifically allocated to, or in transit to the Refinery as of the Closing, excluding, for the avoidance of doubt, the Line-Fill Inventory, the In-Process Inventory and the Downstream Inventory.

“VEBA Trust” has the meaning set forth in Section 7.2(c).

“WARN Act” means the United States Federal Worker Adjustment, Retraining and Notification Act of 1988 or any similar state or local Law, as applicable.

“West Yard” means the real property commonly referred to as the “west yard “located west of the Schuylkill River and across from the Point Breeze location and identified on Exhibit N and described by metes and bounds on Schedule 1.1B as Premises E.

“Workers’ Compensation Matters” means any Claim against a Person’s employer related to or arising out of an injury to such Person as a result of an accident, injury or occupational disease while on the job with such employer that is covered by state, federal or other workers’ compensation Laws.

Section 1.2                                    Headings; References; Interpretation. In this Agreement, unless a clear contrary intention appears (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document or instrument means such agreement, document, or instrument, as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement; (e) reference to any Exhibit, Section or Article means such Exhibit, Section or Article of this Agreement, and references in any Exhibit, Section or Article or definition to any clause means such clause of such Exhibit, Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision hereof; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; and (h) all references to money refer to the lawful currency of the United States. Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement. All capitalized terms not defined in the Disclosure Schedules shall have the meanings assigned to them in this Agreement. None of the statements in the Disclosure Schedules are intended to constitute, or shall be construed as constituting, covenants or agreements of any Party. Each representation and warranty of Sunoco in this Agreement is made and given subject to the disclosures and exceptions set forth on the Disclosure Schedules. The covenants in Section 8.1(b) are agreed to subject to Schedule 8.1(b). The disclosure of any matter in any section of the Disclosure Schedules shall be deemed to be a disclosure by Sunoco for all purposes of this Agreement and all other sections of the

Disclosure Schedules to which such disclosure reasonably would be inferred. The listing of any matter on the Disclosure Schedules shall expressly not be deemed to constitute an admission by Sunoco or any Contributing Subsidiary, or to otherwise imply, that any such matter is material, is required to be disclosed by Sunoco under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Disclosure Schedules relating to any possible breach or violation by Sunoco or any other Person of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Disclosure Schedules be deemed or interpreted to expand the scope of Sunoco’s representations, warranties or covenants set forth in this Agreement. Any reference herein to Law or to a legal requirement (or, with respect to any statute, ordinance, code, rule or regulation, any provision thereof) shall be deemed to include reference to all Laws and or to such legal requirement and any legal requirement promulgated thereunder (or provision thereof, as applicable), including any successor thereto, respectively, in each case, as may be amended. If (i) TCG provides notice to Sunoco by July 10, 2012 that it believes in good faith that (x) any item or disclosure that was not included in the draft Disclosure Schedules circulated to TCG prior to Friday, June 29, 2012 at 6:00 PM Eastern time but is included in the Disclosure Schedules and is material to, and inconsistent with the information provided to TCG prior to such time and related to the Refinery, the Refinery Assets, the Refinery Business, the Assumed Liabilities or the Contemplated Transactions or (y) any document loaded to the “Philadelphia” or “Common Documents” Project Luke data room after June 29, 2012 at 6:00 PM Eastern time that is material to, and inconsistent with the information provided to TCG prior to such time and related to the Refinery, the Refinery Assets, the Refinery Business, the Assumed Liabilities or the Contemplated Transactions, or (ii) Sunoco provides notice to TCG by July 10, 2012 that it believes in good faith that there were any errors or omissions in the Disclosure Schedules arising from any items or disclosures therein (or omitted to be included therein) for which the correction of which would not be inconsistent with the information provided to TCG prior to such time related to the Refinery, the Refinery Assets, the Refinery Business, the Assumed Liabilities or the Contemplated Transactions, in either case with the notice identifying such item, disclosure or document, promptly after delivery of either such notice, if any, the Parties agree to discuss in good faith whether revisions to the Disclosure Schedules with respect to such items, disclosures or documents should be made, and any changes contemplated by this sentence shall be contained in a written instrument executed by the Parties in accordance with Section 12.1, it being further understood that Sunoco shall use reasonable best efforts to provide complete and correct copies of all Contracts listed on the Disclosure Schedules but not previously made available to TCG in the “Philadelphia” or “Common Documents” Project Luke data room (other than Multi-Site Contracts) by the close of business on the third (3rd) Business Day following the date hereof.

ARTICLE II

CONTRIBUTIONS, ISSUANCES, TRANSFER OF ASSETS

AND ASSUMPTION OF LIABILITIES

Section 2.1                                    TCG Contribution. Effective as of the Closing, upon the terms and subject to the conditions set forth herein, TCG agrees to contribute to NewCo (the “TCG Contribution”), and NewCo agrees to accept from TCG, $175,000,000 in immediately available funds to an account designated by NewCo.

Section 2.2                                    Sunoco Contribution. Effective as of the Closing, upon the terms and subject to the conditions set forth herein, Sunoco agrees to, and to cause the Contributing Subsidiaries to, contribute, convey, transfer, assign and deliver to NewCo (the “Sunoco Contribution”), and NewCo agrees to accept from Sunoco and the Contributing Subsidiaries, all of the right, title and interest of each of Sunoco and the Contributing Subsidiaries in and to the following assets as existing as of the Closing, but in any case excluding the Excluded Assets (collectively, the “Refinery Assets”):

(a)                                 the following assets in each case solely to the extent located at the Refinery:

(i)                                     the Refinery Real Property;

(ii)                                  the Refinery Improvements;

(iii)                               the Refinery Personal Property, except for the Upstream Inventory and the Downstream Inventory;

(iv)                              the Line-Fill Inventory and the In-Process Inventory;

(v)                                 the Refinery Books and Records;

(vi)                              the Refinery Rolling Stock;

(vii)                           the Pipeline Assets;

(viii)                        the Pipeline Easements that are for the benefit of Sunoco or any Contributing Subsidiary;

(ix)                              the Transferred Refinery Software;

(x)                                 the Transferred Refinery Computer Systems;

(xi)                              all other assets, properties and rights of Sunoco or any of the Contributing Subsidiaries (other than Intellectual Property) that are used (or held for use) solely in the ownership of the Refinery Assets or the operation of the Refinery Business, other than the Excluded Assets; and

(xii)                           the ethanol tank.

(b)                                 the following, regardless of location:

(i)                                     the Contracts used (or held for use) by any of Sunoco or any Contributing Subsidiary that primarily relate to the ownership of the Refinery Assets or the operation of the Refinery Business (collectively, the “Refinery Contracts”) but not including the Excluded Contracts, the Inbound Refinery License Agreements, any other license agreement of Intellectual Property, the Crude Purchase Obligations or the Downstream In-Transit Sale Obligations;

(ii)                                  all Claims that Sunoco or any Contributing Subsidiary may have, including indemnities, against any other Person with respect to any of the Refinery Assets or the Refinery Business to the extent Liability for such Claims is an Assumed Liability hereunder for events occurring from and after the Closing;

(iii)                               express or implied warranties from vendors and suppliers to Sunoco or any Contributing Subsidiary with respect to any of the Refinery Assets other than relating to claims which are Retained Liabilities;

(iv)                              all catalysts, chemicals, spare parts, supplies and equipment owned by Sunoco or any Contributing Subsidiary in connection with the Refinery Business;

(v)                                 the transferable Refinery Permits;

(vi)                              the Transferred Owned Refinery IP;

(vii)                           the Inbound Refinery License Agreements;

(viii)                        five (5) DVD copies of the electronic data room for “Project Luke” and the contractual rights to control such dataroom;

(ix)                              all nettable or otherwise cognizable emission reduction credits under applicable Environmental Laws whether generated prior to or after Closing, arising out of or associated with the Refinery Assets or retirement of the Environmental Authorizations held by Sunoco for crude oil refining operations at the Marcus Hook Refinery in Marcus Hook, Pennsylvania (as set forth in Section 11.11), and the undertaking of projects at the Philadelphia Refinery as outlined in the EPA Letter; and

(x)                                 all of the employment, personnel and medical records (provided that TCG shall first obtain a signed release from each Acquired Employee, in form and substance satisfactory to Sunoco, authorizing Sunoco and its Contributing Subsidiaries to transfer medical records to NewCo and its Affiliates and releasing Sunoco and its Contributing Subsidiaries from any liability for such transfer) relating to any of the Acquired Employees (collectively, the “Employee Books and Records”).

Section 2.3                                    NewCo Issuances. Effective as of the Closing, upon the terms and subject to the conditions set forth herein, (a) all existing equity interests of NewCo (whether issued, outstanding or otherwise) are hereby replaced as contemplated hereby, (b) in exchange for the Sunoco Contribution, NewCo agrees to issue to the Contributing Subsidiaries 33,000 Common Units, representing one-third of the equity interests of NewCo as of the Closing Date, and, if the Parties so agree pursuant to Section 8.15, debt or other securities (including a non-participating PIK preferred equity or a PIK loan on customary terms for such a security, including a market rate of dividend or interest) of NewCo with the terms thereof to be agreed between Sunoco and TCG in an amount determined pursuant to Section 8.15 (the “NewCo Debt”), in each case, as allocated among the Contributing Subsidiaries in accordance with the principles shown on Schedule 2.3(b) on a schedule to be provided by Sunoco to NewCo and TCG at least two (2) days prior to Closing, and (c) in exchange for the TCG Contribution, NewCo agrees to issue to TCG 66,000 Common Units, representing two-thirds of the equity interests of NewCo as of the Closing Date, and NewCo Debt in an aggregate principal amount determined pursuant to Section 8.15.

Section 2.4                                    Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the following assets (collectively, the “Excluded Assets”) are excluded from the Refinery Assets and shall be retained by Sunoco and the Contributing Subsidiaries after the Closing:

(a)                                 the Upstream Inventory and the Downstream Inventory, in each case subject to the terms and conditions of the Intermediation Transaction pursuant to which such assets shall be sold to the Intermediary, and the Downstream In-Transit Inventory;

(b)                                 all rights and Claims to any assets under any Benefit Plans or any related trusts;

(c)                                  all rights and Claims of Sunoco and any of the Contributing Subsidiaries under or pursuant to this Agreement and the Related Agreements;

(d)                                 all rights and Claims that Sunoco or any of its Affiliates may have, including indemnities, against any other Person with respect to any of the Refinery Assets or the Refinery Business to the extent Liability for such Claims is an Excluded Liability hereunder;

(e)                                  all Contracts set forth on Schedule 2.4(e) (collectively, and any other Contracts not to be assigned hereunder (other than by virtue of Section 2.8), “Excluded Contracts”), the Crude Purchase Obligations, the Downstream In-Transit Sale Obligations, and any rights or claims with respect to an Excluded Contract, which Excluded Contracts shall not be transferred to the Intermediary;

(f)                                   those assets listed in Schedule 2.4(f);

(g)                                  all assets owned by SXL;

(h)                                 except with respect to the Transferred Owned Refinery IP and Refinery Contracts all assets (other than those items identified in Section 2.2(b) and the Excluded Contracts) (i) located anywhere other than the Refinery, or (ii) used or held for use in any business other than the Refinery Business, including any asset used or held for use in Sunoco’s retail and branded marketing business and its wholesale rack gasoline and distillate business, including (A) certificates of incorporation or organizational documents, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock certificates and other documents relating to the organization, maintenance and existence of such any Person as a corporation or any other entity; (B) Books and Records related to Taxes paid or payable by Sunoco or any other Contributing Subsidiary; (C) capital stock of any of Person; and (D) all insurance policies and binders and all Claims from insurance policies or binders due or to become due with respect to such policies or binders for events arising prior to the Closing;

(i)                                     any refund of Taxes imposed on or with respect to the Refinery Assets or the Refinery Business for any taxable period (or portion thereof) ending before the Closing;

(j)                                    all cash and accounts receivables and other current assets (other than inventory);

(k)                                 the Sunoco Name and Mark, subject to the Service Mark Coordination Agreement, and other than the Marks included in Transferred Owned Refinery IP and assigned in the Intellectual Property Assignment;

(l)                                     all Intellectual Property (other than the Transferred Owned Refinery IP);

(m)                             all computers and related equipment (other than the Transferred Refinery Computer Systems);

(n)                                 all Software (other than the Transferred Refinery Software);

(o)                                 all Credit Support Arrangements; and

(p)                                 all of the employment, personnel and medical records relating to any of the Non-Hired Employees.

Section 2.5                                    Assumed Liabilities. Effective as of the Closing, subject to the terms and conditions herein, NewCo shall accept and assume from Sunoco and the Contributing Subsidiaries, and shall pay, perform, and discharge when due, the following Liabilities (regardless of whether asserted before or after the Closing), but only to the extent not constituting Excluded Liabilities (collectively, the “Assumed Liabilities”):

(a)                                 except as otherwise expressly provided in this Agreement, all Liabilities to the extent arising out of or relating to the ownership, operation or use of the Refinery Business or the Refinery Assets, excluding the Excluded Liabilities;

(b)                                 all Liabilities associated with the Refinery Contracts, other than Liabilities for payment of accounts payable for goods or services delivered or provided prior to the Closing;

(c)                                  without derogation from Sunoco’s obligations pursuant to Sections 2.6(i), 6.2 and 8.8, all Liabilities associated with compliance with the Refinery Permits;

(d)                                 all Environmental Liabilities arising out of (i) any Environmental Condition or Environmental Noncompliance, in either case, to the extent caused or occurring after the Closing; (ii) fines or penalties assessed by any Governmental Authority for any Environmental Noncompliance, including any assessed under the Existing Refinery Consent Decree, in any case to the extent arising from ownership or operation of the Refinery Assets after the Closing; (iii) the shipment, transfer, treatment, recycling, storage or Release of Hazardous Substances generated as a result of or in connection with any operations conducted at the Refinery Real Property or related to or associated with the Refinery Business after the Closing; and (iv) Remediation of Environmental Conditions caused, occurring or exacerbated after the Closing at, on, in, under, adjacent to or migrating from any of the Refinery Real Property; and

(e)                                  subject to the obligations in Article VII, all Liabilities regarding the Acquired Employees to the extent arising on or after his or her Employment Date and all Liabilities arising out of any selection or pre-employment process applied by NewCo and TCG to the Refinery Employees.

Section 2.6                                    Excluded Liabilities. Except as otherwise expressly provided in this Agreement, Sunoco and the Contributing Subsidiaries shall retain sole responsibility for and shall pay, perform and discharge when due all Liabilities of Sunoco and any of the Contributing Subsidiaries, respectively, (regardless of whether asserted before or after the Closing) other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), including, the following Liabilities:

(a)                                 all FCPA Liabilities arising out of or relating to the ownership, operation or use of the Refinery Business or the Refinery Assets at any time prior to the Closing;

(b)                                 all Liabilities associated with the Excluded Contracts listed in Schedule 2.4(f);

(c)                                  (i) any and all income Taxes imposed on Sunoco or any of its Affiliates, (ii) the Property Taxes allocable to Sunoco pursuant to Section 11.4, (iii) the Transfer Taxes allocable to Sunoco pursuant to Section 11.5, (iv) for the avoidance of doubt, any Taxes imposed on or with respect to the Excluded Assets, (v) without duplication of any Taxes described in clauses (i)-(iv), any Taxes of any Contributing Subsidiary imposed on NewCo as a transferee or successor of such Contributing Subsidiary and that are not imposed on or with respect to the Refinery Assets or the Refinery Business (other than any Property Taxes or Transfer Taxes allocable to NewCo pursuant to Section 11.4 or Section 11.5) and (vi) without duplication of any Taxes described in clauses (i)-(v), any and all other Taxes imposed on or with respect to the Refinery Assets or the Refinery Business for any taxable period (or portion thereof) ending before the Closing (other than any Property Taxes or Transfer Taxes allocable to NewCo pursuant to Section 11.4 or Section 11.5);

(d)                                 all Liabilities associated with any Refinery Contract for payment of the current accounts payable for goods and services as delivered or provided prior to the Closing;

(e)                                  all Liabilities associated with any Downstream In-Transit Sale Obligation for delivery or provision of goods and services following the Closing;

(f)                                   all intra-group Liabilities owing to Sunoco or any of its Affiliates, unless otherwise explicitly set forth in, and in accordance with, the Retail Agreement, the TSA, or the SXL Agreements;

(g)                                  all Environmental Liabilities arising out of or relating to the Refinery Business or Refinery Assets, including (i) any Environmental Condition or Environmental Noncompliance, in either case to the extent occurring or in existence prior to the Closing; (ii) fines or penalties assessed by any Governmental Authority for any Environmental Noncompliance, including any assessed under the Existing Refinery Consent Decree, in any case to the extent arising from ownership or operation of the Refinery Assets, or their condition, prior to the Closing; (iii) those relating to the shipment, transfer, treatment, recycling, storage or Release of Hazardous Substances generated as a result of or in connection with any operations conducted at the Refinery Real Property or related to or associated with the Refinery Business prior to the Closing; and (iv) those relating to Remediation activities that are required under Environmental Laws because of Environmental Conditions or Environmental Noncompliance occurring or in existence prior to Closing;

(h)                                 all Liabilities relating to the Excluded Assets, including any Environmental Liabilities arising out of the ownership, operation, use or maintenance thereof;

(i)                                     all Liabilities arising pursuant to or relating to any Benefit Plans (including for the avoidance of doubt, all defined benefit plans) sponsored, maintained or contributed to by Sunoco or any of its ERISA Affiliates, including any pension withdrawal liabilities related to any Benefit Plan to which Sunoco or any other Person (whether or not incorporated) that, within the six-year period ending on the Closing, is or was treated as an ERISA Affiliate, currently contributes, has contributed or had an “obligation to contribute” (as defined in ERISA Section 4212) or any other Benefit Plan, including any Multiemployer Plan, that previously may have been established by Sunoco or any ERISA Affiliate to which Sunoco or any ERISA Affiliate has or had an “obligation to contribute” for current or former employees of Sunoco or such Person, including those listed in Schedule 2.6(i);

(j)                                    subject to the obligations in Article VII, all Liabilities arising from Sunoco or its Contributing Subsidiaries’ (i) employment or termination of any Non-Hired Employees or (ii) employment or termination of any Acquired Employee before his or her Employment Date, including any benefits or compensatory claims;

(k)                                 all Liabilities related to any of the Retained Litigation Matters (and the underlying facts thereof); and

(l)                                     all accounts payable and other current liabilities for goods and services arising in the ordinary course of business for periods prior to the Closing.

Section 2.7                                    Inadvertent Transfers. In the event that any Excluded Assets or Excluded Liabilities are inadvertently transferred to NewCo, Sunoco and the Contributing Subsidiaries and NewCo shall execute and deliver, and record (when appropriate), any and all instruments or other documents of transfer, conveyance and assignment, and take such other action as Sunoco or NewCo may reasonably request, as may be necessary or advisable to effect or evidence the transfer of the Excluded Assets to Sunoco or the Contributing Subsidiaries, as and to the extent contemplated hereby, and NewCo and Sunoco will execute and deliver, and record (when appropriate), any and all instruments or other documents of assumption and acceptance, and take such other action as Sunoco or NewCo may reasonably request, as may be necessary or advisable to effect the assumption of the Excluded Liabilities by Sunoco or the Contributing Subsidiaries as and to the extent contemplated hereby. In addition, in the event that any Refinery Assets or Assumed Liabilities inadvertently remain with Sunoco and the Contributing Subsidiaries, NewCo shall execute and deliver, and record (when appropriate), any and all instruments or other documents of transfer, conveyance and assignment, and take such other action as Sunoco or NewCo may reasonably request, as may be necessary or advisable to effect or evidence the transfer of the Refinery Assets to NewCo, as and to the extent contemplated hereby, and NewCo and Sunoco will execute and deliver, and record (when appropriate), any and all instruments or other documents of assumption and acceptance, and take such other action as Sunoco or NewCo may reasonably request, as may be necessary or advisable to effect the assumption of the Assumed Liabilities by NewCo, as and to the extent contemplated hereby.

Section 2.8                                    Effect of Consents to Transfer Not Obtained.

(a)                                 Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Refinery Asset which by its terms (after giving effect to Law) or by Law may not be assigned without a required Third-Person Consent or Authorization unless such Third-Party Consent or Authorization shall have been given, or as to which the remedies for the enforcement thereof enjoyed by Sunoco or one of the Contributing Subsidiaries, as applicable, would not, as a matter of Law or contract, pass to NewCo as an incident of the assignments provided for by this Agreement (the “Non-Assignable Assets”).

(b)                                 If any Third-Person Consent or Authorization is not obtained prior to or as of the Closing Date with respect to a Non-Assignable Asset, Sunoco shall, or shall cause the applicable Contributing Subsidiary to, use reasonable efforts to obtain such Third-Person Consent or Authorization with respect to the assignment of the relevant Refinery Asset, and upon the receipt of any such Third-Person Consent or Authorization, such Non-Assignable Asset shall be assigned to NewCo. From and after the Closing Date and until such time as such Non-Assignable Asset may be properly assigned to NewCo, such Non-Assignable Asset, together with any proceeds therefrom, shall be held in trust for NewCo (and Sunoco or the applicable Contributing Subsidiary, as applicable, will promptly pay to NewCo when received all monies received in respect of such Refinery Asset or any Claim, right or benefit arising thereunder). During such period, Sunoco shall, or shall cause such Contributing Subsidiary to, at NewCo’s sole cost and expense provide NewCo with the benefit in all material respects of each such Non-Assignable Asset. Sunoco or any Contributing Subsidiary shall be entitled to retain from or set-off against amounts due to, or otherwise charge and collect from, NewCo for all reasonable incremental costs associated with the retention, maintenance and enforcement of rights of any such Non-Assignable Asset and all Liabilities arising thereunder to the extent related to the ownership, use or operation thereof from and after the Closing Date contemplated by this Section 2.8, and NewCo will indemnify each Sunoco Indemnitee for any Damages resulting from or arising out of any such activities. Notwithstanding anything to the contrary set forth in this Section 2.8, neither Sunoco nor any Contributing Subsidiary shall have any obligation to directly or indirectly retain any portion of its assets or businesses other than any specific individual Contract or other Refinery Asset contemplated by this Section 2.8 as a result of this Section 2.8 in order to perform or maintain such Contract or other Refinery Asset.

(c)                                  To the extent that such Third-Party Consents and Authorizations are not obtained by Sunoco or one of its Affiliates, as applicable, this Agreement, to the extent permitted by Law, shall constitute an equitable assignment by Sunoco or the applicable Contributing Subsidiary, as applicable, to NewCo, of all of Sunoco’s or such Contributing Subsidiary’s, as applicable, rights, benefits title and interest in and to such Non-Assignable Assets, and NewCo shall be deemed to be Sunoco’s or such Contributing Subsidiary’s, as applicable, agent for the purpose of completing, fulfilling and discharging all of Sunoco’s or such Contributing Subsidiary’s, as applicable, rights and liabilities arising after the Closing Date under or with respect to such Non-Assignable Assets.

Section 2.9                                    Inventory Adjustments.

(a)                                 Determination of Estimated Amounts. No later than three (3) Business Days prior to the Closing Date and no earlier than five (5) Business Days prior to the Closing Date, the Accessor shall provide each of TCG and Sunoco with a written statement setting forth its good faith estimate of (i) the value of Line-Fill Inventory as of the close of business on the last Business Day immediately preceding the Closing Date (“Estimated Line-Fill Amount”) calculated in accordance with the procedures to be reasonably agreed to by the Parties prior to three (3) Business Days prior to the Closing and (ii) the value of the In-Process Inventory as of the close of business on the last Business Day immediately preceding the Closing Date (“Estimated In-Process Amount”) calculated in accordance with procedures to be reasonably agreed to by the Parties prior to three (3) Business Days prior to the Closing, and together with such information as TCG or Sunoco may reasonably request to verify the amounts reflected in the Estimated Line-Fill Amount and the Estimated In-Process Amount.

(b)                                 Determination of Post-Closing Principal Amounts. No later than twenty (20) Business Days following the Closing, the Accessor shall deliver to each of Sunoco and NewCo the calculation of (i) the amount of Line-Fill Inventory as of the close of business on the last Business Day immediately preceding the Closing Date (“Actual Line-Fill Amount”) calculated in accordance with procedures to be reasonably agreed to by the Parties prior to three (3) Business Days prior to the Closing and (ii) the amount of In-Process Inventory as of the close of business on the last Business Day immediately preceding the Closing Date (“Actual In-Process Amount”) calculated in accordance with procedures to be reasonably agreed to by the Parties prior to three (3) Business Days prior to the Closing, together with any information that Sunoco or NewCo may reasonably request to verify the amounts reflected in the Actual Line-Fill Amount and the Actual In-Process Amount.

(c)                                  Disputed Final Adjustment.

(i)                                     No later than five (5) Business Days following the delivery of the calculation of Actual Line-Fill Amount and the Actual In-Process Amount, each of Sunoco and NewCo shall notify the other in writing whether such Party accepts or disputes the accuracy of the calculation of the Actual Line-Fill Amount or the Actual In-Process Amount (or both). If Sunoco and NewCo each accept the calculation of the Actual Line-Fill Amount and/or the Actual In-Process Amount determined pursuant to Section 2.9(b), or if Sunoco and NewCo both fail within such five (5) Business Day period to notify the other of any dispute with respect thereto, then the calculation of Line-Fill Amount and/or the Actual In-Process Amount determined pursuant to Section 2.9(b), shall be the “Final Line-Fill Amount” and/or the “Final In-Process Amount,” respectively, which, shall be deemed final and conclusive and binding upon all Parties in all respects.

(ii)                                  If Sunoco or NewCo disputes the accuracy of the calculation of Actual Line-Fill Amount or the Actual In-Process Amount pursuant to Section 2.9(c)(i), such Party shall provide written notice to the other Parties hereto no later than five (5) Business Days following the delivery by the Accessor to NewCo and Sunoco of the calculation of the Actual Line-Fill Amount and/or the Actual In-Process Amount (the “Dispute Notice”), setting forth in reasonable detail those items that such Party disputes. In the event there is a Dispute

Notice, NewCo and Sunoco shall forthwith promptly jointly request that the Accessor make a binding determination as to the disputed items in accordance with this Agreement.

(iii)                               The Accessor will under the terms of its engagement have no more than ten (10) Business Days from the date of referral within which to render its written decision with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the Dispute Notice) and the calculation of Final Line-Fill Amount and the Final In-Process Amount shall be based solely on the resolution of such disputed items by the Accessor. The Accessor shall review such submissions and base its determination solely on such submissions. In resolving any disputed item, the Accessor may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the least value for such item claimed by either Party. The decision of the Accessor shall be deemed final and binding upon the parties and enforceable by any court of competent jurisdiction and the Accessor’s calculation of Final Line-Fill Amount and the Final In-Process Amount shall be deemed the “Final Line-Fill Amount” and/or “Final In-Process Amount.” The fees and expenses of the Accessor shall be allocated to be paid by NewCo.

(d)                                 Adjustment following Calculation of Final Line-Fill Amount and Final In-Process Amount. Following the determination of the Final Line-Fill Amount and the Final In-Process Amount, (x) the principal amount of the Line-Fill Promissory Note shall be automatically adjusted to be the Final Line-Fill Amount, effective as of the Closing and (y):

(i)                                     if (A) the In-Process Promissory Note has been executed (i.e., the Estimated In-Process Amount was more than the Baseline Amount) and (B) the Final In-Process Amount is greater than the Estimated In-Process Amount, then the principal amount of the In-Process Promissory Note shall be automatically adjusted to be the Final In-Process Amount minus the Closing Payment effective as of the Closing;

(ii)                                  if (A) the In-Process Promissory Note has been executed (i.e., the Estimated In-Process Amount was more than the Baseline Amount) and (B) the Final In-Process Amount is more than the Baseline Amount but less than the Estimated In-Process Amount, then the principal amount of the In-Process Promissory Note shall be automatically adjusted to be the amount by which the Final In-Process Amount exceeds the Baseline Amount effective as of the Closing;

(iii)                               if (A) the In-Process Promissory Note has been executed (i.e., the Estimated In-Process Amount was more than the Baseline Amount) and (B) the Final In-Process Amount is exactly equal to the Baseline Amount, then the In-Process Promissory Note shall be cancelled and of no further force and effect and no Person shall owe any other Person with respect to the In-Process Promissory Note;

(iv)                              if (A) the In-Process Promissory Note has been executed (i.e., the Estimated In-Process Amount was more than the Baseline Amount) and (B) the Final In-Process Amount is less than the Baseline Amount, then (I) the In-Process Promissory Note shall be cancelled and of no further force and effect and no Person shall owe any other Person with respect to the In-Process Promissory Note and (II) Sunoco shall pay or cause to be paid to

NewCo the difference between the Baseline Amount and the Final In-Process Amount within five (5) Business Days after such determination by wire transfer of immediately available funds at an account designated by NewCo;

(v)                                 if (A) the Estimated In-Process Amount was less than the Baseline Amount and (B) the Final In-Process Amount is greater than the Estimated In-Process Amount, then NewCo shall pay or cause to be paid to Sunoco the difference between the Estimated In-Process Amount and Final In-Process Amount within five (5) Business Days following the latter of the date that is sixty days after the Closing Date and the date of such determination by wire transfer of immediately available funds at an account designated by Sunoco; and

(vi)                              if (A) the Estimated In-Process Amount was less than the Baseline Amount and (B) the Estimated In-Process Amount is greater than the Final In-Process Amount, then Sunoco shall pay or cause to be paid to NewCo the difference between the Estimated In-Process Amount and Final In-Process Amount within five (5) Business Days after such determination by wire transfer of immediately available funds at an account designated by NewCo.

Section 2.10                             Intermediary Closing. Effective as of the Closing, subject to the terms and conditions herein, the following actions shall occur as part of the Intermediation Transaction and shall constitute the “Intermediary Closing”:

(a)                                 the Intermediary shall pay to Sunoco the consideration for the Upstream Inventory and the Downstream Inventory in immediately available funds as contemplated by the Intermediation Term Sheet;

(b)                                 Sunoco or the Contributing Subsidiaries shall deliver to the Intermediary the Upstream Inventory and Downstream Inventory, and assign all rights and Claims associated therewith; and

(c)                                  the Intermediary shall assume the Crude Purchase Obligations and all rights, Claims, counterclaims, and obligations thereunder.

ARTICLE III

CLOSING

Section 3.1                                    Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Vinson & Elkins, 666 5th Avenue, 26th Floor, New York, New York 10103, at 10:00 A.M. on the second Business Day after all of the conditions precedent set forth in Article IX have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or due waiver of those conditions), or if permissible, waived or at such other place, time and date as is agreed to in writing by the Parties (the “Closing Date”). The Intermediary Closing shall take place simultaneously with, and will be a condition to the consummation of the

Contemplated Transactions at, the Closing. The Closing shall be deemed to have occurred at 12:01 A.M. on the Closing Date.

Section 3.2                                    Deliveries.

(a)                                 Sunoco’s Closing Deliveries. In connection with the Sunoco Contribution, at the Closing Sunoco shall deliver, or cause to be delivered, to NewCo, the following:

(i)                                     the Deeds conveying title to the Refinery Owned Real Property, including the Refinery Improvements related thereto, and all of the right, title, appurtenances and interest of each of Sunoco and the Contributing Subsidiaries relating to such property, subject only to Permitted Refinery Owned Property Liens; each such Deed; and in recordable form for recording the Deed in the county in which the Refinery Real Property is located;

(ii)                                  duly executed UCC 3 termination statements and other terminations, pay-offs or releases, or other documents and instruments necessary to terminate and release all Liens (other than Permitted Liens or liens with respect to less than $100,000) on or in respect of any Refinery Assets;

(iii)                               one or more properly executed and acknowledged assignment and assumption of leases conveying all right, title and interest of each of Sunoco and the Contributing Subsidiaries to all Refinery Real Property Leases, each assignment to be reasonably to the satisfaction of each of the Parties hereto;

(iv)                              a copy of each applicable Third-Party Consent and Authorization set forth in Schedule 3.2(a)(iv);

(v)                                 a bill of sale to transfer all of the Refinery Assets in accordance with this Agreement to NewCo, in the form attached as Exhibit K, duly executed by Sunoco and each Contributing Subsidiary;

(vi)                              an intellectual property assignment agreement to transfer all of the Transferred Owned Refinery IP to NewCo, in the form attached as Exhibit M, duly executed by Sunoco and each Contributing Subsidiary;

(vii)                           an assignment and assumption agreement to transfer the Assumed Liabilities, in the form attached as Exhibit L, duly executed by Sunoco and each Contributing Subsidiary (“Intellectual Property Assignment”);

(viii)                        the Retail Agreement duly executed by Sunoco;

(ix)                              the Registration Rights Agreement duly executed by Sunoco;

(x)                                 the TSA duly executed by Sunoco;

(xi)                              the Advisory Agreement duly executed by Sunoco;

(xii)                           the Cross License Agreement duly executed by Sunoco;

(xiii)                        the applicable SXL Agreements duly executed by Sunoco;

(xiv)                       the Line-Fill Promissory Note duly acknowledged by Sunoco as obligee;

(xv)                          the Service Mark Coordination Agreements duly executed by Sunoco;

(xvi)                       except if the Estimated In-Process Note Amount is equal to $0, the In-Process Promissory Note duly acknowledged by Sunoco as obligee;

(xvii)                    any other documents, instruments or agreements contemplated hereby or reasonably necessary to consummate the Contemplated Transactions;

(xviii)                 a certificate of Sunoco, signed by an executive officer of Sunoco, to the effect that the conditions set forth in Sections 9.3(a) and 9.3(b) with respect to Sunoco have been satisfied or waived; and

(xix)                       a certificate of non-foreign status of Sunoco and each Contributing Subsidiary (other than SIL) meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) and a certificate of SIL certifying that none of the Refinery Assets contributed by it to NewCo constitute United States real property interests and meeting the requirements of Treasury Regulation Section 1.1445-2(c).

(b)                                 TCG Closing Date Deliveries. In connection with the TCG Contribution, at the Closing TCG shall deliver, or cause to be delivered, to Sunoco, or, in the case of clause (i) below, to NewCo, the following:

(i)                                     the amount of the TCG Contribution in immediately available funds;

(ii)                                  a certificate of TCG, signed by an executive officer of TCG, to the effect that the conditions set forth in Sections 9.2(a) and 9.2(b) with respect to TCG have been satisfied or waived;

(iii)                               any other documents, instruments or agreements contemplated hereby or reasonably necessary to consummate the Contemplated Transactions; and

(iv)                              the Registration Rights Agreement duly executed by TCG.

(c)                                  NewCo Closing Date Deliveries. In connection with the TCG Contribution and the Sunoco Contribution, at the Closing, NewCo shall deliver, or cause to be delivered, to Sunoco, the following:

(i)                                     one or more properly executed and acknowledged assignment and assumption of leases conveying all right, title and interest of Sunoco and each of its Affiliates to all Refinery Real Property Leases, each assignment to be reasonably to the satisfaction of each of the Parties hereto;

(ii)                                  an assignment and assumption agreement to transfer the Assumed Liabilities, in the form attached as Exhibit L, duly executed by NewCo;

(iii)                               an intellectual property assignment agreement to transfer all of the Transferred Owned Refinery IP to NewCo, in the form attached as Exhibit M, duly executed by NewCo;

(iv)                              the Retail Agreement duly executed by NewCo;

(v)                                 the Registration Rights Agreement duly executed by each of NewCo;

(vi)                              the TSA duly executed by NewCo;

(vii)                           the Advisory Agreement duly executed by NewCo;

(viii)                        the applicable SXL Agreements duly executed by NewCo;

(ix)                              the Line-Fill Promissory Note duly executed by NewCo;

(x)                                 the Service Mark Coordination Agreement duly executed by NewCo;

(xi)                              the Cross License Agreement duly executed by NewCo;

(xii)                           except if the Estimated In-Process Note Amount is equal to $0, the In-Process Promissory Note duly executed by NewCo;

(xiii)                        any other documents, instruments or agreements contemplated hereby or reasonably necessary to consummate the Contemplated Transactions; and

(xiv)                       an amount to be paid to the Contributing Subsidiaries as shown on Schedule 2.3(b) equal in the aggregate to the Closing Payment Amount, in immediately available funds to an account designated by Sunoco.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SUNOCO

Except as expressly set forth in the disclosure schedules delivered by Sunoco in connection with the execution and delivery of this Agreement (the “Disclosure Schedules”), Sunoco hereby represents and warrants to each of TCG and NewCo that the statements contained in this Article IV are correct and complete as of the date of this Agreement:

Section 4.1                                    Organization; Qualification. Each of Sunoco and each of the Contributing Subsidiaries is a corporation, limited partnership or limited liability company, as the case may be, duly incorporated or organized, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Each Contributing Subsidiary has (i) all requisite power and authority necessary to own, lease or operate the Refinery Business as such business is currently conducted, and (ii) is qualified to do business as a foreign corporation, partnership, limited partnership or limited liability company, as the case may be, in each jurisdiction in which any

Refinery Assets or property of the Refinery Business is currently owned, leased or operated by such entity or the nature of the Refinery Business currently conducted by such entity makes such qualification necessary. Schedule 4.1 sets forth for each of Sunoco and the Contributing Subsidiaries correctly and completely such entity’s jurisdiction of incorporation or formation.

Section 4.2                                    Authority; Enforceability.

(a)                                 Sunoco has, and as of the Closing, each of the Contributing Subsidiaries shall have, the requisite corporate, general partnership, limited partnership or limited liability company power and authority, as applicable, to execute and deliver this Agreement (solely in the case of Sunoco) and the Related Agreements to which it is, or will be as of the Closing, a party, and to consummate the Contemplated Transactions. The execution and delivery by each of Sunoco and the Contributing Subsidiaries of this Agreement (solely in the case of Sunoco) and the Related Agreements to which it is, or will be as of the Closing, a party, and the consummation of the Contemplated Transactions by Sunoco has been, and by each of the Contributing Subsidiaries will be, as of the Closing duly and validly authorized by each of Sunoco and the Contributing Subsidiaries and no other corporate, general partnership, limited partnership or limited liability company proceedings, as the case may be, on the part of such of Sunoco and the Contributing Subsidiaries will be necessary to authorize this Agreement and the Related Agreements or to consummate the Contemplated Transactions as of the Closing.

(b)                                 Each of this Agreement (in the case of Sunoco) and the Related Agreements constitutes (or will constitute, in the case of the Related Agreements to be delivered at the Closing) the valid and binding agreement of each of Sunoco and the Contributing Subsidiaries, and is (or will be, in the case of the Related Agreements to be delivered at the Closing) enforceable against each of Sunoco and the Contributing Subsidiaries in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.3                                    No Violation; Consents and Approvals.

(a)                                 The execution, delivery and performance of the Agreement and the Related Agreements by any of Sunoco and the Contributing Subsidiaries and the consummation by such of Sunoco and the Contributing Subsidiaries of the Contemplated Transactions do not and will not as of the Closing (i) conflict with or violate any of its Governing Documents; (ii) breach any Material Contract to which such entity is a party or subject; (iii) violate or breach any Law applicable to such entity; or (iv) result in the creation or imposition of any lien, charge or encumbrance upon any of the Refinery Assets, except for Permitted Liens, except in the case of (ii), (iii) or (iv) such violations, breaches, creations or impositions that would not, individually or in the aggregate, have a Material Adverse Effect.

(b)                                 No material declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority or other Third Party under a Material Contract is necessary for the consummation by any of Sunoco and the Contributing Subsidiaries of the Contemplated Transactions except for (i) any notice required to be filed under the HSR Act, (ii) any consent, approval or notice required to be obtained from or given to any state public utility commission, (iii) any transfer application or other filing to be filed with, or any approval of any Governmental Authority, (iv) any other filing contemplated by this Agreement or any other Related Agreement or (v) any declaration, filing, registration, notice, authorization, consent or approval, the failure of which to have received when made would not have a Material Adverse Effect.

Section 4.4                                    Financial Statements. Sunoco has delivered to TCG correct and complete copies of the FAMIS reports and the operating cost reports for each calendar month since January 1, 2010 through May 31, 2012 (collectively, the “Refinery Reports”). Each of the Refinery Reports (i) has been prepared on a consistent basis throughout the periods covered, (ii) has been prepared in the ordinary course of business consistent with past custom and practice, and (iii) to the Knowledge of Sunoco, is the same report prepared for Sunoco’s own internal use in connection with the operation of the Refinery.

Section 4.5                                    Material Contracts.

(a)                                 Schedule 4.5(a) sets forth a correct and compete list of all the Refinery Contracts described below to which Sunoco or any of the Contributing Subsidiaries is a party as of the date hereof, including all amendments and modifications thereto, and which primarily relate to the Refinery Business or any of the Refinery Assets (for the avoidance of doubt, other than the Excluded Contracts) (collectively, the “Material Contracts”):

(i)                                     any Contract relating to indebtedness (or any guaranty thereof) or the granting of any lien with respect to more than $100,000 (excluding any Credit Support Obligations);

(ii)                                  any CBA;

(iii)                               any Contract providing for the future disposition of any Refinery Asset (i) with a fair market value of more than $500,000, other than dispositions in the ordinary course of business consistent with past custom and practice (including for the avoidance of doubt with respect to quantity, price and frequency) or (ii) with a fair market value of more than $5,000,000;

(iv)                              any lease of real or personal property that provides for an annual base rental payable by Sunoco or any of the Contributing Subsidiaries of more than $500,000;

(v)                                 any Contract expressly prohibiting a Person from engaging in any business relating to the Refinery;

(vi)                              partnership, joint venture or other similar Contracts providing for a sharing of profits of the Refinery Business or any subsection thereof;

(vii)                           any Contract (other than Contracts for the purchase or sale of inventory or Contracts that are otherwise expressly required to be disclosed pursuant to any other subclause of this Section 4.5(a)) that provides for the payment or the Loss by, or the Liability of, the Refinery Business (and will require the payment or Loss by, or the Liability of,

NewCo or any of its Subsidiaries) from and after the Closing of amounts in excess of $5,000,000; and

(viii)                        any Contract to enter into any agreement with respect to any of the matters described in any of the foregoing clauses of above.

(b)                                 Sunoco has delivered or made available to TCG accurate and complete copies of all Material Contracts, together with all amendments thereto. There are no oral Material Contracts and no oral terms or conditions to any Material Contracts.

(c)                                  To the Knowledge of Sunoco, (i) each Material Contract is in full force and effect and is a legal, valid and binding obligation of Sunoco or one of the Contributing Subsidiaries, enforceable against Sunoco or one of the Contributing Subsidiaries in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought, (ii) none of Sunoco or any of the Contributing Subsidiaries is, or during the one (1) year prior to the date hereof has been, in material breach of any Material Contract nor has, to Sunoco’s Knowledge, any other party thereto and (iii) to Sunoco’s Knowledge, none of Sunoco or any of the Contributing Subsidiaries has received from any other party to any Material Contract written notification within the one (1) year prior to the date hereof that remains unresolved that such Material Contract is not in full force and effect, that Sunoco or any of the Contributing Subsidiaries has failed to perform its obligations thereunder to date, or that any other party thereto has not performed its obligations thereunder to date.

(d)                                 To the Knowledge of Sunoco, there are no bankruptcy, insolvency, reorganization, receivership or arrangement procedures pending with respect to any party to a Material Contract that would reasonably be expected to result in material modification or breach of such Material Contract.

Section 4.6                                    Authorizations. Schedule 4.6 contains a list of the material Refinery Permits and all other material Authorizations of any of Sunoco and the Contributing Subsidiaries used (or held for use) in connection with the Refinery Assets or the Refinery Business. No event has occurred within the one (1) year prior to the date hereof that remains unresolved, and no circumstance or condition exists, that (with or without notice or lapse of time or both) would reasonably be expected to constitute or result in a material violation by Sunoco or any of the Contributing Subsidiaries of, or a failure on the part of Sunoco or the Contributing Subsidiaries to comply with the terms of, any such Authorization, the result of such event could reasonably be expected to result in a Material Adverse Effect. None of Sunoco or any of the Contributing Subsidiaries has received any written notification that any such Authorization (i) is not in full force and effect, (ii) has been violated in any material respect, or (iii) is subject to any suspension, revocation, modification or cancellation; and there is no Proceeding pending or threatened in writing regarding suspension, revocation, modification or cancellation of any such Authorization, the result of such event could reasonably be expected to result in a Material Adverse Effect.

Section 4.7                                    Compliance with Law.

(a)                                 Sunoco and each of the Contributing Subsidiaries is, and since June 30, 2010 has been, in compliance in all material respects with all material applicable Laws (other than Environmental Laws) with respect to Refinery Assets and the Refinery Business. Since June 30, 2010, to the Knowledge of Sunoco, none of Sunoco or any of the Contributing Subsidiaries has received any written notification from any applicable Governmental Authority that it is not in compliance in all material respects with any material applicable Laws with respect to Refinery Assets and the Refinery Business. Since June 30, 2009, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) would reasonably be expected to constitute or result in a failure of Sunoco or any of the Contributing Subsidiaries to comply with the terms of any applicable Law with respect to Refinery Assets or the Refinery Business, the result of such event could reasonably be expected to result in a Material Adverse Effect.

(b)                                 In connection with any of the Refinery Assets or the Refinery Business, each of Sunoco and the Contributing Subsidiaries (including each of their respective directors, managers, officers, employees, distributors, suppliers, traders, agents and representatives) has not since June 30, 2007 directly or indirectly (i) taken any action that would violate the FCPA, (ii) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (iii) made, offered or authorized any unlawful payment or given, offered, or authorized the giving or offering of a gift or anything of value to any foreign or domestic governmental official or employee (including an official or employee of a state owned, operated, or controlled entity), or (iv) made, offered, authorized, accepted or received any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

(c)                                  Notwithstanding anything to the contrary in this Section 4.7, this Section 4.7 shall not relate to matters related to Environmental Laws, labor and employment Laws or Tax Laws.

Section 4.8                                    Proceedings. As of the date hereof, (i) there is no Proceeding pending, or threatened in writing within the three (3) months prior to the date hereof, against Sunoco or any of the Contributing Subsidiaries with respect to the Refining Business (any such Proceeding, other than any routine Proceedings of any Governmental Authority, the “Retained Litigation Matters”); and (ii) there are no Orders or other decisions of any Governmental Authority outstanding against Sunoco or any of the Contributing Subsidiaries pertaining to any portion of the Refinery Assets or the Refinery Business.

Section 4.9                                    Taxes. All material Tax Returns required to be filed with respect to any of the Refinery Assets or the Refinery Business have been duly and timely filed. All material Taxes owed with respect to any of the Refinery Assets or the Refinery Business that are or have become due have been paid in full. All material withholding tax requirements imposed on or with respect to the Refinery Business and the Refinery Assets have been satisfied. There is not in force any extension of time with respect to the due date for the filing of any material Tax Return or any waiver or agreement for any extension of time for the assessment or payment of any material Tax; in each case with respect to any of the Refinery Business or the Refinery Assets. Except with respect to Taxes not yet due and payable, (i) there are no Liens for material unpaid Taxes and (ii) no unresolved claim for material unpaid Taxes has been made in writing by any Governmental Authority that could give rise to any such Lien; in each case, with respect to the Refinery Business or the Refinery Assets. There are no active audits or legal proceedings involving Tax matters or, to the Knowledge of Sunoco, threatened audits or proposed deficiencies or other claims for material unpaid Taxes, in each case related to the Refinery Business or the Refinery Assets.

Section 4.10                             Environmental.

(a)                                 Environmental Authorizations. Schedule 4.6 sets forth all material Environmental Authorizations required by any Environmental Law for operation of the Refinery Business and Sunoco and the Contributing Subsidiaries hold all such Environmental Authorizations, which are in full force and effect and, where subject to renewal, Sunoco has timely submitted complete renewal applications where failure to do so could reasonably be expected to have a Material Adverse Effect. There are no Proceedings pending or, to the Knowledge of Sunoco, threatened which could reasonably be expected to affect (i) the validity of any Environmental Authorization held by any of Sunoco and the Contributing Subsidiaries and listed on Schedule 4.6, (ii) the ability of Sunoco or NewCo to obtain prior to the Closing any Environmental Authorization listed on Schedule 4.6 that has not been obtained at the date of this Agreement, (iii) the ability of Sunoco or NewCo to obtain within the time specified by applicable Environmental Law any Environmental Authorization listed on Schedule 4.6, or (iv) the ability of Sunoco or NewCo to renew any Environmental Authorization in each of the foregoing cases which Proceeding, if adversely resolved, could reasonably be expected to have a Material Adverse Effect.

(b)                                 Environmental Liens. None of the Refinery Assets or other property used in the Refinery Business is subject to any Lien imposed by or arising under any Environmental Law, and there are no proceedings pending or, to the Knowledge of Sunoco, threatened that could reasonably be expected to result in the imposition of any such Lien, nor is there any basis for any such Lien or proceeding.

(c)                                  Environmental Compliance. Each of the Refinery Business and the Refinery Assets is currently, and for the past three years, has been, operated so as not to be in Environmental Noncompliance where such Environmental Noncompliance could reasonably be expected to have a Material Adverse Effect. Neither Sunoco nor any of the Contributing Subsidiaries has received any currently unresolved written communication from any Person alleging any of Sunoco and the Contributing Subsidiaries is in Environmental Noncompliance, which Environmental Noncompliance could reasonably be expected to have a Material Adverse Effect. To Sunoco’s Knowledge, there are no conditions or circumstances relating to the Refinery Business that may prevent or interfere with their or NewCo’s compliance, in all material respects, with all Environmental Laws at the Closing.

(d)                                 Environmental Proceedings. There are no Proceedings pending or, to Sunoco’s knowledge, threatened against any of Sunoco and the Contributing Subsidiaries, against the Refinery Business itself or any of the Refinery Assets (or, with respect to any Predecessor, any property constituting a part of the Refinery Assets) used therein or operations performed thereon, in which any violation of any Environmental Law is alleged or any Environmental Liability is asserted which, if adversely resolved, could reasonably be expected to have a Material Adverse Effect.

(e)                                  Environmental Reports. Sunoco and the Contributing Subsidiaries have made available to TCG for review material environmental audits, assessments, reports, studies, documents and correspondence on environmental matters, Hazardous Materials (including any Release or threatened Release of, or exposure to Hazardous Materials) and compliance with Environmental Laws and Environmental Authorizations relating to the operation of the Business or use of the Refinery Real Property or any of the Refinery Assets sufficient to reasonably apprise TCG of the existence, nature and extent of material Environmental Conditions, Environmental Noncompliance and Environmental Claims of which Sunoco has Knowledge.

(f)                                   This Section 4.10 sets forth the sole representations and warranties of Sunoco with respect to environmental, health and safety matters, including all matters arising under Environmental Laws or with respect to Environmental Liabilities, Environmental Noncompliance, Environmental Conditions, Environmental Claims or Releases.

Section 4.11                             Benefit Plan Matters.

(a)                                 Schedule 4.11(a) lists each Benefit Plan that Sunoco or any of its ERISA Affiliates maintain or to which Sunoco or any of its ERISA Affiliates contribute or is a participating employer or under which Sunoco or any of its ERISA Affiliates may have any liability which applies to any employees of Sunoco or its Affiliates who are currently providing services related to or in connection with the operation of the Refinery Business (collectively, the “Company Benefit Plans”). With respect to each Company Benefit Plan, Sunoco has delivered true and complete copies of all plan documents and summary plan descriptions (to the extent applicable).

(b)                                 Except as would not have a Material Adverse Effect, (i) each Company Benefit Plan (and each related trust, insurance contract or fund) has been administered and operated in accordance with the terms of the applicable controlling documents and with the applicable provisions of ERISA, the Code and all other applicable Laws (ii)each Company Benefit Plan that is an Employee Pension Benefit Plan and that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code meets such requirements and has either received or applied for (or has time remaining to apply for) a favorable determination letter from the IRS within the applicable remedial amendment periods, and (iii) to the Knowledge of Sunoco, no amendments have been made to any such Company Benefit Plan following the receipt of a determination letter that would jeopardize such plan’s qualified status.

(c)                                  Each Employee Pension Benefit Plan maintained, sponsored or contributed to by Sunoco or any of its ERISA Affiliates in the six year period preceding the Closing Date subject to the minimum funding requirements of Section 412 of the Code or subject to Title IV of ERISA has been set forth on Schedule 4.11(c) and the latest actuarial reports related to any such plan currently maintained, sponsored or contributed to by Sunoco have been delivered by Sunoco. Neither Sunoco nor its Affiliates has incurred any unsatisfied Liability to the Pension Benefit Guaranty Corporation nor could Sunoco or any of its ERISA Affiliates be reasonably expected to incur any Liability to the Pension Benefit Guaranty Corporation under Title IV of ERISA that could result in the imposition of any Liability on TCG or NewCo.

(d)                                 Neither Sunoco nor any of its ERISA Affiliates maintain or contribute to, nor has Sunoco or any of its ERISA Affiliates ever maintained or contributed to, any Company Benefit Plan providing medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code).

(e)                                  Except as would not have a Material Adverse Effect, there are no unresolved claims or disputes under the terms of, or in connection with, any Company Benefit Plan (other than routine undisputed claims for benefits). To the Knowledge of Sunoco, no action, legal or otherwise, has been commenced with respect to any such claim or dispute.

(f)                                   Except as set forth on Schedule 4.11(f), with respect to each Company Benefit Plan, no Proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Company Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Sunoco, threatened, and to the Knowledge of Sunoco, there is no basis for any such Proceeding, hearing or investigation.

(g)                                  Except as set forth on Schedule 4.11(g), neither Sunoco nor any of its ERISA Affiliates contribute to or has ever contributed to any Multiemployer Plan or has any liability (including withdrawal liability) under any Multiemployer Plan in which any Acquired Employee participates.

Section 4.12                             Labor Matters.

(a)                                 Except as set forth in Schedule 4.12(a), neither Sunoco nor any of its Affiliates is a party to any CBA or other labor union Contract in connection with the operation of the Refinery Business.

(b)                                 Except as would not have, individually or in the aggregate, a Material Adverse Effect, Sunoco and the Contributing Subsidiaries are, in all respects, in compliance with all applicable Labor Law and have been in compliance, in all respects, during the three years prior to the date of this Agreement. Except as set forth on Schedule 4.12(b), in connection with the operation of the Refinery Business, there are no pending or, to the Knowledge of Sunoco, threatened, Claims, class actions or other similar suits or Proceedings relating to matters of compliance with the Labor Laws.

(c)                                  Except as set forth on Schedule 4.12(c), in connection with the operation of the Refinery Business: (1) there are no pending or, to the Knowledge of Sunoco, threatened (i) strikes, work stoppages, slowdowns or lockouts against Sunoco or any of its Affiliates by any employees, or (ii) labor disputes currently subject to any grievance procedure, arbitration or litigation, including any unfair labor practice charge or complaint (as defined in the National Labor Relations Act) against Sunoco or any of its Affiliates; (2) neither Sunoco nor any of its Affiliates has experienced or been threatened with any labor strike, slowdown, picketing or material work stoppage involving its employees within the past three years; and (3) there are no pending or, to the Knowledge of Sunoco, threatened, union organizing campaigns, demands for recognition or union election petitions with respect to any employees.

(d)                                 Sunoco and each of its Affiliates has complied in all respects with the WARN Act and there are no pending nor, to the Knowledge of Sunoco, threatened or pending claims under the WARN Act in connection with the operation of the Refinery Business. Except as set forth on

Schedule 4.12(d), during the three years prior to the date of this Agreement, neither Sunoco nor any of its Affiliates implemented a mass layoff, plant closing or other similar action in connection with the operation of the Refinery Business that required the issuance of notice (or provision of payment in lieu of notice) under the WARN Act.

(e)                                  Except as set forth on Schedule 4.12(e), there are no employment, retention or severance contracts, arrangements or agreements with any of the Acquired Employees.

Section 4.13               Intellectual Property.

(a)                                 Schedule 4.13(a) sets forth a complete and accurate list of all Registered Intellectual Property owned by Sunoco or any of its Affiliates and solely used (or solely held for use) in the operation of the Refinery Business. All currently due maintenance fees for issued patents or renewal fees for such Registered Intellectual Property have been paid as of the date hereof. No re-examination, reissue, interference, opposition, or cancellation proceedings are pending with respect to any of the Registered Intellectual Property.

(b)                                 To the Knowledge of Sunoco, the operation of the Refinery Business as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any Person in any material respect. In the past two years, none of Sunoco or its Affiliates has received any written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation or other violation of any Intellectual Property rights of any Person with respect to such operation of the Refinery Business (including any demand that any of Sunoco or its Affiliates must license or refrain from using any Intellectual Property rights of any Third Party). To the Knowledge of Sunoco, no other Person is infringing or misappropriating any item of the Transferred Owned Refinery IP, or any Intellectual Property licensed to Sunoco or any of its Affiliates on an exclusive basis that is used primarily in the Refinery Business for which Sunoco or any of its Affiliates has the right to enforce against other Persons, except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. None of the issued patents included in the Transferred Owned Refinery IP has been adjudged invalid or unenforceable.

(c)                                  Sunoco and the Contributing Subsidiaries own, and have the right to assign, all right, title and interest in and to the Transferred Owned Refinery IP, free and clear of all Liens (other than Permitted Liens). Immediately subsequent to Closing, the Transferred Owned Refinery IP (except for tangible embodiments not maintained at the Refinery) shall be owned and available for use by NewCo in substantially the same manner in which Sunoco or its Affiliates owned and used the Transferred Owned Refinery IP immediately prior to the Closing. None of the material Transferred Owned Refinery IP is subject to any outstanding Order, and no legal proceeding is pending which challenges the validity, enforceability or ownership of any material Transferred Owned Refinery IP, except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Neither Sunoco nor its Affiliates have granted to any Third Party, any exclusive rights or licenses with respect to the Transferred Owned Refinery IP.

(d)                                 Sunoco and each of its Affiliates has taken commercially reasonable steps to maintain the confidentiality of any material trade secrets and other material confidential information included in the Transferred Owned Refinery IP.

(e)                                  Set forth on Schedule 4.13(e) is a list of all material agreements under which Sunoco or any of its Affiliates licenses Intellectual Property from a Third Party that is solely used in connection with the Refinery Business (collectively, all such material agreements being referred to as “Inbound Refinery License Agreements”). To the Knowledge of Sunoco, (i) each of the Inbound Refinery License Agreements is valid, binding and in full force and effect; and (ii) none of Sunoco or any of its Affiliates is in default of any material terms of any such Inbound Refinery License Agreements, and no event has occurred that with notice or lapse of time would constitute a default of any material terms of any such Inbound Refinery License Agreements, that, with respect to each of the foregoing, would permit termination thereunder.

(f)                                   Except as set forth on Schedule 4.13(f) and the Intellectual Property licensed under the Cross License Agreement and the services provided under the TSA, the Transferred Owned Refinery IP and the Intellectual Property licensed by any of Sunoco or its Affiliates from Third Parties pursuant to the Inbound Refinery License Agreements is all of the Intellectual Property that is used by Sunoco or any of its Affiliates in the operation of the Refinery Business as currently conducted and as conducted during the 24-month period preceding the Closing, except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(g)                                  Sunoco and its Affiliates own or lease all Transferred Refinery Computer Systems that are necessary for the operation of the Refinery Business. In the past 12-month period, there has been no material failure or other material substandard performance of any Transferred Refinery Computer Systems that resulted in any material disruptions to the Refinery Business. Sunoco and each of its Affiliates has taken commercially reasonable steps to provide for the back-up and recovery of data and information and commercially reasonable disaster recovery plans, procedures, and facilities, and as applicable, have taken reasonable actions to protect the integrity and security of the Transferred Refinery Software and Transferred Refinery Computer Systems, and Software information stored thereon, from unauthorized use, access, or modification by Third Parties. Sunoco has pursuant to Software licenses, the number of users or seats used in the Refinery Business as currently conducted.

(h)                                 The execution, delivery and performance by Sunoco of this Agreement and the consummation of the Contemplated Transactions, do not and will not encumber or adversely affect the right to use any material Transferred Owned Refinery IP currently owned or used by Sunoco in the conduct of the Refinery Business, as conducted as of the date hereof, except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.14                             Refinery Assets.

(a)                                 Schedule 4.14(a) sets forth (i) a legal description of all material Refinery Real Property that is land owned in fee (the “Refinery Owned Real Property”) and (ii) a listing of all the material Refinery Real Property Leases, together with the address of all Refinery Real Property (the “Refinery Leased Real Property”). Exhibit N further identifies each of the parcels of land described in Schedule 4.14(a) as Refinery Owned Real Property, being identified on Exhibit N and Schedule 4.14(a) as Premises A, Premises B, Premises C (SRTF Street Side), Premises D (SRTF River Side), Premises E, Premises G and Premises H.

(b)                                 Except as set forth in Schedule 4.14(a) and as would not be reasonably expected to result in a Material Adverse Effect, as of the date hereof: (i) all water, sewer, gas, electric, telephone and drainage facilities and all other utilities on and to the Refinery Real Property necessary for the operations of the Refinery Assets are sufficient to service the Refinery Assets as currently used by each of Sunoco and the Contributing Subsidiaries; (ii) there are no pending or, to the Knowledge of Sunoco, threatened condemnation or eminent domain Proceedings involving a partial or total taking of any of the Refinery Real Property.

(c)                                  The Refinery Assets (together with the SXL Agreement, the Retail Agreement, the Cross License Agreement and the services to be provided to NewCo under the TSA) are and immediately following the Closing will be sufficient for (i) an independent operator to operate the Refinery Business commercially and (y) except as set forth on Schedule 4.14(c), to operate the Refinery Business as currently conducted.

(d)                                 Each item of Refinery Personal Property and Refinery Improvements has been maintained in the ordinary course of business consistent with past custom and practice and in accordance with Sunoco’s policies in all material respects, and is in good and workman like condition (subject to normal wear and tear).

Section 4.15                             Title to Assets.

(a)                                 Sunoco or one of the Contributing Subsidiaries (i) has good and marketable, indefeasible fee title to the Refinery Owned Real Property and (ii) has sole possession or right of use, pursuant to valid and enforceable leases, of the material Refinery Leased Real Property, in each case, subject only to Permitted Refinery Owned Real Property Liens.

(b)                                 Sunoco or one of the Contributing Subsidiaries (i) has good and marketable title to each item of owned material Refinery Personal Property and (ii) has possession or right of use, pursuant to a valid and enforceable lease, of each item of leased material Refinery Personal Property, in each case, subject only to Permitted Liens.

Section 4.16                             Affiliate Transactions. Schedule 4.16 sets forth a list of all Contracts entered into with any Affiliate of Sunoco and is or has been material to the operation of the Refinery Business during the one (1) year prior to the date hereof, other than customary unwritten contracts (none of which will survive the Closing) for subsidiaries of a parent company for the provision of customary services, cash management and other accounting and general administrative functions. Except as set forth in Schedule 4.16, no such Affiliate (other than the Contributing Subsidiaries) owns, directly or indirectly, any property that Sunoco or any of its Affiliates uses (or holds for use) or otherwise has exclusive rights in respect of or in connection with the Refinery Business other than for such use as is contemplated to be provided from and after the Closing pursuant to this Agreement or any Related Agreement.

Section 4.17                             Finder’s Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Sunoco or any Contributing Subsidiary that might be entitled to any finder’s fee or brokerage commission in connection with any of the Contemplated Transactions where such fee or commission would be payable by NewCo, TCG or any of their respective Affiliates. For the avoidance of doubt, the fees of Credit Suisse (if any) for financial advisory services related to the Contemplated Transaction will be paid by Sunoco pursuant to a separate agreement.

ARTICLE V

REPRESENTATIONS OF TCG

TCG hereby represents and warrants to Sunoco and the Contributing Subsidiaries that the statements contained in this Article V are correct and complete as of the date of this Agreement:

Section 5.1                                    Organization; Qualification. TCG is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.

Section 5.2                                    Authority; Enforceability.

(a)                                 TCG has, and, as of the Closing, shall have, the requisite limited liability company power and authority, as applicable, to execute and deliver this Agreement and the Related Agreements to which it is, or will be as of the Closing, a party, and to consummate the Contemplated Transactions. The execution and delivery by TCG of this Agreement and the Related Agreements to which it is, or will be as of the Closing, a party, and the consummation of the Contemplated Transactions by TCG has been, and will be, as of the Closing, duly and validly authorized by TCG and no other limited liability company proceedings on the part of TCG will be necessary to authorize this Agreement and the Related Agreements or to consummate the Contemplated Transactions as of the Closing.

(b)                                 Each of this Agreement and the Related Agreements constitutes (or will constitute, in the case of the Related Agreements to be delivered at the Closing) the valid and binding agreement of TCG, and is (or will be, in the case of the Related Agreements to be delivered at the Closing) enforceable against TCG in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3                                    No Violation; Consents and Approvals. Except as set forth in Schedule 5.3:

(a)                                 The execution, delivery and performance of the Agreement and the Related Agreements by TCG and the consummation by TCG of the Contemplated Transactions do not and will not as of the Closing (i) conflict with or violate any of its Governing Documents; (ii) breach any Material Contract to which such entity is a party or subject; or (iii) violate or breach any Law applicable to such entity.

(b)                                 No material declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority or other Third Party is necessary for the consummation by TCG of the Contemplated Transactions except for (i) any notice required to be filed under the HSR Act, (ii) any consent, approval or notice required to be obtained from or given to any state public utility commission, (iii) any transfer application or other filing to be filed with, or any approval of any Governmental Authority, (iv) any other filing contemplated by this Agreement or any other Related Agreement or (v) any declaration, filing, registration, notice, authorization, consent or approval, the failure of which to have received when made would not have a Material Adverse Effect.

Section 5.4                                    Financing.

(a)                                 TCG has delivered to Sunoco a true and complete copy, as of the date hereof, the executed commitment letter from J.P. Morgan Ventures Energy Corporation and JPMorgan Chase Bank, N.A. (the “JPM Commitment Letter”) attaching term sheets for (i) a senior secured credit facility (the “Debt Term Sheet”) pursuant to which, and subject to the terms and conditions thereof and the JPM Commitment Letter, the lender parties thereto have committed to lend the amounts set forth therein to TCG and NewCo for the purpose of providing NewCo with working capital financing (the foregoing arrangement, the “Debt Financing”), and (ii) a crude oil and refined products intermediation facility (the “Intermediation Term Sheet”) pursuant to which, and subject to the terms and conditions thereof and the JPM Commitment Letter, the Intermediary has agreed to purchase the inventory and contracts related thereto, and to consummate the Intermediation Transactions (the foregoing arrangement, the “Intermediary Financing”). TCG and NewCo have delivered to Sunoco a true and complete copy of the executed commitment letter (the “Equity Commitment Letter” and, together with the JPM Commitment Letter, the “Financing Commitments”) from the Guarantor pursuant to which, and subject to the terms and conditions thereof, the Guarantor has committed to invest the amounts set forth therein (as may be amended, modified or replaced in accordance with this Agreement, the “Equity Financing” and, together with the Debt Financing and the Intermediary Financing, the “Financing”).

(b)                                 As of the date of this Agreement: (i) the JPM Commitment Letter, and Equity Commitment Letter are in full force and effect and have not been withdrawn or terminated or, except as disclosed to Sunoco, otherwise amended, supplemented or modified in any respect; (ii) each of the JPM Commitment Letter, and Equity Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of TCG and, to the knowledge of TCG, the Debt Financing Sources and the Intermediary, respectively, and the other parties thereto; (iii) other than customary letters with respect to fees or indemnities or as disclosed to Sunoco, there are no other agreements, side letters or arrangements relating to the JPM Commitment Letter or the Equity Commitment Letter; (iv) no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of TCG under any term or condition of the Financing; and (v) TCG has no reason to believe that it could be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing. TCG has fully paid or caused to be paid any and all commitment fees or other fees required by the Financing to be paid on or before the date of this Agreement. The Equity Commitment Letter and the JPM Commitment Letter contain all of the material conditions precedent to the obligations of the parties thereunder to make the Financing available to TCG on the terms therein. Subject to the terms and conditions of the Equity Commitment Letter and the JPM Commitment Letter, and assuming the satisfaction of the conditions to TCG’s obligations to consummate the Contemplated Transactions as set forth herein, the proceeds from the Financing are sufficient to fund all of the amounts required to be provided by TCG for the consummation of the Contemplated Transactions, and are sufficient for the satisfaction of all of

TCG’s obligations under this Agreement, including the payment of the TCG Contribution, all amounts required to be paid under this Agreement.

Section 5.5                                    Finder’s Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of TCG or any of its Affiliates that might be entitled to any fee or commission in connection with the Contemplated Transactions where such fee or commission would be payable by Sunoco or any of its Affiliates.

ARTICLE VI

INDEMNIFICATION

Section 6.1                                    Survival. None of the representations and warranties of any Party set forth in, or deemed made pursuant to, this Agreement or any Related Agreement (other than the Transition Services Agreement or the Amended and Restated NewCo LLC Agreement) will survive the Closing, and from and after the Closing, such representations and warranties shall be of no further force or effect and no claim for indemnification or otherwise may be made with respect to breaches thereof. Each Party acknowledges that it expressly intends to shorten the statute of limitations for claims or causes of action based upon, directly or indirectly, any of such representations and warranties as provided in this Section 6.1; provided, however, that (x) the Fundamental Representations and Warranties shall survive the Closing Date until the sixth (6th) anniversary of the Closing (or such shorter period as is contemplated by the statute of limitations with respect thereto) and (y) the Undisclosed Major Contracts Representation shall survive the Closing Date until the first (1st) anniversary of the Closing. Notwithstanding the preceding sentences, any representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to a right of indemnity shall have properly been given to the Party against whom such indemnity may be sought prior to the time at which it would otherwise terminate pursuant to the preceding sentences. The covenants and agreements of the Parties contained in this Agreement shall survive the Closing in accordance with their terms.

Section 6.2                                    Indemnification by Sunoco. Subject to the limitations set forth in this Article VI, from and after the Closing Date, Sunoco agrees to indemnify, defend and hold harmless each of NewCo, TCG and their respective successors, Representatives and permitted assigns (without duplication of indemnification provided to NewCo and NewCo’s Subsidiaries and their respective successors, Representatives and permitted assigns (collectively, the “NewCo Indemnitees”), from and against any and all Claims and Losses incurred, arising out of, resulting from or relating to:

(a)                                 the breach of (x) any Fundamental Representation and Warranty of Sunoco contained in this Agreement or (y) the Undisclosed Major Contracts Representation;

(b)                                 the breach of any covenant or agreement of Sunoco contained in this Agreement; or

(c)                                  any Excluded Liability.

provided, however, that with respect to indemnification of TCG, Sunoco shall only indemnify, defend and hold harmless TCG to the extent of TCG’s direct costs.

Section 6.3                                    Indemnification by NewCo. Subject to the limitations set forth in this Article VI, from and after the Closing Date, NewCo agrees to indemnify, defend and hold harmless each of Sunoco, Sunoco’s Subsidiaries, their Subsidiaries and their respective successors, Representatives and permitted assigns (collectively, the “Sunoco Indemnitees”), from and against any and all Claims and Losses incurred, arising out of, resulting from or relating to:

(a)                                 the breach of any Fundamental Representation and Warranty of TCG contained in this Agreement; or

(b)                                 the breach of any covenant or agreement of TCG or NewCo contained in this Agreement.

(c)                                  any Assumed Liability.

Section 6.4                                    Contingent First Recourse against Sunoco Captive Insurer. In the event that following the Closing, Sunoco implements the Evergreen Captive Insurance Structure and any NewCo Indemnitee is or becomes entitled to indemnification under Section 6.2 in connection with an Environmental Liability, such NewCo Indemnitee and Sunoco agree that Sunoco and the Sunoco Captive Insurer, the latter solely with respect to coverage designated for Liabilities arising from the Refinery Assets or Refinery Business, will be jointly and severally liable for the satisfaction of such indemnification obligation to such NewCo Indemnitee. In that event, such NewCo Indemnitee agrees that it shall make commercially reasonable efforts to first seek payment or indemnification from the Sunoco Captive Insurer for satisfaction of such indemnification obligations; provided, however, that if Sunoco Captive Insurer does not promptly (an in any event, within thirty (30) Business Days) agree (including agreement with a reasonable reservation of rights) to indemnify, defend and hold harmless such NewCo Indemnitee under this Section 6.4 and provide reasonable assurance of its ability to continually satisfy such indemnification obligation, such NewCo Indemnitee shall be entitled to demand and require that Sunoco immediately indemnify, defend and hold harmless such NewCo Indemnitee. Nothing in this Section 6.4 shall be construed to limit the ability of any NewCo Indemnitee to file any pleading, make any demand or take any other action that it determines in good faith is necessary to preserve and protect its rights to indemnification against Sunoco in its capacity as a joint and several obligor, including in cases where Sunoco Captive Insurer’s agreement to indemnify, defend and hold harmless such NewCo Indemnitee includes a reasonable reservation of rights.

Section 6.5                                    Indemnification Procedures.

(a)                                 A Sunoco Indemnitee or NewCo Indemnitee, as the case maybe (for purposes of this Article VI, the “Indemnified Party”), shall give the indemnifying party under Section 6.2 and Section 6.3, as applicable (for purposes of this Article VI, the “Indemnifying Party”), prompt written notice of any matter which it has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement, containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this Article VI except to the extent the Indemnifying Party is actually prejudiced by such failure.

(b)                                 If any Third Person shall notify an Indemnified Party with respect to a Third-Party Claim under this Article VI for which the Indemnified Party may seek indemnification hereunder, then the Indemnified Party shall promptly (and in any event within ten (10) Business Days after receiving notice of the Third-Party Claim or the commencement of Litigation with respect thereto) notify the Indemnifying Party thereof in writing and specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this Article VI except to the extent the Indemnifying Party is actually prejudiced by such failure.

(c)                                  The Indemnified Party may defend against any Third-Party Claim in any manner it may reasonably deem appropriate and in connection therewith, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party; provided, however, the Indemnifying Party shall be entitled to participate in the defense of any Third-Party Claim and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of such claim that the Indemnifying Party will indemnify the Indemnified Party from and against the Losses relating to such Third-Party Claim; (ii) such Third Party Claim does not seek injunctive or other equitable relief that if determined adversely to the Indemnified Party would reasonably be expected to have material adverse effects on the Indemnified Party; and (iii) the Indemnifying Party conducts the defense of such claim diligently.

(d)                                 If the Indemnifying Party is entitled pursuant to this Section 6.5 and elects to assume the defense of any such Third-Party Claim, (i) it shall keep the Indemnified Parties advised of the status of such Third-Party Claim and the defense thereof on a reasonably current basis and shall consider in good faith the recommendations made by the Indemnified Parties with respect thereto and (ii) the Indemnified Party shall be entitled to participate in the defense of any such Third-Party Claim and to employ, at its expense, separate counsel of its choice for such purpose at its sole cost and expense, it being understood, however, that the Indemnifying Party shall continue to control such defense; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses) of the Indemnified Party if (x) the Indemnified Party’s outside counsel shall have reasonably concluded and advised in writing (with a copy to the Indemnifying Party) that there are defenses available to such Indemnified Party that are different from those available to the Indemnifying Party that are reasonably likely to be asserted, or (y) the Indemnified Party’s outside counsel shall have advised in writing (with a copy to the Indemnifying Party) the Indemnified Party that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party. Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree, in each case, that subjects the Indemnified Party to any criminal liability, requires an admission of guilt or wrongdoing on the part of the Indemnified Party or imposes any unreasonable continuing obligation on or requires any payment from the Indemnified Party without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld. Notwithstanding anything to the contrary in this Section 6.5, the Parties agree that from and after Closing, Sunoco shall assume and control the defense of the Retained Litigation Matters without the need for any written notice to NewCo or any other Person of such Third-Party Claims.

Section 6.6                                    Limitations on Indemnification.

(a)                                 An Indemnified Party shall not be entitled to indemnification under Section 6.2(a) or Section 6.3(a) for breach of any representation or warranty (other than a breach of a Fundamental Representation or Warranty) unless the aggregate of the Indemnifying Party’s indemnification obligations to the Indemnified Party pursuant to this Section 6.6(a) (but for this Section 6.6(a)) in respect of such breach of representation or warranty exceeds $1,000,000, and in such event, the Indemnified Party shall be entitled to indemnification and recovery for all amounts. For the avoidance of doubt, there shall be no limitations on indemnification pursuant to this Section 6.6(a) in connection with Sections 6.2(b), 6.2(c), 6.3(b) or 6.3(c).

(b)                                 The Indemnified Parties shall not be entitled to recover from Sunoco or NewCo, damages that are punitive damages, damages for lost profits or diminution in value or consequential, exemplary or special damages, other than consequential damages in connection with any Third-Party Claim or any amount payable to any other Person as an Assumed Liability or Retained Liability.

(c)                                  No Indemnified Party shall be entitled to recover from the Indemnifying Party, or include for purposes of determining if Claims or Losses have met or exceeded the threshold amount set forth in Section 6.6(a), any claim for indemnity in respect of any individual Claim or Loss (other than pursuant to Sections 6.2(c) or 6.3(c)) unless and until the indemnity claim against Indemnifying Party in respect of such Claim or Loss or any series of related Claims or Losses exceeds the Basket.

(d)                                 The amount of any Claims or Losses for which indemnification is provided under this Article VI shall be computed net of any (x) net Tax benefit realized by the Indemnified Party and (y) third party insurance (after costs of collection and deductibles) proceeds and recoveries in respect of third party indemnification obligations actually received by the Indemnified Party in connection with such Claims or Losses. Each Indemnified Party agrees to use its commercially reasonable efforts to obtain recovery in respect of any Claims or Losses from any third party insurance or third party indemnity which is available in respect of such Claims or Losses. If an Indemnified Party receives such insurance proceeds or indemnification recoveries in connection with Claims or Losses for which it has been indemnified hereunder, the Indemnified Party shall notify the Indemnifying Party, and refund to the Indemnifying Party the amount of such insurance proceeds or indemnification recoveries when received, up to the amount for which indemnification was paid hereunder.

(e)                                  Each Indemnified Party shall take all reasonable steps to mitigate any Losses in respect of which a Claim could be made under this Article VI. The amount of any Losses pursuant to which an Indemnified Party shall be entitled to seek indemnification hereunder shall be deemed reduced by the amount of the Claims or Losses resulting from any failure to mitigate such Claims or Losses.

(f)                                   A NewCo Indemnitee’s right to indemnification under this Article VI shall be limited to the extent any claim for which indemnification is sought hereunder arises out of any environmental sampling or testing conducted by NewCo Indemnitees after the Closing Date unless such sampling or testing is undertaken (i) to respond to, investigate, or otherwise respond to material facts indicating the potential existence of Environmental Conditions that, in the reasonable judgment of NewCo, may pose a significant risk to human health or the environment provided that, absent exigent circumstances requiring immediate action, NewCo shall reasonably consult with Sunoco and reasonably consider such input as Sunoco may provide prior to conducting such sampling or testing; (ii) to comply with the requirements of any Environmental Law; (iii) in response to an inquiry, request, claim or demand by a Governmental Authority; (iv) as reasonably necessary in connection with Construction and Development of the Refinery Real Property; or (v) as reasonably necessary to defend or resolve a Third Party Claim.

(g)                                  Solely for the purpose of determining the amount of any Claims and Losses (and not for determining whether any breach exists under this Agreement) for which the Indemnified Party may be entitled to indemnification pursuant to this Article VI, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material”, “materially” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

(h)                                 The representations, warranties and agreements made in this Agreement, together with the indemnification provisions hereof, are intended among other things to allocate the economic cost and risks inherent in the Contemplated Transactions and, accordingly, except with respect to any claim for breach of the Undisclosed Major Contracts Representation (which shall be subject to the limitations set forth in the definition of Undisclosed Major Contracts), a Party shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warrant or agreement by another Party notwithstanding whether any employee, officer, manager, director, representative or agent of the Party seeking to enforce a remedy knew or had reason to know of such breach and regardless of any investigation by such Party.

(i)                                     From and after the date that is one (1) year following the Closing Date, no Indemnified Party shall be entitled to make a claim for indemnification for Claims or Losses pursuant to Sections 6.2(b) or 6.3(b) for breach of any covenant contained in Article VIII and to be performed prior to Closing.

Section 6.7                                    Remediation. Any Remediation Activities conducted by Sunoco relative to Excluded Liabilities related to Environmental Conditions on, under, or emanating from the Refinery Assets, Refinery Real Property, or the Refinery Personal Property that arise out of or relate to the Excluded Liabilities shall be conducted as follows:

(a)                                 Sunoco agrees to perform all Remediation Activities relative to Environmental Conditions that arise out of or relate to the Excluded Liabilities in material compliance with applicable Environmental Laws employing where applicable risk-based remedial standards including, without limitation, standards based on pathway elimination and Special Industrial Area standards pursuant to applicable Environmental Laws, deed restrictions and institutional controls, except to the extent such risk-based remedial standards, deed restrictions and institutional controls would unreasonably interfere with either (i) NewCo’s operations or (ii) its plans for the Construction and Development of the Refinery Real Property subject in all cases to Sunoco’s obligation to comply with Environmental Laws in connection with such Remediation Activities. Sunoco shall provide NewCo with reasonable advance consultation and notice of the design and implementation of Remedial Activities and, to the extent, in the reasonable judgment of NewCo, such Remediation Activities could reasonably be expected to unreasonably interfere with NewCo’s current operations or any Construction and Development of the Refinery Real Property, Sunoco shall obtain the consent of NewCo, not to be unreasonably withheld or delayed, of its plan for Remediation Activity, prior to commencement of Remediation Activities. NewCo agrees to provide Sunoco with reasonable access to the Refinery Assets (and relevant NewCo personnel, books and records) for purposes of the completion of such Remediation Activities and to execute those documents as are reasonably necessary to facilitate application of such standards and effectuate such restrictions and controls.

(b)                                 Sunoco shall, subject to the limitations herein, have the responsibility and authority to conduct, control and conclude the defense or resolution of any such Remediation Activities and authority to conduct all governmental interactions with regard thereto, including sole responsibility to pay any fees, costs or expenses of counsel or any other advisors, consultants or third parties engaged in connection therewith to the extent such fees, costs or expenses constitute or relate to or arise out of Excluded Liabilities hereunder;

(c)                                  the NewCo Indemnitees shall have the right, but not the obligation, to reasonably participate in any such Remediation Activities including making comments to documents to be submitted to any Governmental Authority, participating in material meetings, and providing advice to Sunoco regarding procedural, substantive and strategic decisions, which Sunoco shall consider in good faith, taking into consideration the respective interests of the parties and their mutual interests in maintaining and preserving good relationships and their good standing and reputation with federal and state regulators.

(d)                                 NewCo shall permit Sunoco to utilize utilities, including wastewater treatment services and other resources on the Refinery Real Property in connection with such Remediation Activities and Sunoco agrees to reimburse NewCo for reasonable out-of-pocket costs actually incurred by NewCo of any resources utilized, provided that such reimbursement obligation shall not extend to internal person-power costs of NewCo or any out-of-pocket costs reasonably related to the ongoing conduct of the Refinery Business that would be incurred in the ordinary course without regard to conduct of Remediation Work hereunder.

(e)                                  Sunoco shall undertake diligent efforts to conduct Remediation Activities in a manner that does not unreasonably interfere with any of the current operations of NewCo or any Construction and Development.

(f)                                   Sunoco shall have no obligation to undertake any Remediation Activities, or provide indemnification with respect to any Liabilities for such Remediation Activities, unless, and then only to the extent that, Remedial Work is required by Environmental Laws or reasonably necessary in defense of, or for resolution of, a Third Party Claim.

Section 6.8                                    Exclusive Remedy. After the Closing, this Article VI will provide the exclusive remedy for each of the Parties hereto for any and all claims in connection with this Agreement (other than (i) as set forth in Section 2.9, (ii) equitable remedies as they relate to breaches of covenants or other agreements contained herein to the extent such covenants or agreements are to be performed after the Closing or (iii) claims under any other agreement in respect of any breach thereof). Notwithstanding the foregoing, nothing herein shall preclude any party from asserting a claim of fraud.

ARTICLE VII

EMPLOYEE MATTERS

Section 7.1                                    Employment Offers.

(a)                                 Schedule 7.1(a)(i) lists each individual who is actively employed by Sunoco or its Affiliates at the Refinery, including (i) in accordance with the NewCo USW Agreement all hourly represented mobile workforce maintenance employees temporarily assigned to the Refinery from Sunoco’s Marcus Hook Refinery and (ii) the Refinery Manager, his direct reports, and the Refinery human resources manager, each referenced herein as a “Refinery Senior Manager”. Schedule 7.1(a)(ii) lists each individual who is employed by Sunoco or its Affiliates and is not physically located at the Refinery, but has been designated by Sunoco as primarily serving the Refinery or as having skills which could reasonably support the operation of the Refinery Assets by NewCo or its Affiliates, including certain support services senior managers designated by TCG within twenty days of the execution of this Agreement, each referenced herein as a “Support Services Senior Manager”. Schedules 7.1(a)(i) and 7.1(a)(ii) include each employee’s (A) name, (B) current job title or position, (C) service dates recognized by Sunoco or its Affiliates, (D) current base salary or the base hourly rate, (E) accrued but unused vacation benefits (excluding any unused vacation benefits banked from previous years), (F) status (e.g., full-time, part-time, on leave) and if on leave, the type of leave (e.g., vacation, short-term disability or Family and Medical Leave Act leave), (G) whether the employee is represented by the Union and (H) is a Refinery Senior Manager or Support Services Senior Manager. Employees listed on Schedules 7.1(a)(i) and 7.1(a)(ii) shall be referred to as “Refinery Employees.” Sunoco shall update Schedules 7.1(a)(i) and 7.1(a)(ii) periodically prior to Closing.

(b)                                 At least ten days prior to the Closing Date, based on the then existing Schedules 7.1(a)(i) and 7.1(a)(ii) TCG shall make offers of employment, effective as of the Closing Date and contingent upon the occurrence of the Closing, at a base salary or base wage which is at least equal to that provided by Sunoco or its Contributing Subsidiaries immediately prior to the Closing Date (unless otherwise mutually agreed as to specific Refinery Employees) to (i) all Union represented Refinery Employees on Schedule 7.1(a)(i) in accordance with the NewCo USW Agreement, (ii) all non represented hourly and salaried Refinery Employees on Schedule 7.1(a)(i) who are not Refinary Senior Managers, (iii) all non-represented hourly and salaried Refinery Employees on Schedule 7.1(a)(ii) who are not Support Services Senior Managers, and (iv) any Refinery Senior Managers and Support Services Senior Managers that TCG selects in its sole discretion, these selected managers will be referred to herein as a “Key Employees”. TCG will give each Refinery Employee no less than five (5) days in which to accept or reject their employment offer. TCG will provide Sunoco with Schedule 7.1(b) at least three (3) Business Days prior to the Closing Date, which shall contain as of that date the names of the Refinery Employees TCG made offers of employment to, the rate of pay TCG offered, and whether the Refinery Employee accepted the offer. Any Refinery Employee who accepts the offer of employment by TCG and on the Closing Date is (a) actively at work or (b) on a holiday, scheduled day off pursuant to his or her regular schedule, or a vacation authorized prior to the Closing Date by Sunoco or its Affiliates and returns to work as scheduled shall become or be deemed employed by NewCo or its Affiliates as of the Closing Date (the “Employment Date”). Any Refinery Employee who accepts the offer of employment by TCG and on the Closing Date is on a leave of absence or short-term disability leave consistent with Sunoco or its Affiliates’ established policies and practices which was authorized by Sunoco or its Affiliates prior to the Closing Date, including any FMLA leave or military leave, and is qualified to return to work and does return to work at the end of such authorized leave, which shall not be longer than 180 days after the Closing Date, unless applicable Law or the NewCo USW Agreement gives the Refinery Employee a longer period for returning to work, shall become employed by NewCo or its Affiliates as of the day of his or her return to work with such date being deemed the Employment Date for such employee. All Refinery Employees who become employed by NewCo or its Affiliates shall be referred to herein as an “Acquired Employee.” Sunoco or its Contributing Subsidiary will terminate its employment of each Acquired Employee effective as of the date preceding each such Acquired Employee’s Employment Date (“Sunoco Termination Date”).

(c)                                  Sunoco or its Affiliates will not employ or provide severance payments to any Refinery Employee to whom NewCo or its Affiliates, in accordance with Section 7.1(b), makes an offer of employment who does not accept the offer.

Section 7.2                                    Benefits Plans, Employment Practices and Pay Practices.

(a)                                 Sunoco shall be solely responsible for payment of any bonuses owed and accrued under any Benefit Plan of Sunoco or its ERISA Affiliates during the time period in which any Acquired Employee performed services for Sunoco or its Affiliates prior to the Closing Date, in accordance with Section 2.6(i) of this Agreement. Effective as of the Closing Date, NewCo shall be responsible for paying any bonuses accrued by any Acquired Employee under any Benefit Plan of NewCo or its Affiliates for service performed for NewCo or its Affiliates.

(b)                                 From the Closing Date through December 31, 2012 (the “Service Period”), Acquired Employees will continue to participate in certain Employee Welfare Benefit Plans, including those listed on Annex 1 to the TSA, maintained by Sunoco as designated in the TSA and in accordance with the terms of the TSA. During the Service Period, Sunoco agrees to provide other transition services, including payroll services, to NewCo or its Affiliates as designated in the TSA and in accordance with the terms of the TSA for the Service Period.

(c)                                  Sunoco shall retain, assume or cause to be assumed by an Affiliate or a voluntary employee beneficiary association (“VEBA Trust”), all responsibility and Liability for post-retirement health and other post-retirement welfare benefits (other than benefits arising under COBRA except as required by regulations) for Acquired Employees who have satisfied the age and service requirements prior to or as of their Sunoco Termination Date to receive such benefits under the Company Benefit Plans, subject to the terms and conditions of such plans as they may from time to time be amended. Neither Sunoco nor any VEBA Trust established by Sunoco or its Affiliates shall have any responsibility or Liability for post-retirement health and other post-retirement benefits for any Acquired Employee who was not eligible for such benefits as of his or her Sunoco Termination Date.

(d)                                 Sunoco and its Contributing Subsidiaries shall retain responsibility and Liability for, and sponsorship of, all Company Benefit Plans sponsored at any time by Sunoco and its Affiliates, together with responsibility and Liability for payment of all benefits thereunder or with respect thereto. Except as otherwise provided in this Section 7.2(b), effective on his or her Sunoco Termination Date, each Acquired Employee shall cease active participation in all Company Benefit Plans sponsored by Sunoco or its Affiliate and any other programs or arrangements relating to compensation or employee benefits sponsored by Sunoco or its Affiliates.

(e)                                  With respect to any Benefit Plan NewCo or its Affiliates sponsor or maintain or to which NewCo or its Affiliates contribute or is a participating employer (the “NewCo Benefit Plans”) that any Acquired Employee becomes eligible to participate in on or after his or her Employment Date, NewCo shall or shall cause such Affiliate to (i) recognize service prior to and on the Sunoco Termination Date with Sunoco and its Affiliates (including any predecessor company) for all purposes, including eligibility to participate, vesting credit, entitlement to benefits and benefit accrual; provided, that with respect to NewCo Benefit Plans that are defined benefit or defined contribution retirement plans, Acquired Employees shall receive credit under such plans for purposes of eligibility and vesting, but not for accrual of benefits; provided, further, that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service; and (ii) use its commercially reasonable efforts to have any applicable insurance provider waive any pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements applicable to Acquired Employees under any such NewCo Benefit Plans providing medical, dental or vision benefits to the same extent such limitation would have been waived or satisfied under the analogous benefit plan sponsored by Sunoco or its Affiliate in which such Acquired Employee participated immediately prior to his or her Sunoco Termination Date. Sunoco and its Affiliates shall have no Liability or responsibility with respect to any NewCo Benefit Plans.

(f)                                   NewCo shall assume Liability and be responsible for each Acquired Employee’s accrued and unused vacation benefits as of his or her Sunoco Termination Date under Sunoco or its Affiliates’ vacation policies or 2009-2012 CBA with the Union excluding any unused vacation benefits banked from previous years (“2012 Unused Vacation”). Sunoco or its Affiliates shall pay any unused vacation benefits banked from previous years (“Banked Vacation”) directly to the Acquired Employee upon or shortly after his or her Sunoco Termination Date. During the remainder of 2012, NewCo or its Affiliates shall provide Acquired Employees with paid vacation benefit equal to their 2012 Unused Vacation. Within thirty days of an Acquired Employee’s Employment Date, Sunoco will reimburse NewCo for the difference between (i) the Acquired Employee’s entire vacation entitlement for the year 2012 excluding any vacation banked from previous years (“2012 Vacation Entitlement”), multiplied by a fraction the numerator of which is the number of days in 2012 which the Acquired Employee was employed by Sunoco or its Affiliate and the denominator of which is three hundred and sixty five and (ii) any vacation days from his or her 2012 Vacation Entitlement that such Acquired Employee used on or prior to his Sunoco Termination Date. In the event that the vacation days in category (ii) in the preceding sentence shall exceed the vacation days in category (i) in the preceding sentence, NewCo will reimburse Sunoco the difference within thirty days of an Acquired Employee’s Employment Date. After the calendar year 2012, Acquired Employees will be entitled to vacation under the vacation policies of NewCo or its Affiliates or any applicable CBAs between NewCo or its Affiliates and the Union, which will recognize service with Sunoco and its Affiliates (including any predecessor company) for purposes of determining eligibility to participate, eligibility for the forms and levels of vacation and vacation accrual. Notwithstanding the foregoing, the terms of this Section 7.2(f) shall be superseded by any contrary or conflicting provisions in any agreement between Sunoco or its Affiliates and the Union on the effects of the Parties’ joint venture and in the event the Union does not agree to the payment of Banked Vacation by Sunoco to the Union represented Acquired Employees, NewCo shall assume Liability and be responsible for the Banked Vacation but will be reimbursed by Sunoco for such Banked Vacation within thirty days of the Closing Date.

(g)                                  In the event that the employment of any salaried, non-represented Acquired Employee is terminated by NewCo or its Affiliates within six months after the Closing Date (other than for circumstances reasonably constituting cause), then NewCo or its Affiliates shall provide such terminated Acquired Employee a cash severance benefit of wage or salary continuation that shall be in no event less than the wage or salary continuation severance benefit provided under the Sunoco, Inc. Involuntary Termination Plan or the Sunoco, Inc. Executive Involuntary Severance Plan immediately prior to Closing to its participants with the same completed years of service as recognized by the Sunoco for such Acquired Employee at Closing. For purposes of computing the amount of the severance benefit under this Section 7.2(g), service by an Acquired Employee with Sunoco and its Affiliates (including any predecessor company) and NewCo and its Affiliates shall be recognized. NewCo or its Affiliates shall condition the receipt of any severance benefits described in this Section 7.2(g) on the Acquired Employee’s execution of a general release of claims, which shall specifically apply to Sunoco and its Affiliates.

Section 7.3                                    WARN Act. Sunoco shall, and shall cause each of the Contributing Subsidiaries to, provide any required notice under the WARN Act with respect to any plant closing or mass layoff in connection with the Refinery Business that relate to the Non-Hired Employees. NewCo agrees and shall cause each of its Affiliates to provide any required notice under the WARN Act with respect to any plant closing or mass layoff in connection with the Refinery Business occurring on or after the Closing Date.

Section 7.4                                    Workers’ Compensation. Sunoco shall maintain coverage for and be responsible for all liabilities arising out of Workers’ Compensation Matters involving the Acquired Employees to the extent the incident or alleged incident giving rise to the Worker’s Compensation Matter occurred prior to the Closing and shall indemnify the NewCo Indemnities for any liabilities associated with such incidents. NewCo or its Affiliates shall be responsible for any workers’ compensation claims with respect to any Acquiring Employee or his or her beneficiary if the incident or alleged incident giving rise to the claim occurred on or after his or her Employment Date. In the event of doubt as to the date of the occurrence of the incident or alleged incident, NewCo or its Affiliates shall process the claim; provided, however, that NewCo or its Affiliates shall be required to inform Sunoco of the existence and nature of any such claim promptly and Sunoco or its Contributing Subsidiary shall have the right to assist the NewCo or its Affiliates in the processing of any such claim. Unless NewCo or its Affiliates is found to be liable for the incident in whole, the

Sunoco shall reimburse NewCo or its Affiliates for the payment of the claim and reasonable expenses of processing such claim in direct proportion to the percentage of the Liability of Sunoco or its Contributing Subsidiary to the total amount of the Liability paid under the claim.

Section 7.5                                    Non-Solicitation. In consideration of the Contemplated Transactions, Sunoco hereby covenants and agrees that during the period beginning on the date of this Agreement (or the Closing in the case of clause (ii) below) and ending on the third (3rd) anniversary of the Closing Date, neither Sunoco nor its Subsidiaries shall directly or indirectly: (i) solicit or induce, or attempt to solicit or induce, any Key Employee to leave the employ of NewCo for any reason whatsoever or (ii) hire or employ any Key Employee (unless such Key Employee has been terminated by NewCo).

Section 7.6                                    No Third Party Beneficiary. The provisions of this Article VII are solely for the benefit of the Parties to this Agreement, and no employee or former employee, director or independent contractor of Sunoco or any of its Affiliates, or any other individual associated therewith, shall be regarded for any purpose as a third-party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any Benefit Plan for any purpose.

ARTICLE VIII

PRE-CLOSING COVENANTS

Section 8.1                                    Operation of the Business.

(a)                                 Except (i) as otherwise expressly contemplated by this Agreement or any of the Related Agreements, or (ii) during the Interim Period, Sunoco shall (and shall cause its Contributing Subsidiaries to):

(i)                                     use their reasonable efforts to conduct and operate the Refinery Business in the ordinary course of business consistent with past custom and practice, including the incurrence of capital expenditures and completion of maintenance in the ordinary course;

(ii)                                  use their reasonable efforts to operate the Refinery Business and maintain the Refinery Assets in accordance with all applicable Laws currently in effect in all material respects; and

(iii)                               use their reasonable efforts to (A) preserve, protect and keep intact beneficial relationships including those with agents, lessors, suppliers and customers and (B) preserve, protect and keep intact the present business operations, organization and goodwill of the Refinery Business.

Notwithstanding anything to the contrary in this Section 8.1 or in any other provision of this Agreement, if on or following September 1, 2012, Sunoco determines in good faith that its failure to cease ordering Upstream Inventory or other goods or services for the Refinery and/or take other actions to prepare for a possible closure of the Refinery would be reasonably likely to have material adverse economic effect on it or the Contributing Subsidiaries, Sunoco may or may cause any of the Contributing Subsidiaries to cease such orders or take such other actions from and after two (2) Business Days after Sunoco has provided notice to TCG of its intent to rely on this sentence, it being understood and agreed that Sunoco and each of the Contributing Subsidiaries shall continue to use their reasonable efforts to conduct and operate the Refinery Business in the ordinary course of business consistent with past custom and practice, subject to the foregoing provisions of this sentence.

(b)                                 Without limiting the generality of the foregoing, during the Interim Period, except (i) as otherwise expressly contemplated by this Agreement or set forth on Schedule 8.1(b) or (ii) as otherwise consented to by TCG in writing (which consent shall not be unreasonably withheld), or (iii) as is otherwise required by Law or as is taken as any Emergency Response Situation, during the Interim Period, Sunoco shall not (and shall cause each its Contributing Subsidiaries not to), with respect to the Refinery Business:

(i)                                     (A) except in the ordinary course of business, incur or assume any letters of credit, performance bonds, cash collateral or escrow requirements or similar credit support that would be binding on any of NewCo, the Refinery Assets or the Refinery Business after the Closing, or (B) except in the ordinary course of business, grant any Lien (other than Permitted Liens) on any asset relating to or used (or held for use) in connection with the Refinery Business;

(ii)                                  except in the ordinary course of business, destroy or remove any Refinery Books and Records;

(iii)                               except in the ordinary course of business enter into any Contract that would have been a Material Contract if it would have been in effect on the date hereof and would be binding on any of NewCo, the Refinery Assets or the Refinery Business after the Closing other than any replacement of any Material Contract on then current market terms;

(iv)                              except in the ordinary course of business, amend, modify, renew or terminate any Material Contract, or otherwise waive, release or assign any material rights, Claims or benefits of Sunoco or any of the Contributing Subsidiaries under any Material Contract outside the ordinary course of business, other than any extension of any Material Contract on then current market terms, that would be binding on any of NewCo, the Refinery Assets or the Refinery Business after the Closing;

(v)                                 enter into any other collective bargaining agreements, memorandums of understanding or any other labor agreements relating to the Refinery Employees;

(vi)                              except in the ordinary course of business, authorize, make or commit to make any material capital expenditures related to the Refinery Business, the cost of which would be payable by any of NewCo or the Refinery Business following the Closing;

(vii)                           except in the ordinary course of business (including with respect to the sale of inventory), sell, assign, license, transfer, convey, lease, rent or otherwise dispose of or encumber any of the Refinery Assets or any material properties or assets of the Refinery Business;

(viii)                        except in the ordinary course of business, increase in any manner the base compensation or other fringe, incentive, equity incentive, pension, retirement allowance,

welfare or other employee benefits payable or to become payable to, or enter into any new employee benefits agreement or arrangement with, any Refinery Employee;

(ix)                              except in the ordinary course of business, take any action to cause or which could reasonably be expected to cause, any Refinery Employee who would otherwise be an Acquired Employee not to be a Refinery Employee (other than termination for cause);

(x)                                 enter into any new Consent Decree with the United States Environmental Protection Agency or the United States Department of Justice that pertains to the Refinery and that will affect or limit operations of the Refinery so as to cause a Material Adverse Effect; or

(xi)                              agree, resolve or commit to do any of the actions prohibited in this Section 8.1(b).

Section 8.2                                    Appropriate Action; Consents: Filings. During the Interim Period:

(a)                                 Sunoco, NewCo and TCG shall use reasonable best efforts to (and each of Sunoco and TCG shall use reasonable best efforts to cause NewCo to) (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things that, in either case, are necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Contemplated Transactions as promptly as practicable, (ii) promptly obtain from the relevant Governmental Authorities all Authorizations required to be obtained at or prior to the Closing by Sunoco, the Contributing Subsidiaries, NewCo and TCG in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, (iii) make all necessary filings, including filings under the HSR Act, and thereafter make any other required submissions, with respect to this Agreement and the Contemplated Transactions required under any applicable Law at or prior to the Closing, and if any of Sunoco, TCG and/or NewCo is required pursuant to the HSR Act to submit an HSR Act Notification and Report Form, it shall take reasonable effort to submit such HSR Act Notification and Report Form to the Department of Justice and Federal Trade Commission within ten (10) days from the date hereof; (iv) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party; (v) keep the other Parties informed in all material respects of any material communication received by such Party from, or given by such Party to, any Governmental Authority and of any material communication received or given in connection with any Proceeding by a private party, in each case, regarding any of the transactions contemplated hereby. TCG shall each bear the costs and expenses of the HSR Act Notification and Report Form. Sunoco, NewCo and TCG shall each cooperate in connection with the making of all such filings and obtaining all Authorizations, including by providing copies of all such documents to the non-filing party and its advisors prior to filing. Additionally, Sunoco, NewCo and TCG shall consult with the other prior to any substantive meetings, by telephone or in person, with the staff of the applicable Governmental Authorities, and (when customary in such circumstances and to the extent permitted by the applicable Governmental Authority) each Party shall have the right to have a representative present at any such meeting. Sunoco, NewCo and TCG shall each use reasonable efforts to promptly furnish or cause to be furnished all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Contemplated Transactions. Without limiting the generality of Section 8.2(a), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any Proceeding is instituted by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or if a filing pursuant to Section 8.2(a) is reasonably likely to be rejected or conditioned by a Governmental Authority, each of the Parties shall use reasonable best efforts to resolve such objections or challenges as such Governmental Authority or private party may have to such transactions, including to vacate, lift, reverse or overturn any order, whether temporary, preliminary or permanent, so as to permit consummation of the transactions contemplated by this Agreement as soon as practicable.

(b)                                 TCG and NewCo shall use their respective reasonable best efforts to (i) arrange and obtain the proceeds of the Financing on substantially the terms and conditions described in the Equity Commitment Letter and the JPM Commitment Letter, as applicable, (ii) enter into definitive agreements with respect thereto on substantially the terms and conditions contained in the Equity Commitment Letter or the JPM Commitment Letter or on other terms and conditions not in violation of this Section 8.2(b) and (iii) satisfy on a timely basis all conditions applicable to TCG and NewCo in such definitive agreements. Anything in this Agreement to the contrary notwithstanding, TCG and NewCo shall be permitted to amend, modify or supplement the Financing or replace any portion of the Financing with commitments, including through co-investment or by financing from one or more additional parties, provided, however, that TCG and NewCo shall not permit any amendment, supplement or modification to be made to, or any waiver of any provision or remedy under, or replacement of, the Financing, if such replacement (including through co-investment by or financing by one or more additional parties), amendment, supplement, modification or waiver would reasonably be expected to prevent, delay or impede in any material respect the ability of TCG and NewCo to consummate the Contemplated Transactions; and in any event, TCG and NewCo shall disclose to Sunoco and the Contributing Subsidiaries promptly their intention to amend, modify, supplement or replace any portion of the Financing and shall keep Sunoco and the Contributing Subsidiaries reasonably promptly informed of the terms thereof, including providing the most recent drafts of commitment letters containing any material new or modified terms.

(c)                                  TCG and NewCo shall use their reasonable best efforts to cause the lenders that are party to the Financing and any other persons providing Financing to fund at or immediately after the Closing the Financing required to consummate the Contemplated Transactions, if all conditions to the Financing are satisfied or waived (or will be satisfied or waived upon funding), including enforcing all rights thereunder by judicial action.

(d)                                 In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Equity Commitment Letter or JPM Commitment Letter (whether or not permitted hereunder), (A) TCG shall promptly so notify Sunoco and (B) TCG shall use its reasonable best efforts to arrange to obtain any such portion from alternative sources on terms and conditions not materially less beneficial to TCG than the terms and conditions in the JPM Commitment Letter or Equity Commitment Letter, and with such other terms and conditions as would be in compliance with the last sentence of Section 8.2(b), as promptly as practicable following the occurrence of such event, including by entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to the first sentence of this Section 8.2(d) or

Section 8.2(b)(ii) being referred to as the “Financing Agreements”). TCG shall cause NewCo and its Affiliates to, and shall use its reasonable best efforts to cause their Representatives to, comply with their obligations, and satisfy on a timely basis the conditions to consummating the Contemplated Transactions, under the Financing Agreements and any related fee and engagement letters.

(e)                                  TCG shall (x) furnish Sunoco complete, correct and executed copies of the Financing Agreements promptly upon their execution, (y) give Sunoco prompt notice of any material breach by any party of any of the Financing, any alternative financing commitment or the Financing Agreements of which TCG becomes aware or any termination or threatened termination thereof and (z) otherwise keep Sunoco reasonably informed of the status of its efforts to arrange the Financing.

(f)                                   Neither TCG nor NewCo shall, without the prior written consent of Sunoco, consent to or enter into (i) any amendment, modification or waiver of any material provision or remedy under, the JPM Commitment Letter if such amendment, modification or waiver (x) reduces the cash amount of the funding commitments under the Debt Term Sheet or Intermediation Term Sheet, (y) would significantly delay the consummation of the transactions contemplated hereby, or (z) amends, supplements or otherwise modifies the conditions precedent set forth in the JPM Commitment Letter in any that materially adversely affects the ability of TCG or NewCo to consummate the Contemplated Transactions, (ii) any amendment, modification or waiver of any term of the Equity Commitment Letter (except any amendment that solely increases the amount of the Equity Financing thereunder without amending or modifying any other term of the Equity Commitment), or (iii) a termination of the JPM Commitment Letter; provided, however, that for the avoidance of doubt, TCG and NewCo may amend the JPM Commitment Letter to add lenders, collateral agents, syndication agents or similar to (or remove such existing entities from) the JPM Commitment Letter as of the date hereof so long as such amendment does not reduce the aggregate committed amounts of the Debt Term Sheet or Intermediation Term Sheet as of the date hereof.

(g)                                  Sunoco shall, and shall cause the Contributing Subsidiaries to reasonably cooperate in connection with the arrangement of the Financing as may be reasonably requested by TCG or NewCo (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Sunoco or the Contributing Subsidiaries and TCG shall pay any out-of-pocket expenses in connection with such cooperation up to $20,000, and NewCo shall pay any out-of-pocket expenses in connection with such cooperation in excess of $20,000), including, at the reasonable request of TCG, entering into such agreements to be effective as of the Closing, and to use reasonable best efforts to deliver officer’s certificates as of the Closing, in each case as are customary in financings of such type and as are, in the good faith determination of the Persons executing such officer’s certificates, accurate. Notwithstanding anything to the contrary set forth in this Agreement, neither Sunoco nor any of the Contributing Subsidiaries shall be required to pay any commitment or other similar fee or incur any other Liability in connection with the Financing.

(h)                                 Notwithstanding the requirements of Section 8.2(g), (i) solely TCG shall be responsible for provision of any post-Closing pro forma financial information, including cost savings, synergies, capitalization, ownership or other pro forma adjustments (provided, that for the avoidance of doubt, Sunoco shall provide TCG with financial and other information relating to the Sunoco and the Contributing Subsidiaries reasonably requested by TCG to allow TCG to prepare such pro forma financial information) and any financial projections of Sunoco or the Refinery

Business for and after the Closing Date, (ii) neither Sunoco nor the Contributing Subsidiaries or Representatives shall be required to enter into any agreement, certificate, document or instrument (other than confidentiality agreements) contemplated thereby prior to the Closing Date, (iii) neither Sunoco nor any of the Contributing Subsidiaries shall be required to pay any commitment fee or other fee or payment to obtain consent or to incur any liability with respect to the Financing prior to the Closing Date, and (iv) nothing herein shall require cooperation or assistance from a Sunoco director, officer or employee to the extent such Sunoco director, officer or employee is reasonably likely to incur any personal financial liability by providing such cooperation or assistance that will not be repaid or reimbursed in full by the TCG or NewCo.

(i)                                     Sunoco shall, or shall cause the Contributing Subsidiaries to timely give or cause to be given notices to Third Parties, and each of the Parties will use its reasonable efforts to obtain the Third Party Consents with respect to any Refinery Asset as are necessary and appropriate to consummate the transactions contemplated hereby and that either TCG or Sunoco has identified and notified the other Party of the necessity and appropriateness thereof; provided, however, that: (i) Sunoco and the Contributing Subsidiaries shall, in consultation with TCG and NewCo, control all correspondence and negotiations with Third Parties regarding any such matters; and (ii) NewCo shall bear any reasonable effects as a result of amendments or modifications to any Refinery Contracts (including granting reasonable security interests in related property or rights) and shall work with such Third Parties to establish and meet such Third Party’s credit requirements as is necessary to obtain such consent or sublicense and shall promptly execute any agreements or instruments, and shall pay or reimburse any of the other Parties or their Subsidiaries for any costs or expenses incurred in, obtaining such Third Party Consents. Each Party, at the request of any other Party, shall, and shall cause any Subsidiary thereof to, use reasonable best efforts to obtain, or to cause to be obtained, any consent, substitution, or amendment required for any Third Party to novate any Refinery Contract or to obtain in writing the unconditional release of such Third Party to such arrangements, so that, in any case, as between NewCo (or the Intermediary in the case of the Crude Purchase Obligations) and such Third Party, NewCo (or the Intermediary in the case of the Crude Purchase Obligations) will be solely responsible for performance under such Contracts. The obligations set forth in this Section 8.2(i) shall continue to remain in effect from and after the Closing, including as contemplated by Section 2.8.

(j)                                    Sunoco, NewCo and TCG shall each give prompt notice to the other of the receipt of any written notice or other written communication from (i) any Person alleging that the consent of such Person is or maybe required in connection with the Contemplated Transactions, (ii) any Governmental Authority or Stock Exchange in connection with the Contemplated Transactions, (iii) any Governmental Authority, Stock Exchange or other Person regarding the initiation or threat of initiation of any Claims against, relating to, or involving or otherwise affecting Sunoco, NewCo or TCG that relate to the consummation of the Contemplated Transactions, or (iv) any Person regarding the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to (A) cause any condition to the obligations of the other party hereto to consummate the Contemplated Transactions not to be satisfied, (B) cause a breach of the representations, warranties or covenants of such party under this Agreement, or (C) delay or impede the ability of either Party, respectively, to consummate the Contemplated Transactions or to fulfill their respective obligations set forth herein.

(k)                                 Sunoco, NewCo and TCG each agree to cooperate and to use reasonable best efforts to vigorously contest and to resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any order (whether temporary, preliminary or permanent) of any court or other Governmental Authority or Stock Exchange that is in effect and that restricts, prevents or prohibits the consummation of the Contemplated Transactions, including the vigorous pursuit of all available avenues of administrative and judicial appeal and all available legislative action.

(l)                                     Sunoco, NewCo and TCG each agree to negotiate in good faith the terms and conditions of the Related Agreements and agree to the forms thereof as promptly as possible following the date hereof and in any event on or prior to July 31, 2012. The Parties furthermore agree to subsequently agree on definitive agreements that shall not, in any material respect, deviate from the term sheets set forth as Annexes to this Agreement or propose material terms inconsistent with such term sheets.

(m)                             Sunoco, NewCo and TCG each agree to cooperate and undertake reasonable efforts to reach agreement with relevant Governmental Authorities with respect the following, provided that, for avoidance of doubt, achieving any of the following shall not constitute a condition to any Party’s obligation to consummate the Contemplated Transactions (other than as contemplated by Section 9.3(e), Section 9.3(g) or Section 9.3(i)) or a basis for any Party to terminate this Agreement or abandon the Contemplated Transactions: (1) authorization for NewCo to net emissions reductions associated with the cessation of crude oil refining operations at Marcus Hook, (2) the elimination of the unit feed and product rate limits applicable to 868 FCCU, 1733 Cumene Unit, 869 Alkylation unit and 867 Sulfur Plant, (3) the adjustment of the mm/BTU per hour limits for the following units that are subject to RACT NOx: 137 F-1, 210 H101, 210 H201, 868H101, 868 12H1, 231 H-101, 859 1H1, 86511H1, 86511H2, 1332 H-401, 860 2H4, 860 2H5, 860 2H8, 864 PH7, AND 864 PH12, (4) the issuance of a determination by EPA that NewCo can use an alternative monitoring plan when it makes de minimis connections from existing processes to existing flare systems as a means to comply with NSPS Subpart Ja, (5) the reactivation of the 38 Boiler, (6) the signing of a Prospective Purchaser Agreement, and (7) the signing of a Buyer/Seller Agreement.

Section 8.3                                    Access to Information. During the Interim Period, and subject to the terms of the Non-Disclosure Agreement, TCG and its Representatives (including its legal advisors and accountants) shall be entitled to make such reasonable investigation and examination of each of the Contributing Subsidiaries’ business, operations and properties as TCG reasonably requests in connection with the Contemplated Transactions and as it relates to any of the Refinery Assets or the Refinery Business. The investigation shall include reasonable access to the properties, personnel, documents and books and records related to the Refinery Business. The Contributing Subsidiaries shall furnish such information about the Contributing Subsidiaries and its Affiliates as TCG and its Representatives shall reasonably request, including financial, operating, employee (including books, records, files and other documentation with respect to the Employees), and other data and information and copies of documents with respect to the Refinery Business or the Refinery Assets or any of the Contemplated Transactions as TCG and its Representatives shall from time to time reasonably request; provided, however, that the foregoing shall not require any Person to take any such action if it (i) may result in a waiver or breach of any attorney/client privilege or other similar privilege or (ii) could reasonably be expected to result in violation of applicable Law. Each of TCG, NewCo, the Debt Financing Sources, the Intermediary and their respective Representatives shall cooperate with the Contributing Subsidiaries and their Subsidiaries and shall use their reasonable efforts to minimize any disruption to the Refinery Business. All information included pursuant to this Section 8.3 shall be subject to the Non-Disclosure Agreement.

Section 8.4                                    Title and Surveys/Pennsylvania Clearance Certificates.

(a)                                 At Closing, Sunoco or its Affiliates, as the case may be, shall convey the Refinery Owned Real Property to NewCo by special warranty deed in recordable form. Title to the Refinery Owned Real Property shall be free and clear of all defects, liens, encumbrances, security interests, covenants, restrictions, easements, and title company objections or exceptions from coverage excepting only Permitted Refinery Owned Real Property Liens and title to the Refinery Owned Real Property shall be good and marketable fee simple and insurable as aforesaid at not more than regular rates by First American Title Insurance Company, through its agent, Land Services USA Inc. (the “Title Company”), pursuant to a standard ALTA Owner’s Policy of Title Insurance available in the Commonwealth of Pennsylvania (the “Title Policy”). Sunoco covenants and agrees that at Closing, Sunoco shall pay and satisfy of record all liens, judgments, mortgages and encumbrances in fixed and ascertainable monetary sums which encumber any part or portion of the Refinery Owned Real Property and which equal or exceed, individually or in the aggregate, the sum of $100,000.

(b)                                 In the event that TCG elects to obtain a survey of the Refinery Owned Real Property (the “Survey”), then such Survey shall not disclose any encroachment from or onto any of the Refinery Owned Real Property or any portion thereof or any other survey defect which has not been cured or, provided the Title Company will issue a further assurance endorsement with respect to such defect, insured over to TCG’s reasonable satisfaction. TCG shall pay all fees, costs and expenses with respect to the Surveys.

(c)                                  Each of the Parties acknowledge that the laws of the Commonwealth of Pennsylvania may require that certain governmental agencies or authorities be notified in advance of the date of Closing, of the proposed assignment and transfer of the Refinery Assets by Sunoco or its Affiliates to NewCo, and in certain cases that Sunoco or its Affiliates obtain and deliver to NewCo a clearance certificate (a “Clearance Certificate”) evidencing the payment by Sunoco or its Affiliates of certain taxes, assessments and contributions to the Commonwealth of Pennsylvania. The Parties further acknowledge that, as a result of procedures for the administration of applications for such Clearance Certificates, and anticipated delays therein, it may not be reasonably possible for Sunoco and its Affiliates to obtain and deliver such Clearance Certificates as of the date of Closing, or for some period of time thereafter. Sunoco shall be responsible for providing all notices to governmental agencies required under such laws and for providing, at Closing, evidence reasonably acceptable to TCG that such notices have been delivered. Sunoco agrees to act in good faith and with reasonable diligence to apply for, obtain and deliver to TCG (with copies to the Title Company) all required Clearance Certificates at or as soon after the date of Closing as is reasonably possible. If any such required Clearance Certificates are not available at the Closing, then Sunoco acknowledges and agrees that, without limitation, the terms of Section 6.2 and the agreement of indemnification, defense and hold harmless shall apply with respect to any and all Claims and Losses resulting from, related to, on account of or in any way pertaining to Sunoco’s or any Affiliate’s failure to deliver any or all Clearance Certificates at the Closing. Notwithstanding anything to the contrary in Section 6.1 or elsewhere in this Agreement, the terms of this Section 8.4(c) shall not terminate unless or until Sunoco delivers all such required Clearance Certificates to TCG.

Section 8.5                                    Exclusivity. From the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms: (a) none of Sunoco or any of its Subsidiaries shall take, nor shall any of them direct any of their respective Representatives to take, directly or indirectly, any action to knowingly solicit, initiate, respond to, facilitate or engage in discussions or negotiations with, or provide any non-public information related to the following to, or enter into any Contract with any Person (other than TCG, NewCo or any of their Affiliates) that prohibits the consummation of the Contemplated Transactions (each, an “Acquisition Transaction”); take any other efforts or attempts that constitute or may reasonable be expected to lead to, an Acquisition Transaction; or enter into any agreement or agreement in principle requiring Sunoco or any of its Subsidiaries to abandon, terminate or fail to consummate the any of the Contemplated Transactions or breach its obligations hereunder or propose to do any of the foregoing and (b) Sunoco shall, and shall use reasonable efforts to cause each of its Subsidiaries and Representatives to, immediately cease and cause to be terminated all existing discussions, negotiations and other communications with any Person (other than TCG or any of its Affiliates) with respect to any such Acquisition Transaction.

Section 8.6                                    Interim Services. Prior to the Closing, Sunoco shall and shall cause the Contributing Subsidiaries to reasonably cooperate with TCG to prepare for the support of the continued operation by NewCo of the Refinery Business after the Closing. During the Interim Period, Sunoco shall reasonably cooperate with TCG to assist TCG and NewCo in providing for the receipt of services for the Refinery from and after the Closing that at or prior to the Closing were received from any vendor or supplier of Sunoco or any of its Subsidiaries at the Refinery pursuant to a Contract relating to the Refinery and other sites of Sunoco or any of its Subsidiaries (each, a “Multi-Site Contract”), which may include assisting in making arrangement with the vendor or supplier for shared use of the Multi-Site Contract or entry into one or more separate or amended Contract(s) with the vendor or supplier or other arrangements.

Section 8.7                                    Financial Statements. Prior to the Closing, Sunoco shall use reasonable efforts to deliver to each of TCG and the Intermediary, with respect to the Refinery Assets and the Refinery Business, correct and complete copies of the FAMIS reports and the operating cost reports for each calendar month after the date hereof (including the calendar month including the date hereof), promptly following the end of each calendar month.

Section 8.8                                    RCRA Permits.

(a)                                 Sunoco or its Affiliate, as appropriate, shall remain the permittee on each RCRA Corrective Action Permit or take such other action or make such other arrangements with Governmental Authorities as is reasonably necessary to retain all of the obligations under each of the RCRA Corrective Action Permits as such permits relate to Excluded Liabilities, including, as required, compliance with, the renewal and maintenance of the permit (the “RCRA Corrective Action Permit Obligations”). Sunoco or its Affiliate shall continue to post all financial assurance as may be required in connection with such RCRA Corrective Action Permits, except as set forth below.

(b)                                 NewCo shall become the permittee or a co-permittee on each RCRA Corrective Action Permit or take such other action or make such other arrangements with Governmental Authorities as is reasonably necessary to assume those certain obligations under each RCRA Corrective Action Permit that relate to the on-going operation of the Refinery Business by NewCo, including, to the extent required, the renewal and maintenance of the permit. NewCo shall post all financial assurance as may be required in connection with such RCRA Corrective Action Permits to the extent relating to on-going operation of the Refinery Business by NewCo.

(c)                                  NewCo shall provide to Sunoco or its Affiliate such full access as necessary for purposes of conducting Remediation Work associated with the RCRA Permit Obligations. NewCo shall cooperate with Sunoco or its affiliate in all reasonable respects in the performance of, and shall not interfere with the performance of, the RCRA Permit Obligations, and provide to Sunoco or its affiliate utilities, electric power, wastewater treatment and similar services, subject to reimbursement of out of pocket expenditures as provided in this Agreement with respect to the conduct of Remediation Work. Sunoco and its Affiliate agree to cooperate with NewCo in all reasonable respects to schedule and carry out all RCRA Permit Obligations so as to avoid unreasonable interference with the Refinery Business including any construction and Development.

Section 8.9                                    Actions by NewCo and Contributing Subsidiaries. From the date hereof until the Closing, TCG and Sunoco shall each and shall jointly take all actions necessary to cause NewCo, and Sunoco shall take all actions to cause the Contributing Subsidiaries, to comply with observance and performance of each and every obligation of NewCo or the Contributing Subsidiaries, as applicable, as contemplated by this Agreement or any Related Agreement to be performed at or prior to the Closing.

Section 8.10                             Acknowledgments; Bulk Transfer Laws.

(a)                                 Each of the Parties acknowledges that, except for the representations and warranties contained in this Agreement or expressly contained in any Related Agreement, no Party nor any other Person shall be deemed to have made any representation or warranty, express or implied, including as to the accuracy or completeness of any information regarding any Party, any of the Contributing Subsidiaries, the Refinery, the Refinery Business, the Assumed Liabilities or any other matter.

(b)                                 Each of TCG and NewCo acknowledges that it has received or may receive from Sunoco and/or one or more of the Contributing Subsidiaries certain projections, forecasts and prospective or third party information relating to the Refinery, the Refinery Business, the Assumed Liabilities and/or other related topics. Without limiting the generality of Section 8.10(a), each of TCG and NewCo acknowledges that none of Sunoco, any of the Contributing Subsidiaries or any other Person is making or shall be deemed to have made any representations or warranties with respect to such projections, forecasts or information.

(c)                                  Without limiting any representation, warranty or covenant of any Party expressly set forth herein, each Party acknowledges that it has waived and hereby waives as a condition to the Closing any further due diligence reviews, inspections or examinations with respect to any Party, any of the Contributing Subsidiaries, the Refinery, the Refinery Business, the Assumed Liabilities or any

other matter, including with respect to engineering, environmental, title, survey, financial, operational, regulatory and legal compliance matters.

(d)                                 Sunoco, TCG and NewCo acknowledge that none of Sunoco, the Contributing Subsidiaries, TCG or NewCo will comply with the provisions of any bulk transfer laws or similar laws of any jurisdiction in connection with the transactions contemplated by this Agreement, including the United Nations Convention on the Sale of Goods, and Sunoco, TCG and NewCo each hereby waive all claims related to the non-compliance therewith.

Section 8.11                             Foreign Trade Zone. The Refinery complex is operating in Foreign Trade Zone 35C (the “Subzone”) under a valid grant of authority from the Foreign Trade Zones Board and has been activated with the U.S. Customs Service. Sunoco’s Marcus Hook Refinery complex is also operating in the Subzone pursuant to the same grant of authority. Promptly after the Closing, Sunoco shall cause Sunoco, Inc. (R&M) to take all necessary actions, with the assistance and cooperation of TCG and NewCo, to prepare and file with U.S. Customs and Border Protection (“Customs”), the applicable port authority (the “Port Authority”) and any other Governmental Authority the documents required to request formal approval to remove the Marcus Hook Refinery complex from the granted and activated Subzone. Thereafter, Sunoco shall cause Sunoco, Inc. (R&M) to take, and NewCo shall take, all necessary actions to prepare and file with Customs, the Port Authority and any other Governmental Authority the documents required to request formal approval for the change in operator of the Philadelphia Refinery complex Subzone from Sunoco, Inc. (R&M) to NewCo (the “Subzone Application”). In connection with the Subzone Application, NewCo shall promptly submit to Customs, the Port Authority and other Governmental Authority such supplemental information and take such additional actions as Customs, the Port Authority and any other Governmental Authority may request or require in connection therewith. NewCo shall use commercially reasonable efforts to cause the Subzone Application to be granted, including executing all such additional agreements and orders with Customs, the Port Authority and any other Governmental Authority and providing all financial assurance (including the posting of bonds) required by Customs, the Port Authority and any other Governmental Authority.

Section 8.12                             Sunoco Names and Marks; Removal of Signs and Logos. Except solely with respect to the Marks included in Transferred Owned Refinery IP and assigned in the Intellectual Property Assignment and as permitted pursuant to the Service Mark Cooperation Agreement, (a) following the Closing, NewCo will not be entitled to, and will not, use for any purpose the name “Sunoco,” or any variations or derivations thereof (including any logo, trademark, design or other Mark containing “Sunoco” or associated therewith) or any other logo, service mark, trade name, trademark or other Mark which constitutes an Excluded Asset or that is otherwise owned or controlled by Sunoco or any of its Affiliates or any other Mark that is similar to or derived from any of the foregoing Marks (collectively, the “Sunoco Names and Marks”); and (b) promptly following the Closing, and in any event no later than one year after the Closing Date, NewCo shall remove, strike over, or otherwise obliterate all Sunoco Names and Marks from all of the Refinery Assets, including any equipment, machinery, vehicles, business cards, schedules, stationery, packaging materials, displays, signs (including signs displaying Sunoco’s or any of its Affiliate’s emergency contact telephone numbers), promotional materials, manuals, forms, websites, email, computer software, and other materials and systems, and cease all other uses of any Sunoco Names and Marks; provided, however, that NewCo shall not be obligated to remove, strike over, or otherwise obliterate the Sunoco Names and Marks (i) with respect to displays of the Sunoco Names and Marks on equipment (but not buildings, vehicles, signs and storage tanks) that is not reasonably likely to be seen by the public or that cannot be seen by the public without unlawful entry on the applicable location of such equipment, and (ii) from Refinery Books and Records.

Section 8.13                             Release and Replacement of Bonds, Guaranties, etc. NewCo recognizes that certain credit support arrangements, examples of which are set forth on Schedule 8.13, have been established by Sunoco and its Subsidiaries in connection with the Refinery Assets and the Refinery Business (the “Credit Support Arrangements”). During the Interim Period, prior to the date that is 10 days prior to the Closing, Sunoco shall provide to NewCo a list such Credit Support Arrangements to be outstanding at the Closing Date, and thereafter, Sunoco shall provide NewCo with updates with 24 hours of entering into any new Credit Support Arrangement. NewCo shall use commercially reasonable efforts to obtain, prior to or on the Closing Date with respect to Credit Support Arrangements in respect of Refinery Assets and Refinery Business to be transferred to NewCo as of the Closing Date, and prior to or on the date of transfer with respect to Credit Support Arrangements in respect of Refinery Assets to be transferred to Buyer following the Closing Date (including any Refinery Permit to be transferred to Buyer following the Closing Date), the termination of the applicable Credit Support Arrangements, release of Sunoco and/or its Affiliates, as applicable, therefrom as of the Closing Date or post-Closing Date, as applicable, and return of the originals thereof to the Sunoco, in each case on terms and conditions reasonably satisfactory to Sunoco. If all of the Credit Support Arrangements have not been terminated as of the date provided for in the preceding sentence, or Sunoco and/or its Affiliates, as applicable, have not been released therefrom as of such date, then NewCo hereby agrees to promptly pay upon written demand by Sunoco any amounts due from Sunoco or any of its Affiliates after the date provided for in the preceding sentence to any Person under any applicable Credit Support Arrangements remaining outstanding after such date and to indemnify, defend and hold harmless Sunoco (and its Affiliates), and their respective directors, officers, employees, agents and representatives, from and against any and all adverse consequences incurred by them relating to, resulting from, or arising out of, any Credit Support Arrangements that remaining outstanding on or after such date. The Parties acknowledge and agree that any Affiliate of Sunoco providing any Credit Support Arrangement shall be a third-party beneficiary of this Section 8.13.

Section 8.14                             Public Announcements. The Parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Contemplated Transactions and the other transactions contemplated by this Agreement shall not, nor shall any of the Parties permit any of its Subsidiaries to, issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any Securities Exchange. The Parties agree that the initial press release to be issued with respect to the Contemplated Transactions shall be in the form mutually agreed to by the Parties.

Section 8.15                             Structure Cooperation. During the Interim Period, the Parties shall consider and negotiate in good faith (a) changes to this Agreement and the Related Agreements necessary or appropriate so that NewCo shall be a wholly-owned, disregarded subsidiary of the entity in which Sunoco and TCG hold the securities that are contemplated to be issued in connection with the Contemplated Transactions (the “Holding Company Structure”), (b) the terms and amount of any

NewCo Debt (including for the avoidance of doubt any securities that are not debt) to be issued in connection with the Contemplated Transactions; provided, however, that Sunoco consents to the issuance to TCG of a principal amount of up to $25,000,000 of NewCo Debt to TCG at the Closing, and (c) such other changes to the mechanics of this Agreement as may be proposed in good faith by any of the Parties and that are necessary or appropriate to effect any agreement regarding such changes or that the Parties agree are otherwise appropriate given the final terms of the Intermediary Financing and/or the Debt Financing. Any changes contemplated by this Section 8.15 shall be contained in a written instrument executed by the Parties in accordance with Section 12.1. Each Party agrees to consult with nationally-recognized financial advisors to determine customary terms for the NewCo Debt; provided, however, that no Party may unreasonably withhold consent to putting in place the Holding Company Structure. Notwithstanding the foregoing (other than the proviso to clause (b) above regarding the issuance of up to $25,000,000 of NewCo Debt to TCG at the Closing), no Party shall be required to agree to any changes to this Agreement pursuant to this Section 8.15 if such changes would adversely affect any Tax or financial accounting position of such Party.

ARTICLE IX

CLOSING CONDITIONS

Section 9.1                                    Conditions to Obligations of Each Party Under this Agreement. The respective obligations of TCG and Sunoco to consummate the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any or all of which may be waived, in whole or in part, by Sunoco and TCG acting jointly to the extent permitted by applicable Law:

(a)                                 Any applicable waiting period under the HSR Act and any extensions thereof shall have terminated or expired.

(b)                                 No Law or Order issued by a Governmental Authority that prohibits or makes illegal the consummation of the Contemplated Transactions shall be in effect.

Section 9.2                                    Additional Conditions to the Obligations of Sunoco. The obligations of Sunoco to effect the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any or all of which may be waived by Sunoco, in whole or in part, to the extent permitted by applicable Law:

(a)                                 Each of the representations and warranties of TCG set forth in this Agreement shall be true and correct in all respects (it being understood that, for purposes of determining the accuracy of such representations and warranties pursuant to this sentence, all materiality qualifications contained in such representations and warranties shall be disregarded) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), except for failures to be so true and correct that would not have, individually or in the aggregate, a materially adverse effect on TCG’s ability to consummate the Contemplated Transactions.

(b)                                 TCG shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)                                  TCG and NewCo shall be willing and able to enter into (where applicable), and shall have delivered or caused to be delivered, each item required to be delivered by TCG or NewCo at the Closing pursuant to Section 3.2(b) or Section 3.2(c).

(d)                                 The Intermediary Closing shall have occurred or shall occur simultaneously with the Closing.

Section 9.3                                    Additional Conditions to the Obligations of TCG. The obligations of TCG to effect the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any or all of which may be waived by TCG, in whole or in part, to the extent permitted by applicable Law:

(a)                                 Each of the representations and warranties of Sunoco set forth in this Agreement shall be true and correct in all respects (it being understood that, for purposes of determining the accuracy of such representations and warranties pursuant to this sentence, all materiality qualifications contained in such representations and warranties shall be disregarded) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), except for failures to be so true and correct that would not have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Sunoco shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)                                  Sunoco and NewCo shall be willing and able to enter into (where applicable), and shall have delivered or caused to be delivered, each item required to be delivered by Sunoco and NewCo at the Closing pursuant to Section 3.2(a) or Section 3.2(c).

(d)                                 The EPA Letter shall remain effective, an amendment to the Existing Refinery Consent Decree embodying the elements set forth on page 1 of the EPA Letter shall have been filed in the U.S. District Court for the Eastern District of Pennsylvania, and no Party nor any of its Affiliates shall have received notification that (i) the EPA Letter shall not be in full force and effect after the Closing or (ii) any other requirement of the EPA Letter shall not be fulfilled by the relevant Governmental Authority, except for such failure of the EPA Letter to remain effective, such failure to have filed such amendment, or such notification which could reasonably be expected to have a Material Adverse Effect.

(e)                                  The United States Environmental Protection Agency shall have executed a Prospective Purchaser Agreement with NewCo.

(f)                                   TCG (either directly or through NewCo) shall have received the proceeds of the Debt Financing contemplated by the Debt Term Sheet on substantially the terms set forth therein.

(g)                                  The Pennsylvania Department of Environmental Protection shall have executed a Buyer/Seller Agreement with NewCo.

(h)                                 The Intermediary Closing shall have occurred or shall occur simultaneously with the Closing.

(i)                                     The Pennsylvania Department of Environmental Protection and the City of Philadelphia shall have provided a letter to NewCo (i) committing themselves to a mechanism to treat the Refinery and the Marcus Hook Refinery as a single source under the federal Clean Air Act, 42 U.S.C. 7401et seq., and applicable state analogues and (ii) allowing the Refinery to utilize emissions reductions from the shutdown of crude oil refining operations at Marcus Hook in connection with the permitting of future actions or projects at the Refinery.

(j)                                    Each of the SXL Agreements shall have been executed by SXL.

(k)                                 There shall not have been any Material Adverse Effect.

ARTICLE X

TERMINATION

Section 10.1                             Termination. This Agreement may be terminated, and the Contemplated Transactions hereby abandoned, at any time prior to the Closing:

(a)                                 by mutual written consent of Sunoco and TCG;

(b)                                 by either Sunoco or TCG in the event the Closing shall not have occurred on or before October 1, 2012 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to (i) TCG if TCG’s breach of any provision of this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on prior to such date or (ii) Sunoco if Sunoco’s breach of any provision of this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on prior to such date;

(c)                                  by Sunoco if it is not in material default of any of its obligations hereunder and TCG is in breach of any of its representations, warranties or obligations hereunder that renders the conditions set forth in Sections 9.2(a) or 9.2(b) incapable of being satisfied by the Termination Date, and in each case, such breach is not cured (if able to be cured) within thirty (30) Business Days after the giving of written notice by Sunoco to TCG;

(d)                                 by TCG if it is not in material default of any of its obligations hereunder and Sunoco is in breach of any of its respective representations, warranties or obligations that renders the conditions set forth in Sections 9.3(a) or 9.3(b) incapable of being satisfied by the Termination Date, and in each case, such breach is not cured (if able to be cured) within thirty (30) Business Days after the giving of written notice by TCG to Sunoco;

(e)                                  by TCG or Sunoco if there shall be in effect a final nonappealable Order or Law prohibiting the consummation of the Contemplated Transactions; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to (i) TCG if TCG’s breach of any provision of this Agreement shall have been the cause of, or shall have resulted in, such Order or Law to be in effect, or (ii) Sunoco if Sunoco’s breach of any provision of this Agreement shall have been the cause of, or shall have resulted in, such Order or Law to be in effect;

(f)                                   by Sunoco, if all of the conditions set forth in Sections 9.1 or 9.3 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and TCG fails to consummate the Contemplated Transactions on the date the Closing should have occurred pursuant to Section 3.1, and Sunoco and each of the Contributing Subsidiaries stood ready and willing to consummate on that date; or

(g)                                  by TCG, if all of the conditions set forth in Sections 9.1 or 9.2 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and Sunoco fails to consummate the Contemplated Transactions on the date the Closing should have occurred pursuant to Section 3.1, and TCG stood ready and willing to consummate on that date.

Section 10.2                             Effect of Termination. Except for this Article X, Article I, Article XII, the last sentence of Section 8.3, Section 8.2(h) and Section 8.10 (and the definitions related to any of the foregoing), this Agreement shall, upon termination hereof pursuant to Section 10.1, forthwith become of no further force or effect and (i) there shall be no liability on the part of any Party or any of their respective officers or directors or Affiliates to any other Party hereto and (ii) all rights and Liabilities of any Party shall cease; provided, however, that any such termination shall not relieve any Party from liability damages for any material breach of any covenant or agreement in this Agreement occurring prior to or as a result of such termination or for any material and willful breach of any representation or warranty in this Agreement or for any liability for fraud; provided, however, that immediately following any termination hereof pursuant to Section 10.1 Sunoco shall reimburse TCG an amount equal to $250,000 in immediately available funds for its out-of-pocket expenses in connection with the consummation of the Contemplated Transaction.

Section 10.3                             Maximum Liability.

(a)                                 Sunoco Parties Maximum Liability. Notwithstanding anything in this Agreement to the contrary and other than for fraud, in the event the Contemplated Transactions are not consummated and this Agreement is terminated, the maximum aggregate liability of Sunoco, the Contributing Subsidiaries or any of their respective Affiliates and any of the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing (collectively, the “Sunoco Parties”) for monetary damages in connection with this Agreement, any agreement entered into in connection herewith or any of the transactions contemplated hereby and thereby shall be limited to $5,000,000 (collectively, the “Sunoco Liability Cap”), and in no event shall Guarantor, TCG or NewCo seek or obtain, nor shall they permit any other TCG Party, their respective representatives or any other Person on its or their behalf to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Sunoco Liability Cap against the Sunoco Parties, and in no event shall any of the TCG Parties be entitled to seek or obtain any monetary damages of any kind (including direct, consequential, special, indirect or punitive damages) in excess of the Sunoco Liability Cap against the Sunoco Parties, in each case, with respect to this Agreement, any agreement entered into in connection herewith or the transactions contemplated hereby and thereby (including any breach by Sunoco), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, however, that nothing in this Section 10.3(a) shall be construed to limit in any way the remedies available to Sunoco pursuant to the Non-Disclosure Agreement.

(b)                                 TCG Parties Maximum Liability. Notwithstanding anything in this Agreement to the contrary and other than for fraud, in the event the Contemplated Transactions are not consummated and this Agreement is terminated, the maximum aggregate liability of TCG or any of its Affiliates and any of the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing (collectively, the “TCG Parties”) for monetary damages in connection with this Agreement, any agreement entered into in connection herewith or any of the transactions contemplated hereby and thereby shall be limited to $5,000,000 (collectively, the “TCG Liability Cap”), and in no event shall Sunoco or NewCo seek or obtain, nor shall they permit any other Sunoco Party, their respective representatives or any other Person on its or their behalf to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or award in excess of the TCG Liability Cap against the TCG Parties, and in no event shall any of the Sunoco Parties be entitled to seek or obtain any monetary damages of any kind (including direct, consequential, special, indirect or punitive damages) in excess of the TCG Liability Cap against the TCG Parties, in each case, with respect to this Agreement, any agreement entered into in connection herewith or the transactions contemplated hereby and thereby (including any breach by TCG), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, however, that nothing in this Section 10.3(b) shall be construed to limit in any way the remedies available to Sunoco pursuant to the Non-Disclosure Agreement.

ARTICLE XI

POST-CLOSING COVENANTS

Section 11.1                             Further Assurances. Sunoco, TCG and NewCo each agree that, from time to time after the Closing, they will execute and deliver, and will cause their respective Subsidiaries to execute and deliver, such further instruments at NewCo’s sole cost and expense as may be reasonably necessary to carry out the purposes and intents of this Agreement and the Related Agreements; provided, however, that nothing in this Section 11.1 will by implication require Sunoco or TCG to make any loans, investments or capital contributions to NewCo. The obligations set forth in this Section 11.1 shall expire and be of no further force or effect on the tenth anniversary of the Closing Date

Section 11.2                             Collection of Amounts Owed to a Party. Except as otherwise provided in the Related Agreements it is the intention of the Parties that, as between the Parties, Sunoco shall be entitled to all income attributable to the Refinery Business conducted prior to the Closing and NewCo shall be entitled to all income attributable to the Refinery Business conducted from and after the Closing. TCG and NewCo shall, and shall cause their Subsidiaries to, pay to Sunoco, promptly after receipt thereof by any such Person, any amount received by such Party or the Contributing Subsidiaries from any Third Person with respect to the Refinery Business to the extent attributable to the ownership or operation of the Refinery Business on or prior to the Closing Date, net of any out-of-pocket expenses incurred in collecting such amounts. Sunoco shall, and shall cause the Contributing Subsidiaries to, pay to NewCo, promptly after receipt thereof by any such Person, any amount received by such Party or the Contributing Subsidiaries from any Third Person with respect to the Refinery Business to the extent attributable to the ownership or operation of the Refinery Business from and after the Closing Date, net of any out-of-pocket expenses incurred in collecting such amounts. Upon the request of Sunoco, NewCo shall cooperate with Sunoco and any of the Contributing Subsidiaries and provide reasonable assistance in the collection of accounts receivable to the extent attributable to the ownership or operation of the Refinery Business on or prior to the Closing Date.

Section 11.3                             Access: Records. From and after the Closing, NewCo, on the one hand, and Sunoco, on the other hand, will afford, and will cause their Subsidiaries to afford, to the applicable other Party and its authorized representatives reasonable access during normal business hours to, and permission to take copies of, any books, records or accounts related to the ownership, use and operation of the Refinery Assets and the Refinery Business in the possession of such Party, and, if requested, will furnish to such other Party such additional information and reasonably cooperate with such other Party in such other respects, including the making of employees available to such other Party at such other Party’s expense as witnesses or deponents, as such other Party may reasonably request for (i) financial reporting, (ii) Tax or similar purposes, (iii) purposes of investigating Claims or conducting Proceedings or (iv) such other purposes as arising pursuant to this Agreement or any Related Agreement; provided, however, that the foregoing shall not require any Person to take any such action if it (x) may result in a waiver or breach of any attorney/client privilege or other similar privilege, (y) could reasonably be expected to result in violation of applicable Law, or (z) providing such access or information would be reasonably expected to be unreasonably disruptive to its operations. Except in the ordinary course of business consistent with past custom and practice, no Party shall, nor shall it direct or knowingly permit the Contributing Subsidiaries, destroy or dispose of material books, records and accounts related to the ownership, use and operation of the Assets for a period of three years, or such longer period as may be required by applicable Law, after the Closing Date.

Section 11.4                             Property Taxes. All ad valorem, property and similar taxes (“Property Taxes”) levied with respect to the Refinery Assets for the Tax period (for purposes of Property Taxes, the term “Tax period” means the period beginning on the first day of the tax year or period of time for which such Property Taxes are assessed through the last day of such tax year or period of time for which such Property Taxes are assessed) that contains the Closing Date shall be prorated between Sunoco and NewCo based on their relative number of days of ownership of the Refinery Assets during the Tax period. Upon receipt of any bill for such Property Taxes, (i) Sunoco or NewCo, as applicable, shall present, whether before or after payment of such bill, a statement to the other Party setting forth the amount of reimbursement to which the presenting Party is entitled under this Section 11.4 together with such supporting evidence as is reasonably necessary to calculate the proration amount and (ii) the proration amount shall be paid promptly but in no event later than ten

(10) days after receipt of such statement. The Parties acknowledge that real estate taxes for the Refinery Owned Real Property are assessed and due and payable based on a calendar year period.

Section 11.5                             Transfer Taxes. To the extent that any sales, purchase, transfer, real property transfer, stamp, documentary stamp, registration, use or similar taxes (“Transfer Taxes”) are payable by reason of any of the Contemplated Transactions, such Transfer Taxes shall be borne and timely paid 100% by NewCo. Sunoco, TCG and its Affiliates and NewCo shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Laws, the amount of any such Transfer Taxes.

Section 11.6                             Tax Cooperation. Each Party shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes, in each case, relating to the Refinery Business or the Refinery Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Sunoco and its Affiliates and NewCo and its Affiliates agree to retain all books and records with respect to Tax matters pertinent to the Refinery Business or the Refinery Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.

Section 11.7                             Tax Treatment; Reporting.

(a)                                 Sunoco, TCG and NewCo intend that the Sunoco Contribution made by each Contributing Subsidiary in exchange for the consideration delivered pursuant to Section 2.3 and the other consideration deliverable by NewCo to the Contributing Subsidiaries under this Agreement shall be treated for U.S. federal, and applicable state and local, income tax purposes (i) in the case of any Contributing Subsidiary that receives only (A) Common Units, (B) money or other consideration as a reimbursement for, and does not exceed the amount of, capital expenditures described in Treasury Regulation Section 1.707-4(d) or (C) the assumption by the Company of qualified liabilities as described in Treasury Regulation Section 1.707-5 (collectively the “721 Consideration”) as an exchange described in Section 721(a) of the Code and (b) in the case of any Contributing Subsidiary that receives money or other consideration other than 721 Consideration, (x) in part as an exchange described in Section 721(a) of the Code and (y) in part, as applicable, as a disguised sale transaction described in Section 707(a)(2)(B) of the Code (a “Disguised Sale”).

(b)                                 After the Closing, Sunoco, TCG and NewCo agree to cooperate in good faith to allocate, for any such Disguised Sale, the consideration that is properly considered to have been received by the applicable Contributing Subsidiary in such Disguised Sale among the portion of the Refinery Assets contributed to NewCo by such Contributing Subsidiary that are treated as sold in such Disguised Sale, all in accordance with the allocation schedule delivered by Sunoco pursuant to Section 2.3 hereof and the principles of Sections 707 and 1060 of the Code and the Treasury Regulations promulgated thereunder. Within sixty (60) days of the Closing, Sunoco shall deliver to TCG and NewCo a draft allocation prepared in a manner consistent with the previous sentence (the

“Draft Allocation”). NewCo shall have twenty (20) days to review the Draft Allocation. If NewCo does not object to the Draft Allocation by the end of such period, the Draft Allocation shall become the “Final Allocation”. If NewCo does object to any portion of the Draft Allocation, NewCo shall deliver a written notice to Sunoco prior to the close of business on the last day of such period, setting forth in reasonable detail the portion(s) of the Draft Allocation to which NewCo objects. To the extent that NewCo and Sunoco are not able to resolve any such objection within fifteen (15) days of delivery of the notice with respect thereto, Sunoco and NewCo shall forthwith promptly jointly request that the arbitrator, as mutually agreed upon by Sunoco and TCG, make a binding determination as to the disputed items in accordance with the first sentence of this Section 11.7(b). The allocation, as finally determined by the arbitrator, shall become the Final Allocation.

(c)                                  Each of Sunoco and its Affiliates, TCG and its Affiliates, and NewCo shall file all Tax Returns in a manner consistent with this Section 11.7, and no party shall take a position in any forum that is inconsistent with this Section 11.7 before any Governmental Entity charged with the collection or administration of any Tax, or in any proceeding relating to any Tax, unless otherwise required by a final, non-appealable determination.

Section 11.8                             Confidentiality. From and after the Closing Date, Sunoco shall, and it shall cause the Contributing Subsidiaries to, maintain the confidentiality of any proprietary or confidential information that constitutes the Refinery Assets (all of the foregoing, “Confidential Information”). In the event that Sunoco or any of the Contributing Subsidiaries is requested or required pursuant to Law, including pursuant to written or oral question or request for information or documents in any Proceeding, by interrogatory, subpoena or similar process, to disclose any Confidential Information, to the extent permissible by Law and practicable, Sunoco shall, or shall cause such Subsidiary, as applicable, to notify NewCo promptly of the request or requirement so that NewCo may seek an appropriate protective order or waive compliance with the provisions of this Section 11.8. If, in the absence of a protective order or the receipt of a waiver hereunder Sunoco or its Subsidiary determines in good faith that it is required to disclose any Confidential Information by Law, Sunoco or its Subsidiary, as applicable, may disclose the Confidential Information to the extent required to comply with Law; provided, however, that Sunoco or such Subsidiary, as applicable, shall use, if the requested by NewCo and at NewCo’s sole cost and expense, request an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed. The foregoing provisions shall not apply to any information that (i) is or becomes generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of Sunoco or the Contributing Subsidiaries in violation of this Section 11.8, (ii) is or becomes available to Sunoco or any of the Contributing Subsidiaries from a source other than NewCo from and after the Closing or (iii) is or was independently developed by employees, representatives or advisors of Sunoco or any of the Contributing Subsidiaries from and after the Closing without use of or reference to any other Confidential Information, and no information contemplated by this sentence shall be deemed Confidential Information. The obligations set forth in this Section 11.8 shall expire and be of no further force or effect on the first anniversary of the Closing Date.

Section 11.9                             Existing Confidentiality Agreements. After the date hereof, Sunoco shall not knowingly waive, release or assign any rights under any confidentiality or similar Contract executed within the one (1) year prior to the date hereof in connection with or related in any way to the

Contemplated Transactions or any alternative transaction in lieu thereof with any alternative acquirer of the Refinery Assets.

Section 11.10            North and West Yards.

(a)                                 At any time from and after the ten-year anniversary of the Closing Date, if (i) the North Yard has not been Developed and Sunoco delivers written notice to NewCo, NewCo agrees to promptly convey, transfer and assign to Sunoco or any of its designees the North Yard free and clear of any Liens (other than Permitted Liens) for no additional consideration or (ii) the West Yard has not been Developed and Sunoco delivers written notice to NewCo, NewCo agrees to promptly convey, transfer and assign to Sunoco or any of its designees the West Yard free and clear of any Liens (other than Permitted Liens) for no additional consideration. In either case, NewCo and Sunoco shall execute and deliver, and will cause their respective Subsidiaries to execute and deliver, such further instruments as may be reasonably necessary to carry out the purposes and intents of this Section 11.10 containing customary terms and agreements for a transaction of this kind.

(b)                                 If prior to the ten-year anniversary of the Closing Date NewCo or any of the Contributing Subsidiaries transfers or sells, or agrees or transfer or sell, either the North Yard or West Yard, NewCo shall convey such consideration to Sunoco; provided, however, that in the event substantially all of the Refinery Assets are transferred or sold, NewCo shall not be required to convey the relevant consideration to Sunoco provided that the buyer agrees to assume the obligations of NewCo in this Section 11.10(b).

(c)                                  In the event that NewCo or its successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers or sells all or substantially all of its properties and assets to any Person (in addition to any transfer or sale contemplated by the proviso to Section 11.10(b)), then, and in each case, proper provision will be made so that the successor and assign of NewCo or its transferee, as the case may be, honors the obligations set forth in this Section 11.10.

Section 11.11           Marcus Hook. From and after the date hereof, Sunoco shall, and shall cause the Contributing Subsidiaries to, cease all crude-oil refining at the Marcus Hook refinery, and shall surrender each Environmental Authorization, or applicable portion thereof, that relate to the following crude-oil refining operations at Marcus Hook:

(a)                                 15-1 CRUDE HTR;

(b)                                 17-2A H-01, H-02, H-03 HTR;

(c)                                  17-2A H-04 HTR;

(d)                                 12-3 CRUDE HTR H-3006;

(e)                                  10-4 FCC UNIT;

(f)                                   10-4 FEED HTR;

(g)                                  LSG HDS HTR;

(h)                                 LSG STABILIZR HTR; and

(i)                                     any other such Environmental Authorizations reasonably necessary to effectuate the intent of the EPA Letter, the surrender of which would not materially impair non-crude-oil refining operations at the Marcus Hook Refinery. Sunoco, on behalf of itself and each of the Contributing Subsidiaries, acknowledges and agrees that the foregoing restriction is reasonable in all respects and is necessary to protect NewCo’s interest in the EPA Letter.

ARTICLE XII

MISCELLANEOUS

Section 12.1                             Entire Agreement; Amendment; Waivers. This Agreement, the Non-Disclosure Agreement and the Related Agreements constitute the entire agreement and understanding of the Parties, and supersede all prior agreements and undertakings, both written and oral, among the Parties, with respect to the subject matter hereof and thereof. Without limiting the generality of the foregoing, this Agreement shall amend and supersede any the letter agreement, dated as of March 29, 2012, and any amendments or modifications thereto, by and between Sunoco and Carlyle Investment Management L.L.C. This Agreement may not be amended except by an instrument in writing signed by Sunoco, TCG and NewCo. At any time prior to the Closing, either Sunoco or TCG (on behalf of itself and NewCo) may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by the other with any of the agreements, covenants or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 12.2                             Parties in Interest. Except as set forth in Section 8.13, this Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limiting the generality of the foregoing, except as set forth in Section 8.13, notwithstanding anything herein to the contrary, (i) nothing expressed or implied in this Agreement is intended to confer upon any employee of the Refinery Business any rights or remedies, including any rights of employment for any specified period of time and (ii) nothing express or implied in this Agreement amends, or is intended to amend, any Benefit Plan.

Section 12.3                             Assignment. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns; provided, however, that this Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Party without the prior written consent of the other Parties.

Section 12.4                             Expenses. Except as otherwise expressly provided herein (including in Section 2.9 and Section 8.2(a)), all costs and expenses (including fees and disbursements of counsel, accountants and other experts) incurred by a Party or any of its Affiliates in connection with the negotiation, execution and delivery of this Agreement and the Related Agreements and performance of the obligations hereunder or thereunder shall be paid by the party incurring such costs and expenses (including fees and disbursements of counsel, accountants and other experts); provided, however, that immediately following the Closing, (x) Sunoco shall reimburse TCG an amount equal to $250,000 in immediately available funds and (y) NewCo shall reimburse each of Sunoco and TCG for its out-of-pocket expenses incurred in connection with the Contemplated Transactions.

Section 12.5                             Notices. All notices and other communications that are required to be or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by courier or by a national overnight courier service to the relevant Party at the following addresses or sent by facsimile (with transmission confirmation) to the following numbers:

If to Sunoco, to:

Sunoco, Inc.

1818 Market Street, Suite 1500

Philadelphia, PA 19103

Attention: Stacy L. Fox

Facsimile: (215) 977-3131

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: William Sorabella

Facsimile: (212) 446-6460

If to TCG, to:

Carlyle PES, L.L.C.

520 Madison Avenue, 39th Floor

New York, NY 10022

Attention: Rodney Cohen, David Stonehill and David Albert

Facsimile: (202) 347-1818

with copies (which shall not constitute notice) to:

Vinson & Elkins LLP

666 Fifth Avenue, 26th Floor

New York, NY 10103

Attention: Michael Swidler and Steven Abramowitz

Facsimile: (212) 237-0100

If to NewCo, to:

Philadelphia Energy Solutions LLC

c/o The Carlyle Group

1001 Pennsylvania Ave. N.W.

Washington, D.C. 20004

Attention: Philip Rinaldi

Facsimile: (202) 347-1818

and, to:

Carlyle PES, L.L.C.

520 Madison Avenue, 39th Floor

New York, NY 10022

Attention: Rodney Cohen, David Stonehill and David Albert

Facsimile: (202) 347-1818

with copies (which shall not constitute notice) to:

Vinson & Elkins LLP

666 Fifth Avenue, 26th Floor

New York, NY 10103

Attention: Michael Swidler and Steven Abramowitz

Facsimile: (212) 237-0100

or to such other address or facsimile number as the addressee may, from time to time, designate in a written notice given in accordance with this Section 12.5. Any such notice or communication shall be effective (i) if delivered in person or by courier, upon actual receipt by the intended recipient or (ii) if sent by facsimile transmission, on the day sent provided that such day is a Business Day and the sender has received confirmation of transmission as of or prior to 5:30 p.m. local time of the recipient on such day, or at the beginning of the recipient’s next Business Day after confirmation of transmission if not received prior to 5:30 p.m. local time of the recipient on the day sent.

Section 12.6                             Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Contemplated Transactions are fulfilled to the extent possible.

Section 12.7                             Governing Law. This Agreement shall be construed (both as to validity and performance), interpreted and enforced in accordance with, and governed by, the Laws of the State of

New York, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

Section 12.8                             Jurisdiction; WAIVER OF TRIAL BY JURY. Unless otherwise and to the extent explicitly set forth in a Related Agreement, the Parties hereby irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or, if subject matter jurisdiction in that court is not available, in the state courts of New York located in the borough of Manhattan) over any dispute arising out of or relating to this Agreement, any Related Agreement or any agreement or instrument contemplated hereby or thereby or entered into in connection herewith or therewith or any of the Contemplated Transactions. Each Party hereby irrevocably agrees that all claims in respect of such dispute or proceeding will be heard and determined in such courts (and the courts hearing appeals from such courts). The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum in connection therewith. Each of the Parties agrees that service of process upon it may be effectuated in connection with the any dispute arising out of or relating to this Agreement, any Related Agreement or any agreement or instrument contemplated hereby or thereby at its address specified in Section 12.5. Unless otherwise, and to the extent, explicitly set forth in a Related Agreement, EACH OF THE PARTIES WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY OR ENTERED INTO IN CONNECTION HEREWITH OR THEREWITH OR ANY OF THE CONTEMPLATED TRANSACTIONS.

Section 12.9                             Remedies; Specific Performance.

(a)                                 The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that, prior to the valid termination of this Agreement pursuant to Article X, the Parties shall be entitled, in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity, to an injunction, specific performance and other equitable relief to prevent or restrain breaches, or threatened or imminent breaches, of this Agreement and to enforce specifically the terms and provisions hereof, except as provided in Section 12.9(b) or Section 12.9(c).

(b)                                 Notwithstanding anything to the contrary in Section 12.9(a), it is expressly agreed that Sunoco or NewCo shall be entitled to an injunction, specific performance or other equitable relief, in each case to enforce, or to cause TCG or NewCo to enforce, the terms of the Equity Financing, if, and only if, (i) all of the conditions set forth in Section 9.1 and Section 9.3 have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing), (ii) the Debt Financing and Intermediary Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, (iii) TCG or NewCo fail to complete the Closing in accordance with Section

3.1 and (iv) Sunoco has confirmed in a written notice to TCG and NewCo that if specific performance is granted and the Equity Financing, Debt Financing and Intermediary Financing are funded it intends to consummate the Contemplated Transactions on the terms contemplated by this Agreement.

(c)                                  Notwithstanding anything to the contrary in Section 12.9(a), it is expressly agreed that Sunoco or NewCo shall be entitled to an injunction, specific performance or other equitable relief, in each case to cause TCG or NewCo to enforce the terms of the Debt Financing under the JPM Commitment Letter (or any amendment, modification or replacement thereof), if, and only if, (i) all of the conditions set forth in Section 9.1 and Section 9.3 have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing), (ii) TCG or NewCo fail to complete the Closing in accordance with Section 3.1 and (ii) all of the conditions to the consummation of the Debt Financing or the Intermediary Financing have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing).

(d)                                 Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to this Section 12.9 on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement when available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when available pursuant to this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(e)                                  The Parties hereto agree that the commencement of any Proceeding pursuant to this Section 12.9 shall not restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of this Agreement or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 12.10           Time of the Essence. Time is of the essence in the performance of this Agreement in all respects. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 12.11           Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including facsimile and electronic transmission counterparts), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties. Until and unless each Party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.12           No Presumption Against Drafting Party. Each Party has fully participated in the negotiation and drafting of this Agreement. If an ambiguity, question or intent or question of interpretation arises, this Agreement must be construed as if drafted jointly, and there must not be any presumption, inference or conclusion drawn against any Party by virtue of the fact that its representative has authored this Agreement or any portion hereof.

*              *              *              *              *

IN WITNESS WHEREOF, the undersigned Parties have duly executed this Agreement effective as of the date first written above.

SUNOCO, INC.

By:	/s/ Michael J. Colavita
Name:	Michael J. Colavita
Title:	Vice President and Interim Chief Financial Officer

CARLYLE PES, L.L.C.

By: CARLYLE US EQUITY OPPORTUNITY FUND, L.P.
Its: Managing Member

By: Carlyle Equity Opportunity GP, L.P., its general partner
By: Carlyle Equity Opportunity GP, L.L.C., its general partner

	By:	/s/ Rodney Cohen
	Name:	Rodney Cohen
	Title:	Managing Director

By: CARLYLE ENERGY MEZZANINE OPPORTUNITIES FUND, L.P.
Its: Managing Member

By: CEMOF General Partner, L.P., its general partner
By: TC Group CEMOF, L.L.C., its general partner

	By:	/s/ Rahul Culas
	Name:	Rahul Culas
	Title:	Managing Director

Signature Page to Refining Contribution Agreement

PHILADELPHIA ENERGY SOLUTIONS LLC

BY: SUNOCO, INC.
Its: Managing Member

By:	/s/ Michael J. Colavita
Name:	Michael J. Colavita
Title:	Vice President and Interim Chief Financial Officer

CARLYLE U.S. EQUITY OPPORTUNITY FUND, L.P.
Its: Managing Member

By: Carlyle Equity Opportunity GP, L.P., its general partner
By: Carlyle Equity Opportunity GP, L.L.C., its general partner

By:	/s/ Rodney Cohen
Name:	Rodney Cohen
Title:	Managing Director

CEOF COINVESTMENT, L.P.
Its: Managing Member

By: Carlyle Equity Opportunity GP, L.P., its general partner
By: Carlyle Equity Opportunity GP, L.L.C., its general partner

By:	/s/ Rodney Cohen
Name:	Rodney Cohen
Title:	Managing Director

Signature Page to Refining Contribution Agreement